Exhibit 10.9
TRIPLE NET SPACE LEASE
(SINGLE-TENANT)
between
3045 PARK PROPERTY LLC,
a California limited liability company,
as
LANDLORD
and
TRIPACTIONS, INC.,
a Delaware corporation,
as
TENANT
for
PREMISES
At
3045 Park Boulevard
PALO ALTO, CALIFORNIA

This Triple Net Space Lease (Single Tenant) (the “Lease”), dated as of the Effective Date first written in the Summary of Basic Lease Information set forth in Article I below (the “Summary”), is made by and between 3045 PARK PROPERTY LLC, a California limited liability company (“Landlord”), and TRIPACTIONS, INC., a Delaware corporation (“Tenant”).
ARTICLE I
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
Effective Date:	June 24, 2022

Premises (Article II)

Premises:
The entire two (2) story building located at 3045 Park Boulevard in Palo Alto, California containing an agreed upon 31,582 square feet of Rentable Area (as defined in Section 2.01 below) and shown on Exhibit A attached hereto.

Building:
The entire two (2) story building located at 3045 Park Boulevard in Palo Alto, California containing an agreed upon 31,582 square feet of Rentable Area (as defined in Section 2.01 below) and shown on Exhibit A attached hereto.

Project:
The Project, once constructed, will consist of the Building and the related real property more particularly described in Exhibit A attached hereto. The Project also includes any current or future additional surface parking lots and above or below ground parking structures thereon or therein (collectively, the “Parking Facilities”). The Project is commonly referred to as “3045 Park Boulevard” and is depicted in Exhibit A.

Parking Spaces (Section 2.03):
All of the parking spaces at the Project and Parking Facilities, which includes, as of the Effective Date, 116 parking spaces (which is based on four (4) non- exclusive parking spaces per one thousand (1,000) square feet of gross measured areas as determined pursuant to the City of Palo Alto project approvals within the Premises), subject to the terms of Section 2.03 below.

Lease Term (Article III)

Commencement Date:
The later of (i) date upon which Landlord delivers the Premises to Tenant in the condition required by the Lease, including with all of the work (the “Landlord’s Work”) described in Schedule 1 attached hereto Substantially Complete and with the “Landlord’s FF&E” shown on Schedule 2 attached hereto removed from the Premises, subject to adjustment for Tenant Delays as is provided for in Schedule 1 to this Lease, and (ii) August 1, 2022.

TERMS OF LEASE	DESCRIPTION

Expiration Date:	The last day of the one hundred twentieth (120th) full month after the Commencement Date.

Option(s) to Extend:
Tenant is given two (2) options to extend the Lease Term (each, an “Option to Extend”) for a period of eighty-four (84) months each (each, an “Extended Term”) immediately following the date on which the initial Lease Term or the first Extended Term, as relevant, would otherwise expire.

Base Rent (Section 4.01):	Lease Months	Total SF	Rent psf/mo.	Monthly Rent

	1 - 9	31,582	$0.00	$0.00
	10 - 12	31,582	$8.75	$276,342.50
	13 - 24	31,582	$9.01	$284,632.78
	25 - 36	31,582	$9.28	$293,171.76
	37 - 48	31,582	$9.56	$301,966.91
	49 - 60	31,582	$9.85	$311,025.92
	61 - 72	31,582	$10.14	$320,356.70
	73 - 84	31,582	$10.45	$329,967.40
	85 - 96	31,582	$10.76	$339,866.42
	97 - 108	31,582	$11.08	$350,062.41
	109 - 120	31,582	$11.42	$360,564.28

	*Subject to the Base Rent Abatement Period provisions described in Section 4.02 below

Tenant’s Share (Section 4.05):	One Hundred percent (100%)

Security Deposit (Section 4.07):	Letter of Credit in the amount of Base Rent due hereunder for months ten (10) through eighteen (18) of the Lease Term (i.e., Two Million Five Hundred Thirty-Six Thousand Eight Hundred Twenty-Four and 18/100 Dollars ($2,536,824.18))

Permitted Use (Article V):	General office, research and development of products, and other related uses allowed by Applicable Laws.

Broker (Section 17.23):	Landlord’s Broker: Newmark Cornish & Carey (Phil Mahoney and Howie Dallmar) Tenant’s Broker: T3 Advisors (David Bergeron and Bo McNally)

ARTICLE II
PREMISES
Section 2.01    Demise of Premises
Landlord hereby leases to Tenant and Tenant leases from Landlord for the Lease Term (as defined in Section 3.01 below), at the rental, and upon all of the terms and conditions set forth herein, certain premises described in the Summary (the “Premises”), which Premises currently comprises all of that certain building described in the Summary (the “Building”) on real property situated at 3045 Park Boulevard in the City of Palo Alto, County of Santa Clara, State of California and commonly known as 3045 Park Boulevard. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease, to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed by Tenant and that this Lease is made upon the condition of such performance. The Premises are more particularly described and depicted herein in Exhibit A. Subject to the terms and conditions of this Lease, Landlord reserves the right to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings) for cabling, wiring, pipes and other elements of the Building System (as defined in Section 6.01(a) below). The rentable square footage of the Premises and Building (the “Rentable Area”) has been determined and certified by Landlord’s architect by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of the Building. Subject to Applicable Laws (as defined in Section 5.02 below), emergencies and force majeure events, Landlord acknowledges and agrees that Tenant, its employees, agents, and invitees shall have access to the Premises and the Building twenty-four (24) hours a day, seven (7) days a week.
Section 2.02    Common Area
During the Lease Term, Tenant shall have the non-exclusive right to use the Common Area (as defined below). Landlord reserves the right, in its sole discretion, to modify the Common Area (including, without limitation, increasing or reducing the size thereof, adding or removing Project structures, facilities or other improvements, or changing the use, configuration and elements thereof), and to close or restrict access of certain areas from time to time for repair, maintenance or construction or to prevent a dedication thereof; provided that (i) Tenant nevertheless shall have direct access to the Premises (including access through the lobby of the Building and the elevators of the Building) and to Parking Facilities serving the Building, and (ii) any such modifications, when completed, shall not unreasonably interfere with or restrict Tenant’s access to or possession or use of the Premises or the visibility of Tenant’s Signage (as defined in Section 17.15(a) below). Landlord further reserves the right to establish, repeal and amend from time to time reasonable rules and regulations for the use of the Common Area and to grant easements or other rights to use the Common Area to others; provided, however, that (A) no amendment to the rules and regulations shall (I) unreasonably interfere with or restrict

Tenant’s access to or possession or use of the Premises, (II) be binding until Tenant has received at least ten (10) Business Days’ prior written notice of such rules and regulations, (III) apply retroactively, or (IV) materially increase Tenant’s obligations or materially decrease Tenant’s rights under the Lease; and (B) to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such Common Area rules and regulations, this Lease shall control. The “Common Area” consists of all landscaping, sidewalks, walkways, driveways, curbs, Parking Facilities (including striping), roadways within the Project, sprinkler systems, lighting, surface water drainage systems, as well as additional or different facilities as Landlord may from time to time designate or install or make available for the use by Tenant in common with others.
Section 2.03    Parking
Throughout the Lease Term, Landlord shall provide Tenant with the number of parking spaces in the Parking Facilities set forth in the Summary applicable to such time period on an exclusive basis (“Tenant’s Parking Allocation”). Tenant’s Parking Allocation shall include a mixture of surface and underground parking. Landlord shall have no liability for the use of any such parking spaces by anyone (besides Landlord) other than Tenant or Tenant’s visitors. In the event Landlord is required by any law to limit or control parking at the Building or the Project, whether by validation of parking tickets or any other method of assessment, Tenant, at its cost, agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord. Tenant shall pay no monthly or “per space” fee for the Parking Facilities and except as otherwise expressly provided herein, all costs and expenses associated with Parking Facilities serving the Project shall be included in Operating Expenses. The Parking Facilities include six (6) parking stalls served by dual-head electric vehicle charging stations and appurtenances related thereto and twenty-nine (29) conduit-equipped only locations for future EV charging equipment (each, an “EV Charging Station”, and collectively, the “EV Charging Stations”). Tenant may, at Tenant’s sole expense, perform the installation of wiring and EV Charging Stations to cause certain other parking spaces within the Parking Facilities reasonably designated by Landlord to be ready for use by electric vehicles, and Tenant shall pay the actual cost charged by the applicable utility to power the EV Charging Stations installed by Tenant. Tenant shall be obligated to maintain and manage the use of any and all EV Charging Stations installed at the Project. Any parking spaces that incorporate EV Charging Stations for Tenant’s exclusive use shall be included within Tenant’s Parking Allocation and shall not result in any obligation of Landlord to provide any additional parking spaces to Tenant. Tenant shall have the exclusive use of all EV Charging Stations and parking spaces within the Parking Facilities at any time that Tenant is the sole tenant of the Project. Upon the expiration or earlier termination of this Lease, Tenant shall remove some or all of any EV Charging Stations installed by Tenant, as directed by Landlord, and return the relevant area to the condition in which it existed prior to installation of such EV Charging Station(s). Landlord acknowledges that Tenant may seek to institute additional commercially reasonable programs for the efficient use of Tenant’s Parking Allocation, including, but not limited to, the installation of signs or other identification of certain parking spaces as exclusive for certain staff or visitors (which shall be performed at Tenant’s sole expense) and valet parking and other alternative strategies for efficient parking (“Tenant’s Parking Programs”). Landlord agrees to cooperate with Tenant in good faith to review and assist in the implementation of Tenant’s Parking Programs, so long as Tenant’s Parking Programs do not: (a) result in the violation of any Applicable Laws or Private Restrictions, (b) restrict the use of any areas designated for emergency access or fire safety corridors or other easements to third parties, (c) reduce the amount of parking available to tenants of the Project below the amount of parking spaces which are required by Applicable Laws for the lawful occupancy of the space then leased by such tenant, (d) result in any additional expense to Landlord, unless such expense is paid exclusively by Tenant, either directly to Landlord or as Operating Expenses, or (e) result in any additional liability whatsoever of Landlord to any third party which results solely from Landlord’s consent to or cooperation with Tenant’s Parking Program or Tenant’s implementation of Tenant’s Parking Program
ARTICLE III
TERM
Section 3.01    Lease Term
The term of this Lease (the “Lease Term”) shall commence on the Commencement Date set forth in the Summary, and shall expire, unless sooner terminated as provided for herein, on the Expiration Date set forth in the Summary (the “Expiration Date”), Within thirty (30) days following the Commencement Date, Landlord and Tenant shall execute and deliver a Memorandum of Commencement of Lease Term substantially in the form attached hereto as Exhibit B as a confirmation of the information set forth therein.
Section 3.02    Options to Extend
(a)    Exercise.
The Options to Extend set forth in the Summary may be exercised by Tenant, if at all, only by delivery of irrevocable written notice (the “Option Notice”) to Landlord given not more than twelve (12) months nor less than nine (9) months prior to the end of the initial Lease Term or previous Extended Term, as applicable; provided, however, if, as of the date of delivery of the Option Notice or any day thereafter on or before the last day of the initial Lease Term or then-existing Extended Term, as applicable, Tenant (i) has received a written notice from Landlord that Tenant is in default under this Lease and such default remains uncured, (ii) has assigned this Lease to anyone other than an Affiliate (as defined in Section 11.02 below), (iii) is currently subletting more than fifty percent (50%) of the Premises to anyone other than an Affiliate, or (iv) has previously been delivered a notice of default under this Lease from Landlord that involves a monetary or a material non-monetary default three (3) or more times, then, at the sole option of Landlord, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term or then-existing Extended Term, if not sooner terminated. Furthermore, it is understood and agreed that the Options to Extend contemplated in this Section 3.02 are personal to the originally named Tenant and any Affiliate and are not transferable without the prior written consent of Landlord.

(b)    Extended Term Rent.
In the event Tenant exercises an Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply during such Extended Term, except that the Base Rent (as defined in Section 4.01 below) payable by Tenant during such Extended Term shall be equal to one hundred percent (100%) of Fair Market Rent (as defined below), as determined pursuant to Section 3.02(e) below. “Fair Market Rent” shall equal to the annual rent per rentable square foot (including Additional Rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the relevant Extended Term) are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 3.02(b) below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space including without limitation, any free rent construction periods; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; (d) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (e) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Market Rent shall additionally include a determination as to whether, and if so to what extent, an adjustment (which could constitute an increase or decrease) to the Letter of Credit Security should be made for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during such Extended Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building and those other office buildings located near the Building and those other office buildings located in the greater Palo Alto ‒ Menlo Park office market.

(c)    Determination of Fair Market Rent.
(i)    Negotiation.
If Tenant timely and properly exercises an Option to Extend, then, within the first thirty (30) days following the date of delivery of the Option Notice (the “Negotiation Period”), the parties shall meet in good faith to negotiate the Base Rent for the Premises during the relevant Extended Term. If, during the Negotiation Period, the parties agree on the Base Rent for the Premises during the relevant Extended Term, then such agreed amount shall be the Base Rent payable by Tenant during the relevant Extended Term.
(ii)    Arbitration.
In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing and engage an appraiser to make this determination. Each appraiser designated shall be either a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of Comparable Buildings. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the relevant Extended Term. Within five (5) Business Days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser. The third similarly qualified appraiser shall not have worked in any capacity for either party over the immediately preceding five (5) year period. Within thirty (30) days after their appointment, each of the two appraisers appointed by the parties shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the relevant Extended Term; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser. The third appraiser shall, within ten (10) days following receipt of such submissions, then determine which of the two appraisers’ determinations most closely reflects Fair Market Rent. The determination selected by the third appraiser shall be deemed to be the Fair Market Rent for the Premises during the relevant Extended Term. The third appraiser shall have no rights to adjust, amend or otherwise alter the determinations made by the appraisers selected by the parties, but must select one or the other of such appraisers’ submissions. The determination selected by the third appraiser’s determination shall be final and binding upon the parties. Said third appraiser shall, upon selecting the determination which most closely resembles Fair Market Rent, concurrently notify both parties hereto in writing. Each party shall be solely responsible to pay the fees and costs of the appraiser that it appointed and the parties shall share the fees and costs of the third appraiser equally. If the relevant Extended Term begins prior to the determination of Fair Market Rent, Tenant shall pay monthly installments of Base Rent equal to one hundred three percent (103%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term or then-existing Extended Term, as relevant. Once a determination is made, any over payment or under payment of Base Rent by Tenant shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due.

ARTICLE IV
RENT; TRIPLE NET LEASE
Section 4.01    Base Rent
Commencing on the Commencement Date and continuing throughout the Lease Term (except as otherwise provided for in Sections 8.01(a), 10.01(b) and 13.02 and during the Base Rent Abatement Period described in Section 4.02 below), Tenant shall pay to Landlord, without prior notice or demand, base rent (“Base Rent”) as set forth in the Summary, which shall be payable in monthly installments, in advance, on or before the first day of each calendar month of the Lease Term. In the event that any month in the Lease Term begins on a day other than the first (1st) day of a month, the Base Rent and Additional Rent (as defined in Section 4.04 below) for such month shall be multiplied by a fraction, the numerator of which shall be the number of days in such month during the Lease Term and the denominator of which shall be number of days in such calendar month (e.g., if the Lease Term commences September 14, the fraction for such month shall be 17/30). Notwithstanding the foregoing, upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Base Rent for the tenth (10th) month of the Lease Term (which is $276,342.50), together with Landlord’s estimate of Additional Rent due hereunder for the first (1st) month of the Lease Term (the “Initial Rent”).
Section 4.02    Base Rent Abatement Period
Notwithstanding anything herein to the contrary, Landlord and Tenant acknowledge and agree that Tenant shall not pay Base Rent hereunder during the first nine (9) months of the Lease Term (the “Base Rent Abatement Period”), as is shown in the “Base Rent” portion of the Summary; provided, however, that if at any time during the Lease Term Tenant is in default under the terms of this Lease (beyond any applicable notice and cure periods provided for herein), and, as a result thereof, Landlord terminates this Lease and seeks damages from Tenant pursuant to the terms of California Civil Code Section 1951.2 or as is otherwise permitted by law and the terms of this Lease, then Landlord may seek from Tenant, in addition to any other damages available to Landlord pursuant to this Lease, an amount equal to the Unamortized Base Rent Abatement Amount. As used herein, the term Unamortized Base Rent Abatement Amount shall be calculated by taking the total amount of the Base Rent that is excused hereunder during the Base Rent Abatement Period and amortizing such amount over the entire length of the Lease Term or the then-existing Extended Term, as relevant. The “Unamortized Base Rent Amount” shall mean the portion of such amortized amount attributable to the time period between the date of the default giving rise to such termination and the Expiration Date of the Lease or end of the then applicable Extended Term, as relevant.
Section 4.03    Payment of Rent
This Lease is what is commonly called an “Absolute Triple Net Lease,” it being understood that, except where and to the extent that Base Rent and/or Additional Rent is waived or abated by Landlord under the express terms of this Lease, Landlord shall receive the Base Rent set forth in Section 4.01 free and clear of, and in addition to, any and all expenses, costs, impositions, taxes, assessments, liens or charges payable by Tenant pursuant to this Lease.

Tenant shall pay all Rent in lawful money of the United States of America to Landlord at the notice address stated herein or to such other persons or at such other places as Landlord may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever, except as provided in Sections 4.02, 8.01(a), 10.01(b) and 13.02 of this Lease. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease, except as herein expressly provided, including in Section 4.02 above, Section 10.01(b) below, and Articles VIII and XIII concerning destruction and condemnation. Any present or future law to the contrary shall not alter this agreement of the parties.
Section 4.04    Additional Rent
In addition to the Base Rent referenced in Section 4.01 above, commencing on the Commencement Date and continuing throughout the Lease Term, except as waived or abated by Landlord under the express terms of this Lease, Tenant shall pay (i) Tenant’s Share of Operating Expenses (as defined in Section 4.05(a) below); (ii) Tenant’s Share of Insurance Expenses (as defined in Section 4.05(a) below); (iii) Tenant’s Share of Real Estate Taxes (as defined in Section 4.05(a) below); and (iv) a management fee (the “Management Fee”), payable on a monthly basis, in advance, at the same time and in the same manner applicable to monthly installments of Base Rent, in an amount equal to three percent (3%) of the then applicable monthly installment of Base Rent (for the purposes of this Section 4.04, the Base Rent due hereunder for each month during the Base Rent Abatement Period of the Lease Term shall be deemed to be Two Hundred Seventy- Six Thousand Three Hundred Forty-Two and 50/100 Dollars ($276,342.50) per month). All of the foregoing payments, together with any and all other amounts (other than Base Rent), whether or not contemplated, payable by Tenant pursuant to the terms of this Lease are referred to herein, collectively, as “Additional Rent,” and Base Rent and Additional Rent are referred to herein, collectively, as “Rent.”
Section 4.05    Operating Expenses; Insurance Expenses; Real Estate Taxes
(a)    Definitions
“Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature (other than Insurance Expenses and Real Estate Taxes) which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or in connection with the operation, management, maintenance, security, repair, replacement and restoration of (1) the Project and (2) the Building, or any portion thereof, including the Common Area, in accordance with sound real estate management accounting principles, consistently applied, it being agreed that Landlord’s recovery of Operating Expenses shall be without any component of profit or other mark-up to Landlord (except as expressly permitted in this Lease). For purposes of clarification, any given type of Operating Expense shall be included either as paid or as accrued during an Expense Year (but not both as paid and as accrued) and such manner of accounting as to such type of Operating Expense shall be maintained consistently throughout the Lease Term. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:
(i)    With respect to the Project, any and all costs and expenses charged to Landlord as owner of the Project (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part as of the Effective Date for the operating, cleaning, lighting, maintaining, repairing and replacing all improvements and elements within the Common Area of the Project (including, without limitation, light poles and fixtures, storm and sanitary sewers, Parking Facilities, driveways and roads); and
(ii)    With respect to the Building (or any portion thereof) or the Project to the extent such costs are incurred by Landlord and not otherwise included pursuant to item (i) above, all costs and expenses of cleaning, lighting, maintaining, repairing and replacing all improvements and elements (including, without limitation, light poles and fixtures, Parking Facilities, driveways and roads, storm and sanitary systems; costs of removal of trash, rubbish, garbage and other refuse; costs of painting of exterior and interior walls; costs of removal of graffiti; costs of maintaining landscaping; costs of providing security systems and personnel to the extent Landlord determines in its reasonable discretion to do so; fire protection and fire hydrant charges (including fire protection system signaling devices now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Building or the Project; costs of supplies, tools and materials used exclusively in the operation and maintenance of the Building or the Project and the Common Area; the cost (or the reasonable depreciation of the cost) of equipment used in the operation and maintenance of the Building or the Project and the Common Area (which shall be expensed or amortized, respectively, by Landlord over its useful life using commercial real estate management principles, consistently applied) and rent paid for leasing any such equipment; reasonable cost of on-site or off-site space for the storage of any and all items used in conjunction with the operation, management, maintenance and repair of the Project or Building or (including, without limitation, tools, machinery, records, decorations, tables, benches, supplies and meters); the cost of making all improvements which are intended to reduce Operating Expenses or to increase public safety as required by any Applicable Laws (but only to the extent of such savings over the Lease Term), or improvements which may be then required by governmental authority, laws, statutes, ordinances and/or regulations; the cost of all licenses, certificates, permits and inspections (other than inspections related to the inspection of the build-out of any space leased to tenants of the Project); the reasonable cost of contesting any governmental enactments which may affect Operating Expenses provided any reduction in Operating Expenses during the Lease Term shall be passed through to Tenant; reasonable costs incurred to comply with any transportation demand management program, any present or anticipated conservation program or any other required governmental program; payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building or the Project; costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Real Estate Taxes hereunder; total compensation and benefits (including premiums for workers’ compensation and other insurance, except to the extent such premiums are included in Insurance Expenses) paid to or on behalf of Landlord’s employees, agents, consultants and contractors below the grade of building manager, including, without limitation, full or part time on-site management or maintenance personnel.
(iii)    Notwithstanding the foregoing, or any other provision in this Lease to the contrary, Operating Expenses shall exclude the following:
1.    Attorneys’ fees, leasing commissions and other expenses incurred in connection with lease negotiations or disputes with Project tenants or prospective tenants;
2.    Costs, including permit, license and inspection costs, and any allowances or other tenant improvement concessions, incurred or provided with respect to the design, construction and/or installation of tenant improvements made for other tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project;
3.    Repairs or work paid from insurance, condemnation or warranty proceeds, or other costs for which Landlord is reimbursed by a third party or a tenant of the Project (other than by means of an Operating Expense reimbursement provision);
4.    To the extent the Landlord’s Work or Common Area is not in compliance with Applicable Laws as of the date Landlord received a construction permit for the work in question, the costs of bringing the Landlord’s Work or Common Area into compliance with Applicable Laws as of the date such construction permit was received;
5.    Penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Project except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation;
6.    Overhead and profit paid to Landlord or its affiliated, subsidiaries or parent entities for goods and/or services in the Building or Project, to the extent the same exceeds the costs which would be incurred for the same if provided by unaffiliated third parties on a competitive basis;
7.    The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building or Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Building or Project; provided that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;
8.    Costs reasonably attributable to any commercial concession in the Project that is not available to Tenant free of charge or on a subsidized basis;
9.    Marketing, advertising and promotional expenditures;

10.    Debt service, origination or prepayment fees and other costs associated with mortgages, or any ground lease rent;
11.    Reserves of any kind;
12.    Principal payments, late charges, penalties, liquidated damages, bad-debt expenses, interest, amortization or other payments on mortgages, or ground lease payments, if any;
13.    Costs of correcting defects in the Building and the Common Area of the Project, or the equipment used therein and the replacement of defective equipment to the extent such costs are reimbursed by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord, except that conditions resulting from ordinary wear and tear will not be deemed defects for the purpose of this category;
14.    Costs arising from Landlord’s charitable or political contributions;
15.    Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and/or maintenance of the Premises, Building or Project, including costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building or Project and costs incurred in disputes between Landlord and its employees, managers, or other tenants or occupants;
16.    Costs incurred to remove, remedy, contain or treat any Hazardous Materials (as defined in Section 17.21(a) below), except to the extent that such costs arise in the ordinary course of ordinary maintenance of an office building campus or result from the acts or omissions of Tenant or any of Tenant’s Parties (as defined in Section 7.07 below); provided, however, that nothing herein shall be deemed to modify or lessen the obligations of Tenant pursuant to Section 17.21 of this Lease;
17.    Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be capital improvements, except for: (i) expenses in connection with making repairs on or keeping Buildings Systems in operation while repairs are being made and (ii) costs of equipment not affixed to the Building that is used in providing janitorial or similar service;
18.    Any costs recovered by Landlord to the extent such cost recovery allows Landlord to recover more than 100% of Operating Expenses, or which would duplicate or otherwise result in double reimbursement to Landlord for a single expenditure made by Landlord;
19.    Costs for which any tenant directly contracts with local providers, costs for which Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and expenses in connection with services or other benefits not offered to Tenant or for which Tenant is charged directly but are provided to another tenant or occupant of the Project without a separate charge;
20.    Depreciation of the Building or other improvements;

21.    Damage and repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, contractors, agents or invitees;
22.    Insurance Expenses; and
23.    Real Estate Taxes.
Notwithstanding the above or any provision to the contrary set forth in this Lease, if Tenant’s Share of the cost of any capital expenditure made by Landlord to the Project exceeds fifty cents ($0.50) per square foot of Rentable Area in the Premises (an “Amortized Capital Expense”) (which amount is subject to increase on each anniversary of the Rent Commencement Date by an amount equal to the then-annual increase in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, “All Items” for All Urban Consumers in the San Francisco, Oakland, San Jose metropolitan area (1982-1984 = 100) (the “CPI”)), then such cost, together with interest thereon at an interest rate equal to the Agreed Rate, shall be amortized over its useful life, and the amount includible in Operating Expenses for any month shall be limited to the monthly amortized cost thereof. Landlord may include the total amount of Tenant’s Share of any capital expenditure which is less than an Amortized Capital Expense in the Expense Year in which such capital expenditure is incurred. Notwithstanding the foregoing, for any capital expenditure which is intended to, and does in fact, reduce Operating Expenses, the recovery/payback period shall be reasonably determined by Landlord in accordance with generally accepted accounting practices and such annual amount included in Operating Expenses shall not exceed the amount of Operating Expenses reasonably anticipated to be saved in each calendar year throughout the Lease Term (as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce Operating Expenses).
“Insurance Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or with respect to insurance carried by Landlord in connection with the Building or the Project, pursuant to Sections 7.01 and 7.03 below.
“Real Estate Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any calendar year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Refunds of Real Estate Expenses shall be credited against Real Estate Expenses incurred during the Lease Term and refunded to Tenant regardless of when received. Notwithstanding anything to the contrary contained herein, “Real Estate Taxes” shall not include: (i) any net income taxes and other taxes to the extent applicable to Landlord’s general or net income, franchise taxes, excess profits taxes, gift taxes, capital stock taxes, or any succession, estate or inheritance taxes of Landlord; or (ii) any penalties, interest, or other charges imposed as a result of Landlord’s late payment or non-payment of any Real Estate Taxes unless such failure is a direct result of Tenant’s failure to pay Real Estate Taxes to Landlord as and when due hereunder. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Real Estate Taxes and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute a default by Tenant. Tenant may request from Landlord whether or not Landlord intends to file an appeal of any portion of Real Estate Taxes which are appealable by Landlord (the “Appealable Real Estate Taxes”) for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Real Estate Taxes for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Real Estate Taxes, then Tenant may provide Landlord with written notice (“Appeals Notice”) at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal. Upon receipt of the Appeals Notice, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Real Estate Taxes for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Real Estate Taxes and passed through to the tenants of the Building. Alternatively, if the appeal does not result in a reduction of Real Estate Taxes for such tax fiscal year or if the reduction of Real Estate Taxes is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to request an appeal of the applicable Real Estate Taxes for such tax fiscal year. In addition, Tenant’s obligations to reimburse Landlord for the costs of the appeal pursuant to this Section 4.05(a) shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease. Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Real Estate Taxes.
“Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, but not more than once during any twelve (12) month period, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Insurance Expenses and Real Property Taxes shall be equitably adjusted for any Expense Year involved in any such change.

(b)    Tenant’s Share
For purposes hereof, “Tenant’s Share” shall mean the percentage derived by the quotient of the then-existing Rentable Area of the Premises divided by the Rentable Area of the Building. Landlord and Tenant acknowledge and agree that Tenant’s Share shall be the percentages set forth in the Summary. Notwithstanding the foregoing, Tenant’s Share shall be subject to increase or reduction, based upon any increase or reduction in the Rentable Area of the Building or the Premises.
(c)    Payment
Commencing on the Commencement Date, and continuing through the Lease Term, Tenant shall pay, on the first day of each calendar month, monthly installments of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes in amounts set forth in a written estimate by Landlord. Landlord shall have the right to revise its estimate from time to time (but not more than once during a particular calendar year) and, commencing with Tenant’s next installment of Base Rent due, Tenant thereafter shall pay such amounts set forth in such revised estimate (which may include an additional monthly amount based upon any shortfall in Landlord’s previous estimate). Landlord shall endeavor to furnish to Tenant a statement (hereinafter referred to as “Landlord’s Statement”), within one hundred twenty (120) days after the end of each calendar year, which shall set forth the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year. In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year exceed the estimated amounts paid by Tenant with respect to each of Tenant’s Share during such preceding calendar year, then Tenant shall pay to Landlord, as Additional Rent, the entire amount of such excess within thirty (30) days after receipt of Landlord’s Statement. In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year are less than the estimated amounts paid by Tenant with respect to each of Tenant’s Shares during such preceding calendar year, then Landlord shall apply such difference as a credit to Additional Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Landlord, then Landlord shall remit to Tenant the amount of such excess within thirty (30) days of the expiration or earlier termination of the Lease, which obligation shall survive the expiration or earlier termination of the Lease Term). Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for the ensuing estimation period shall be adjusted upward or downward based upon Landlord’s Statement. The provisions of this Section 4.05(c) shall survive the expiration or earlier termination of the Lease Term; provided, however, in no event shall Tenant be responsible for Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and/or Tenant’s Share of Real Estate Taxes attributable to any calendar year which are first billed to Tenant more than twelve (12) months after the expiration or earlier termination of the Lease Term.

Section 4.06    Tenant’s Right to Review Supporting Data
(a)    Exercise of Right by Tenant
Provided Tenant has not received written notice of a Tenant default from Landlord under this Lease and such default has not yet been cured, and provided further that Tenant complies with the provisions of this Section 4.06, Tenant shall have the right to reasonably review supporting data for any portion of a Landlord’s Statement that Tenant claims is incorrect. In order for Tenant to exercise its right under this Section 4.06, Tenant shall, within one hundred eighty days (180) after any Landlord’s Statement is received, deliver a written notice (the “Audit Notice”) to Landlord specifying the portions of such Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in such Landlord’s Statement if such amounts have not previously been paid. Except as expressly set forth in Section 4.06(c) below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease, including, without limitation, Tenant’s obligation to make all Base Rent payments and all payments of Additional Rent pending the completion of, and regardless of the results of, any review under this Section 4.06. The right to review granted to Tenant under this Section 4.06 may only be exercised once for any Landlord’s Statement.
(b)    Procedures for Review
Tenant agrees that any review of supporting data under this Section shall occur at such location at which Landlord’s records for the Building or the Project are then located; provided that such location shall be in and around the San Francisco Bay Area. Landlord shall provide access to its records within thirty (30) days after Tenant’s delivery of its Audit Notice, and any review and audit of the supporting data under this Section 4.06 shall occur at such location (in the San Francisco Bay Area) and at such time during Landlord’s normal business hours on such days (“Access Days”) during the thirty (30) day period after Tenant’s delivery of its Audit Notice as Landlord shall reasonably designate (the “Review Period”). Except as expressly provided herein, any review to be conducted by Tenant under this Section 4.06 shall be at the sole expense of Tenant and shall be conducted by a firm of certified public accountants of national or regional standing, on a non-contingency fee basis. Tenant acknowledges and agrees that any supporting data reviewed under this Section 4.06 shall constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review and the management of Tenant who receive the results of the review. Except (i) to the extent required by law, (ii) in connection with any legal proceeding concerning this Lease, or (iii) to the extent such information or results are otherwise publicly available, the disclosure of such information or results of the review to any other person, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease. Tenant shall deliver the results of its audit and review (“Audit Report”) to Landlord within the thirty (30) day period after the last Access Day designated by Landlord. If the amount Tenant paid has been overstated by more than five percent (5%) of the amount set forth in Landlord’s Statement during any calendar year, then Landlord shall reimburse Tenant for the costs incurred by Tenant in preparing such Audit Report. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of Additional Rent or, if the Lease has terminated or expired, in cash within thirty (30) days after the determination of underpayment is delivered to Tenant. In addition, if the amount Tenant paid has been understated by more than five percent (5%) of the amount set forth in Landlord’s Statement during any calendar year, then Tenant shall reimburse Landlord for the costs incurred by Landlord in responding to such Audit Report. Except as set forth above, each party shall pay all the costs, and expenses of its chosen accounting firm and one half of the costs and expenses of the independent accountant, if any.
(c)    Resolution of Disputes Regarding Operating Expenses, Insurance Expenses and Real Estate Taxes
Any errors disclosed by the Audit Report under this Section shall be promptly corrected (in which case Landlord will provide a revised Landlord’s Statement to reflect the results of the Audit Report within fifteen (15) days after receipt of Tenant’s Audit Report), provided that Landlord at its sole cost shall have the right to cause another review of the supporting data to be made by a firm of certified public accountants of national or regional standing, on a non- contingency fee basis by notice (“Notice of Final Accounting Review”) given to Tenant within such 15-day period, and with Landlord’s audit completed within 60 days after receipt of the Audit Report. In the event of a disagreement between the two accounting firms, the two accounting firms shall promptly agree on a third independent accountant who shall decide each item of disagreement and whose decision shall be deemed to be correct, final and binding on both Landlord and Tenant (“Final Accounting”). If the two accounting firms fail to select the independent accountant within thirty (30) days after Landlord’s accounting firm completes its review, Landlord or Tenant may apply to the presiding judge of the Superior Court to appoint such independent accountant. If the audit and review process described above results in a determination that Tenant has overpaid obligations for a preceding period, the amount of such overpayment plus interest at the Agreed Rate (as defined in Section 17.02 below) shall be credited against Tenant’s subsequent installment obligations to pay its share of rent or, if the Lease has terminated or expired, paid in cash to Tenant within thirty (30) days after the determination of overpayment is delivered to Landlord. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of Additional Rent or, if the Lease has terminated or expired, in cash within thirty (30) days after the determination of underpayment is delivered to Tenant. Each party shall pay all the costs, and expenses of its chosen accounting firm and one half of the costs and expenses of the independent accountant, if any; provided, however, if the Final Accounting shows that Landlord’s calculation of Operating Expenses, Insurance Expenses and/or Real Estate Taxes in Landlord’s Statement being audited were overstated by more than three percent (3%), then Landlord shall pay the costs and expenses of the audit and review for the Final Accounting and Tenant’s audit. If the Final Accounting shows that Landlord’s calculation of Operating Expenses, Insurance Expenses and/or Real Estate Taxes in Landlord’s Statement being audited were understated by more than three percent (3%), then Tenant shall pay the costs and expenses of the audit and review for the Final Accounting and Landlord’s audit. The payment by Tenant of any amounts pursuant to this

Article IV shall not preclude Tenant from questioning, during the Review Period, the correctness of the particular Landlord’s Statement in question provided by Landlord.
(d)    Effect of Tenant’s Default
In the event that Landlord provides Tenant with written notice that Tenant is in default of its obligations under this Lease at any time during the pendency of a review of records under this Section 4.06, said right to review shall immediately cease until such default is cured by Tenant.
Section 4.07    Letter of Credit Security
(a)    Deposit of Letter of Credit Security
Tenant shall deposit with Landlord, within ten (10) business days after the full execution and delivery of this Lease to both parties, an unconditional, irrevocable letter of credit (“Letter of Credit”) on a form acceptable to Landlord and, if required, Landlord’s Lender(s), and in favor of Beneficiary, as defined below, in an amount equal to the amount of Base Rent due hereunder for months ten (10) through eighteen (18) of the Lease Term (i.e., Two Million Five Hundred Thirty-Six Thousand Eight Hundred Twenty-Four and 18/100 Dollars ($2,536,824.18) (the “Letter of Credit Security”)). “Beneficiary,” as used herein refers to either: (x) Landlord as beneficiary, or (y) if required by Landlord’s Lender(s), Landlord and Landlord’s Lender(s) as co-beneficiaries under the Letter of Credit Security. The Letter of Credit Security shall: (i) be issued by Wells Fargo Bank N.A. or any other commercial money center bank reasonably satisfactory to Landlord with retail branches in San Francisco, California (the “Issuer”); (ii) be a standby, at-sight, irrevocable letter of credit; (iii) be payable to Beneficiary; (iv) permit multiple, partial draws; (v) provide that any draw on the Letter of Credit Security shall be made upon receipt by the Issuer of a sight draft accompanied by a letter from Landlord stating that Landlord is entitled to draw on the Letter of Credit Security in the amount of such draw pursuant to the provisions of this Lease; (vi) provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than ninety (90) days after the end of the Lease Term; (vii) provide that is governed by the Uniform Customs and Practice for Documentary Credits (2007 revisions) International Chamber of Commerce Publication 600; and (viii) be cancelable if, and only if, Issuer delivers to Beneficiary no less than thirty (30) days advance written notice of Issuer’s intent to cancel. Tenant shall pay all costs, expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit Security. Landlord hereby approves Silicon Valley Bank as an Issuer of the Letter of Credit Security.
(b)    Landlord’s Right to Draw on Letter of Credit Security
The Letter of Credit Security shall be held by Landlord as security for the performance of all of Tenant’s obligations pursuant to this Lease. Landlord shall have the immediate right to draw upon the Letter of Credit Security, in whole or in part and without prior notice to Tenant, other than as required under this Lease, at any time and from time to time: (1) if a default occurs under this Lease (beyond any applicable notice and cure period), or (2) Tenant either files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Tenant by an entity or entities other than Landlord, under 11 U.S.C. § 101 et seq., or Tenant executes an assignment for the benefit of creditors. No condition or term of this Lease shall be deemed to render the Letter of Credit Security conditional, thereby justifying the Issuer of the Letter of Credit Security in failing to honor a drawing upon such Letter of Credit Security in a timely manner. The Letter of Credit Security and its proceeds shall constitute Landlord’s sole and separate property (and not Tenant’s property or, in the event of a bankruptcy filing by or against Tenant, property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit Security against: (A) any amounts payable by Tenant under the Lease that are not paid when due, after the expiration of any applicable notice and cure period; (B) all losses and damages that Landlord has suffered or may reasonably estimate that it may suffer as a result of any default (after the expiration of any applicable notice and cure period, unless Landlord is stayed by operation of law from giving such notice and cure period) by Tenant under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; (C) any costs incurred by Landlord in connection with Tenant’s default (after expiration of any applicable notice and cure period, unless Landlord is stayed by operation of law from giving such notice and cure period) under this Lease (including reasonable attorney’s fees); and (D) any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default under this Lease beyond any applicable notice and cure periods but in no event in excess of amounts to which the Landlord would be entitled under the law. If any portion of the Letter of Credit Security is so drawn upon or applied, Tenant shall, within five (5) Business Days after written demand therefor, deposit cash or an additional letter of credit with Issuer in an amount sufficient to restore the Letter of Credit Security to its original amount; Tenant’s failure to do so shall be a default by Tenant. It is expressly understood that Landlord shall be relying on Issuer rather than Tenant for the timely payment of proceeds under the Letter of Credit Security and the rights of Landlord pursuant to this Section are in addition to any rights which Landlord may have against Tenant pursuant to Article XII below. Landlord shall not be required to keep the proceeds from the Letter of Credit Security separate from Landlord’s general funds or be deemed a trustee of same.
(c)    Replacement Letter of Credit Security
If, for any reason whatsoever, the Letter of Credit Security becomes subject to cancellation or expiration during the Lease Term, within thirty (30) days prior to expiration of the Letter of Credit Security, Tenant shall cause the Issuer or another bank satisfying the conditions of Section 4.07(a) above to issue and deliver to Landlord a Letter of Credit Security to replace the expiring Letter of Credit Security (the “Replacement Letter of Credit Security”). The Replacement Letter of Credit Security shall be in the same amount as the original Letter of Credit Security and shall be on the terms and conditions set forth in Sections 4.07(a), (i) through (viii) above. Failure of Tenant to cause the Replacement Letter of Credit Security to be issued thirty (30) days prior to the then pending expiration or cancellation shall entitle Landlord to fully draw down on the existing Letter of Credit Security and, at Landlord’s election, shall be an Event of Default under this Lease without any relevant notice and cure period.

(d)    Transfer of Beneficiary
During the Lease Term Landlord may transfer its interest in the Lease or Landlord’s Lender may change. Landlord may request a change to Beneficiary under the Letter of Credit Security to the successor of Landlord and/or Landlord’s Lender (the “Transferee”). Tenant agrees to cooperate and to cause Issuer, at Landlord’s cost, to timely issue a new Letter of Credit Security on the same terms and conditions as the original Letter of Credit Security, except that the new Letter of Credit Security shall be payable to the Transferee. Landlord shall surrender the existing Letter of Credit Security to Tenant simultaneously with Tenant’s delivery of the new Letter of Credit Security to Transferee.
(e)    Return of the Letter of Credit Security
The Letter of Credit Security or any balance thereof shall be returned (without interest) to Tenant (or, at Tenant’s option, to the last assignee of Tenant’s interests hereunder) within thirty (30) days after the expiration or earlier termination of the Lease and after Tenant has vacated the Premises and surrendered possession; provided that if prior to the Expiration Date a voluntary bankruptcy provision is filed by Tenant, or an involuntary bankruptcy is filed against Tenant by any of Tenant’s creditors other than Landlord, under 11 U.S.C. § 101 et seq., or Tenant executes an assignment for the benefit of creditors, then Landlord shall not be obligated to return the Letter of Credit Security or any proceeds of the Letter of Credit Security until all statutes of limitations for any preference avoidance statutes applicable to such bankruptcy or assignment for the benefit of creditors have elapsed or the bankruptcy court or assignee, whichever is applicable, has executed a binding release releasing Landlord of any and all liability for the preferential transfers relating to payments made under this Lease, and Landlord may retain and offset against any remaining Letter of Credit Security proceeds the full amount Landlord is required to pay to any third party on account of preferential transfers relating to this Lease. Landlord agrees it will cooperate in providing Issuer with a letter of cancellation or such other reasonable documentation as Issuer requests to effect the return and extinguishment of the credit issued under the Letter of Credit Security.
(f)    Acknowledgment of Parties
Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit Security or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit Security (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a Landlord must refund a security deposit under a lease, and/or (ii) provide that a Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 4.07 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease.
ARTICLE V
USE
Section 5.01    Permitted Use and Limitations on Use
Tenant shall use and occupy the Premises only for the permitted use set forth in the Summary (the “Permitted Use”) and for no other use or purpose whatsoever. Tenant shall not use, suffer or permit the use of the Premises by any Tenant Party (as defined in Section 7.07 below) in any manner that would constitute waste, nuisance or unlawful acts. Tenant shall not do anything in or about the Premises which would (a) cause structural injury to the Building or the Premises, or (b) cause damage to any part of the Building or the Premises. Tenant shall not operate any equipment within the Building or the Premises which would (i) materially damage the Building or the Common Area, (ii) overload existing mechanical, electrical or other systems or equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning equipment within or servicing the Building, (iv) overload or damage or corrode the sanitary sewer system, or (v) damage the Common Area or any other part of the Project. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (A) create an unreasonable fire or health hazard, (B) damage the Premises, or (C) result in the violation of any Applicable Law. Except as approved by Landlord, Tenant shall not change the exterior of the Building, or the area outside of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building, except as specifically provided herein. Tenant shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Tenant’s products and services in the normal course of business consistent with the Permitted Use), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale shall be an immediate Event of Default hereunder without the benefit of a notice and cure period from Landlord, notwithstanding anything to the contrary in this Lease. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises, except as Alterations subject to the terms of Section 6.03 of this Lease, and in fully fenced and screened areas outside the Building, including but not limited to the areas shown on Schedule 4 attached hereto, which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant and for which Tenant has obtained all appropriate permits from governmental agencies having jurisdiction over such articles. Notwithstanding anything herein to the contrary, Tenant may install Tenant’s networking equipment in the MPOE as an Alteration subject to the terms of Section 6.03 of this Lease, so long as such installation and related use is otherwise in compliance with the terms of this Lease.
Section 5.02    Compliance with Laws
Throughout the Lease Term, Tenant shall comply with all applicable laws, statutes, codes, rules, regulations and ordinances including, without limitation, the Americans With Disabilities Act (collectively, the “Applicable Laws”) and covenants and private restrictions recorded and applicable to the Premises promulgated now or in the future regarding the physical condition of the Premises. Without limiting the foregoing, Tenant acknowledges that the Project shall incorporate internal window shades on the first and second floors of the west elevation of the Building that screen from view light and glare to the residential users adjacent to the Project. Tenant shall ensure that such window shades are automatically-timed to unfurl no later than 6:00 PM each day and shall remain drawn until at least 6:00 AM the following day. [NTD: The window shades are automatically timed to meet this schedule. They are a requirement of the City’s conditions of approval for the Project.] By executing this Lease, Tenant acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit requirements, hazardous materials and waste requirements, and all other Applicable Laws relevant to the uses stated in Section 5.01 above or the occupancy of the Premises.
Section 5.03    Delivery of Premises
(a)    Early Entry
Notwithstanding anything herein to the contrary, as of the Delivery Date (as defined below), Tenant and Tenant’s invitees may enter the Premises, at Tenant’s sole risk, for the sole purpose of installation of furniture, fixtures, equipment, trade fixtures, data and telecommunications wiring and equipment and other business related equipment (collectively, the “FF&E”) and the installation of other improvements necessary or desirable for Tenant’s occupancy of the Premises. Tenant’s occupancy of the Premises prior to the Commencement Date shall be solely for the purpose of installing the FF&E and the installation of other improvements necessary or desirable for Tenant’s occupancy of the Premises (and not for the conduct of Tenant’s business) and shall be on all of the terms and conditions of this Lease as though the Lease Term had commenced on the Delivery Date, except the obligation to pay Base Rent, Operating Expenses, Insurance Expenses and Real Estate Taxes. The “Delivery Date” shall mean that date on which all of the following have occurred: (a) this Lease is fully executed and delivered by Landlord and Tenant; and (b) Tenant has delivered to Landlord (i) the Initial Rent, (ii) the Letter of Credit Security, and (iii) evidence of the insurance described in Article VII below. Tenant’s and Tenant’s Parties’ continued right to enter the Premises prior to the Commencement Date shall be conditioned upon such access not interfering with Landlord’s Work. Tenant shall ensure that any entry by Tenant or its invitees does not interfere with the construction or completion of any work to be performed by Landlord hereunder.

(b)    Condition of Premises
Landlord shall deliver the Premises to Tenant broom clean, vacant, with Landlord’s Work Substantially Complete. As used in this Lease, “Substantially Complete” means that Landlord’s Work has been completed in pursuant to plans reasonably approved by both Landlord and Tenant, and the relevant agencies have signed off on all construction permits necessary for the Landlord’s Work. Tenant acknowledges and agrees that any certificate of permit for occupancy necessary from the City of Palo Alto for Tenant’s use of the Premises shall be the sole responsibility of Tenant, at Tenant’s expense, and shall not be conditioned to Substantial Completion of the Landlord’s Work or the Commencement Date of this Lease. Subject to the terms of this Lease and Landlord’s obligation to perform the Landlord’s Work and Landlord’s obligation, at Landlord’s sole expense, to install non-mechanized window shades on the remaining exterior windows of the Building (excepting the lobby) as soon as is practical, Tenant hereby accepts the Premises in their condition existing as of the Commencement Date, “AS-IS” and “WITH ALL FAULTS” subject to all Applicable Laws, including, but not limited to any applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any private restrictions or covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto; provided, however, that Landlord represents and warrants to Tenant that on the Commencement Date: (i) the Premises shall be in compliance with all Applicable Laws in effect as of the date that Landlord received a construction permit for the performance of the construction of the relevant improvements in the Premises, and (ii) all sewer, plumbing, utility, mechanical, sanitary, storm drainage systems, communication systems, electrical, lighting, heating, ventilation, cooling, and other systems of the Building up to the point of connection to the Building (the “Building Systems”) shall be in good working order and condition (collectively, the “Landlord Premises Warranty”). In the event that it is determined, and Tenant notifies Landlord in writing within nine (9) months after the Commencement Date, that Landlord’s Premises Warranty is untrue, and such failure was not caused by Tenant or any Alterations made by or on behalf of Tenant, then it shall be the obligation of Landlord, and the sole right and remedy of Tenant, after receipt of written notice from Tenant setting forth with reasonable specificity the nature of the failure of the Landlord’s Premises Warranty to be untrue, to promptly, within a reasonable time and at Landlord’s sole cost, correct such failure or defect. Tenant’s failure to give such written notice to Landlord within nine (9) months after the Commencement Date shall constitute a conclusive presumption that Landlord’s Premises Warranty is true and correct, and any required correction, maintenance and repair after that date shall be performed by the party responsible for such repair pursuant to the terms of this Lease. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business. Neither party has been induced to enter into this Lease by, nor is either party is relying on, any representation or warranty outside those expressly set forth in this Lease.

(c)    Inspection by a CASp in Accordance with Civil Code Section 1938
Landlord hereby advises Tenant that the Premises has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in this Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Premises in order to comply with accessibility standards except for any accessibility requirements of the City and County of Santa Clara as part of receipt of a base building permit. The following disclosure is hereby made pursuant to applicable California law:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” [Cal. Civ. Code Section 1938(e)]. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
Section 5.04    Building Security
Tenant acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any of the Landlord Parties (as defined in Section 7.07 below) shall be liable in any manner for any security personnel, services, procedures or equipment in, at, on or about the Premises, the Building or the Project (whether or not provided by Landlord) or for the failure of the same to prevent or control, or to apprehend anyone suspected of, personal injury, property damage or any criminal conduct in, on or about the Building or the Project. Tenant shall be entitled to install video monitoring equipment at various locations at the Building and at locations in the Common Area that are agreed to by Tenant and Landlord (collectively, “Tenant’s Security System”), as an Alteration; provided, however, that: (A) Tenant shall ensure that Tenant’s Security System is compatible with any security system installed by Landlord, (B) the plans and specifications shall be subject to Landlord’s reasonable approval, (C) such Tenant’s Security System shall not materially and adversely interfere with the Building Systems, (D) Tenant, at Landlord’s sole option, but at Tenant’s sole cost and expense, shall be required to remove the Tenant’s Security System and repair any damaged caused by such removal at the expiration or earlier termination of the Lease Term and (E) Tenant shall indemnify, defend, protect and hold Landlord and any Landlord Parties harmless from any claims, causes of action, liabilities, damages, demands and/or expense (including reasonable attorneys’ fees) associated with Tenant’s use of Tenant’s Security System at the Project.
Section 5.05    Rules and Regulations
Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises or the Project and/or its Common Area. Such rules and regulations shall be binding upon Tenant on the tenth (10th) Business Day after Tenant receives a written copy thereof, and Tenant agrees to thereafter abide by such rules and regulations. No rules and regulations shall require Tenant to pay additional or an increased rate of Rent nor shall any such rules and regulations apply retroactively. Furthermore, rules and regulations shall not materially increase Tenant’s obligations or decrease its rights under the Lease. A copy of the initial Rules and Regulations is attached hereto as Exhibit G. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation of any such rules and regulations against each of the tenants by any person, including, without limitation, Tenant or its employees, agents, invitees, licensees, guests, visitors or contractors.
ARTICLE VI
MAINTENANCE, REPAIRS AND ALTERATIONS
Section 6.01    Maintenance of Premises and Building
(a)    Throughout the Lease Term, Tenant, at its sole cost and expense, shall keep, maintain, repair and replace the interior, non-structural portions of the Premises designated as the responsibility of Tenant pursuant to the maintenance and repair matrix attached hereto as Schedule 3 to this Lease (the “Maintenance and Repair Obligation Matrix”) (except as otherwise provided in this Lease, including 5.03(b) above, 6.01(b) below, and also except for maintenance, repairs or replacement costs caused solely by an act of negligence or intentional misconduct by Landlord during the Lease Term, subject to Section 7.06 below) in the same order, condition and repair as they are in on the Commencement Date, or as they may be improved after the Commencement Date, normal wear and tear, and damage due to Casualty, provided that, for purposes of this Lease, wear and tear which could have been prevented by first class maintenance practices performed in accordance with industry standards shall not be considered “normal.”
(b)    At all times during the Lease Term, Landlord shall maintain, repair and replace the portions of the Building designated as the responsibility of Landlord pursuant to the Maintenance and Repair Obligation Matrix. All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses to the extent permitted pursuant to Section 4.05(a); provided, however, if such maintenance, repair or replacement is due to the acts, omissions or negligence of Tenant or any Tenant Parties or the failure of Tenant to perform Tenant’s repair and maintenance obligations pursuant to the terms of this Lease, subject to Section 7.06 below, then Landlord shall notify Tenant in writing and if

Tenant fails to make such repairs within thirty (30) days of its receipt of such notice (or such longer period of time if the nature of the repairs is such that more than thirty (30) days and Tenant commences such repairs within said thirty (30) day period and thereafter diligently prosecutes them to completion [or, in the case of emergencies, twenty-four (24) hours after receipt of such notice]), then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within thirty (30) days after receipt of an invoice and reasonable supporting documentation, shall pay to Landlord all reasonable, out-of-pocket costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment. Tenant shall give Landlord written notice of any needed repairs which are the obligation of Landlord hereunder. It shall then be the obligation of Landlord, after receipt of such notice, to perform the same within thirty (30) days (or within twenty-four (24) hours in the event of an emergency) after such notice; provided, however, that if the nature of the repairs is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be deemed to be in default hereunder if Landlord commences such repairs within said thirty (30) day (or twenty-four (24) hour period in the event of an emergency) period and thereafter diligently prosecutes them and provided further, that for purposes of this Section 5.05(b) “commences” includes material steps taken by Landlord or Tenant, as applicable, to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair. Landlord shall not be liable to Tenant for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, the Building or the Project or any part thereof, and Tenant’s sole right and remedy (together with its rights under Section 12.03 below) shall be to sue Landlord for specific performance of Landlord’s obligations pursuant to the terms of this Section 6.01(b). Tenant hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any Applicable Law on the same subject now or hereafter in effect to make repairs and offset the cost of same against Rent or to withhold or delay any payment of Rent or any other of its obligations hereunder as a result of any default by Landlord under this Section 6.01(b). Landlord agrees to use commercially reasonable efforts to enforce the terms of any warranty applicable to the roof membrane for the Building, provided that Landlord shall not be required to incur any claims or expense (other than de minimus expenses) or bring any claims against a third party in order to do so.
(c)    Tenant agrees to keep the interior of the Premises clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in the Premises. Tenant further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures clean and neat in appearance.
(d)    If Tenant refuses or neglects to commence (as defined above) such repairs and/or maintenance for which Tenant is responsible under this Article VI within a thirty (30) day period (or within twenty-four (24) hours in the event of an emergency) after written notice from Landlord and thereafter to diligently prosecute the same to completion, then Landlord, upon at least twenty-four (24) hours’ prior written notice (except in an emergency when no such notice shall be required), may enter the Premises and cause such repairs and/or maintenance to be made, and Landlord shall not be responsible to Tenant for any loss or damage occasioned thereby, and Tenant, within thirty (30) days after receipt of an invoice with reasonable backup documentation, shall pay to Landlord all reasonable, out-of-pocket costs and expenses of any such repairs and/or maintenance, together with accrued interest at the Agreed Rate from the date of Landlord’s payment.
Section 6.02    Maintenance of Common Area
At all times during the Lease Term, Landlord shall maintain, repair and replace all features, facilities and improvements in, on or about the Common Area, and all landscaping, curbs, walkways, driveways, roadways, and parking areas. All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses to the extent permitted pursuant to Section 4.05(a); provided, however, if such maintenance, repair or replacement is due to the acts, omissions or negligence of Tenant or any Tenant Parties, subject to Section 7.06, then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within thirty (30) days after receipt of an invoice and reasonable backup documentation, shall pay to Landlord all out-of-pocket costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment.
Section 6.03    Alterations, Additions and Improvements
(a)    No alterations, additions, or improvements (“Alterations”) shall be made to the Premises or Common Area by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building and would reasonably be considered unsightly or changing the visual quality of the Building in a significantly adverse manner. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem necessary, including the payment to Landlord of a construction management fee equal to one and one-half percent (1.5%) of the hard cost of constructing and installing the Alteration(s) in question (the “Landlord Supervision Fee”). Notwithstanding the foregoing or anything to the contrary set forth herein, Tenant may, without Landlord’s prior written consent or the payment of a Landlord Supervision Fee, make Alterations which (a) do not adversely affect the structural integrity or any structural components of the Building or the Building Systems, and (b) do not require a building permit (collectively, “Permitted Alterations”). As a condition to Landlord’s obligation to consider any request for consent hereunder, Tenant hereby agrees to pay Landlord within 30 days of demand with reasonable backup documentation for the reasonable out-of-pocket third party costs and expenses of consultants, engineers, and architects for review of plans and specifications and for monitoring the construction of any proposed Alterations. Landlord may require Tenant to remove any such Alterations that constitute Specialty Improvements (as defined below) at the expiration or sooner termination of the Lease Term and to restore the affected portion of the Premises to their prior condition pursuant to the terms of Section 17.09 hereof; provided that, if Tenant makes written request to Landlord concurrently with Tenant’s request for consent to any Alterations, then

Landlord shall make its election to require removal of such Alterations, but only if such Alterations are Specialty Improvements, if at all, at the time consent to such Alterations is given. Notwithstanding the foregoing, in no event shall Tenant be required to remove any Alterations from the Premises upon the expiration of earlier termination of this Lease unless those Alterations are Specialty Improvements. “Specialty Improvements” means any Alterations other than normal and customary general office improvements and Specialty Improvements shall not include conference rooms or training rooms, and includes, but is not limited to, the following: raised floors, voice, data, and other cabling, specialty data center rooms, libraries, any areas requiring floor reinforcement or enhanced systems requirements, any cafeterias, fitness center, wellness center, child care facility, Tenant’s Security System, internal stairwells, lab improvements and supplemental systems and equipment used in connection therewith and any Alterations made by Tenant to the Common Area. All Alterations to be made to the Premises shall be designed by and made under the supervision of a California licensed architect and/or California licensed structural engineer (each of whom has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) and shall be made in accordance with plans and specifications which have been furnished to and approved by Landlord in writing prior to commencement of work. All Alterations shall be constructed and installed, at the sole cost and expense of Tenant, by California licensed contractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, in compliance with or of a quality equal to or greater than the terms and conditions of the “Interior Specification Standards” set forth in Exhibit C attached hereto (the “Specifications”), along with all Applicable Laws, and in good and workmanlike manner, and shall have been approved in writing by the City of Palo Alto and any other applicable governmental agencies, to the extent approval is required. Notwithstanding anything to the contrary in the Specifications, Tenant shall only be required to use commercially reasonable efforts to install Alterations that are consistent with the certification requirements promulgated by the U.S. Green Building Council in order for the Building and Premises to be certified as having a rating of “Gold” for “Leadership in Energy and Environmental Design for Commercial Interiors (LEED-CI)” (and any revisions, supplements or successor plans thereto), and only so long as the cost thereof to Tenant is commercially reasonable. Subject to Landlord’s right to require Tenant to remove Alterations in accordance with this Section 6.03, all Alterations, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning and full height partitioning, drapery and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures and shall become the property of Landlord at the expiration or sooner termination of the Lease. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises and return the affected portion of the Premises to their condition existing prior to the installation of such Alterations prior to the expiration or earlier termination of this Lease, then Rent shall continue to accrue under this Lease in accordance with Section 17.09, below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien, including but not limited to, court costs and reasonable attorneys’ fees, in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. Notwithstanding anything herein to the contrary, Tenant shall retain title to all of Tenant’s furniture and trade fixtures placed on the Premises. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with a complete set of both hard copies and CAD drawings of “as built” plans for such Alterations, to the extent applicable.
Section 6.04    Covenant Against Liens
Tenant shall not allow any liens arising from any act or omission of Tenant to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, the Building or the Project, or any portion thereof, by operation of law or otherwise. Tenant shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, the Building or the Project, or any portion thereof, with respect to work or services performed or claimed to have been performed for Tenant or materials furnished or claimed to have been furnished to Tenant or the Premises. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens. At least seven (7) days before beginning construction of any Alterations, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of nonresponsibility. If any such lien attaches or if Tenant receives notice of any such lien, Tenant shall cause the lien to be released and removed of record, by recordation of a lien release bond or otherwise, within thirty (30) days after receipt of notice thereof. Despite any other provision of this Lease, if the lien is not released and removed within thirty (30) days after Tenant’s receipt of notice of such lien, then Landlord may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of such lien. All actual expenses (including reasonable attorneys’ fees and the cost of any bond) incurred by Landlord in connection with a lien incurred by Tenant or its removal shall be considered Additional Rent under this Lease and be immediately due and payable by Tenant. Notwithstanding the foregoing, if Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises, the Building or the Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Landlord elects to participate in or is made a party to any such action, Tenant shall reimburse Landlord’s reasonable attorneys’ fees and costs within thirty (30) days after demand.
ARTICLE VII
INSURANCE
Section 7.01    Property/Rental Insurance for Premises
At all times during the Lease Term, Landlord shall keep the Premises (including any tenant improvements existing in the Premises (the “Tenant Improvements”), but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and the Project insured against loss or damage by fire and those risks normally included in special form (causes of loss) property insurance in an amount not less than one hundred percent (100%) of the replacement cost thereof. In addition, Landlord may keep the Premises (including the Tenant Improvements, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and the Project insured against, without limitation, (i) earthquake and earthquake sprinkler leakage, (ii) flood, (iii) loss of rents (including scheduled rent increases) and extra expenses, (iv) boiler and machinery, (v) fire damage legal liability form, including waiver of subrogation, and (vi) such other perils as either Landlord’s Lender shall require or Landlord shall deem reasonable for the protection of the Building and the Project; provided, the coverage and amounts of insurance carried by Landlord in connection with the Building and the Project shall be materially comparable to the coverage and amounts of insurance which are carried by landlords of Comparable Buildings or required by institutional lenders with liens on Comparable Buildings. The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost and shall be subject to commercially reasonable deductibles. Insurance shall include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises and the Building and/or Project due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may be in force hereafter. Tenant shall pay Tenant’s Share of any deductibles associated with the Project within thirty (30) days after receipt of an invoice. All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.
Section 7.02    Property Insurance for Fixtures and Inventory
At all times from and after the Delivery Date through and including the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, maintain special form (causes of loss) property insurance, which includes the same coverage as required of Landlord in Section 7.01 above, on any of Tenant’s trade fixtures, furnishings, merchandise, equipment, artwork or other personal property in or on the Premises, and on all of Tenant’s Alterations (whether or not presented to Landlord for its consent). The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost with commercially reasonable deductibles, and Landlord shall not have any responsibility, nor pay any cost, for maintaining any insurance required by this Section 7.02. Tenant shall pay all deductibles under such policies in the event of a loss. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated by Landlord pursuant to Section 8.01 below), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

Section 7.03    Landlord’s Liability Insurance
During the Lease Term, Landlord shall maintain a policy or policies of commercial general liability insurance covering Landlord (and such others as designated by Landlord) against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) in, on, or about the Building and the Project, with combined single limit coverage in an amount determined by Landlord in Landlord’s sole discretion; provided that if such policy is a blanket policy that covers properties (other than the Building or the Project) owned by Landlord, only that portion allocable to the Building or the Project, as the case may be, shall be payable hereunder. All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.
Section 7.04    Tenant’s Liability Insurance
At all times during the period from and after the Delivery Date through and including the expiration or earlier termination of this Lease, Tenant shall obtain and keep in force a policy or policies of commercial general liability insurance, on an occurrence basis, issued on form Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 1001 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage, covering Tenant, and naming Landlord and any Landlord Parties (as defined in Section 7.07(a), below) and any lenders or ground lessors whose names are provided to Tenant as additional insureds, against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) based upon, involving or arising out of (a) Tenant’s operations and contractual liabilities, or (b) ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing a single limit coverage in amount of not less than Five Million Dollars ($5,000,000) per occurrence (which insurance may be maintained on a primary or excess coverage basis); provided, however, the limits of such insurance shall not limit the liability of Tenant nor relieve Tenant of any obligation under this Lease. Such insurance shall include (i) Broad Form Property Damage coverage, (ii) coverage for additional landlords or premises, and (iii) coverage for “amendment of the pollution exclusion” to provide coverage for damage caused by heat, smoke, fumes from a fire. All insurance to be carried by Tenant shall be primary to, and not contributory with, any similar insurance carried by Landlord (whose insurance shall be considered excess insurance only).
Section 7.05    Evidence of Insurance
Tenant shall furnish to Landlord prior to its initial entry to the Premises pursuant to Section 5.03(a), and, upon request, insurance certificates in the form of ACORD Form 25 (liability) and ACORD Form 27 (property) or the then-current equivalent thereof showing that the property insurance and liability insurance required to be maintained by Tenant is in full force and effect for the twelve (12) month period following the Delivery Date or such expiration date; and that Landlord has been named as an additional insured to the extent of contractual liability assumed in this Lease, including, without limitation, Section 7.07 below. The insurance shall be issued by insurance carriers with a Best’s Insurance Guide rating not less than “A-” and within a financial size category of note less than “Class VII” and which is licensed to do business in

California. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses shall include the portion of the reasonable, equitable cost of blanket insurance that is allocated to the Building.
Section 7.06    Mutual Waiver of Claims and Subrogation Rights
Landlord and Tenant hereby release and relieve the other, and waive their entire claim of recovery for loss or damage to property arising out of or incident to any peril covered by the insurance policies required to be carried pursuant to Sections 7.01 and 7.02 above (but only to the extent such damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance required by the waiving party hereunder), when such property constitutes the Project, or is in, on or about the Project, whether or not such loss or damage is due to the negligence of Landlord or Tenant, or their respective agents, employees, guests, licensees, invitees, or contractors. Tenant and Landlord waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property and casualty insurers referenced above. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this Section 7.06. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy. Any deductibles and self-insured retentions shall be deemed to be “insurance” for the purposes of this Section 7.06.
Section 7.07    Indemnification and Exculpation
(a)    Except as otherwise provided in Section 7.07(b) below, Tenant shall indemnify, defend, protect and hold free and harmless Landlord and Landlord’s partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and other constituent entities, and their respective officers, directors, servants, employees, agents, independent contractors and representatives, beneficiaries, agents and any ground lessor or lender with a lien on the Building (collectively, “Landlord Parties”) from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), costs, expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorneys’, experts’ and arbitrators’ fees and costs and court costs (collectively “Indemnified Loss”), arising or resulting, or which is claimed to have arisen or resulted from, (i) any cause in, on or about the Premises during the Lease Term, including any Extended Term, (ii) any negligence, or willful misconduct of Tenant, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders, other constituent entities or any other person or entity claiming by, through or under Tenant, or any of their respective officers, directors, servants, employees, agents, and independent contractors, licensees, invitees, visitors or guests (collectively, “Tenant Parties”), in, on or about the Premises or the Project during the Lease Term, including any Extended Term, and (iii) any breach or default in the timely observance or performance of any obligation on Tenant’s part to be observed or performed under this Lease. Landlord shall indemnify, defend, protect and hold free and harmless Tenant from all Indemnified Loss resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties on the Premises during the Lease Term.
(b)    Notwithstanding the foregoing, Tenant’s indemnity contained in Section 7.07(a) above shall not apply to Indemnified Loss arising or resulting from the gross negligence or willful misconduct of Landlord or any of Landlord Parties.
(c)    Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises, from any cause arising at any time to the fullest extent permitted by law, except that such waiver shall not apply to any claims caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s Parties. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. Notwithstanding the provisions of Section 7.07(b) above, or any other provision of this Lease, in no event shall Landlord or any Landlord Parties be liable to Tenant under any circumstances for (i) injury or damage to, or interruption or interference with, Tenant’s business (including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, however occurring) or other consequential damages, in each case however occurring, or (ii) any damage which is or could be covered by the insurance Tenant is required to carry under this Lease.
(d)    The provisions of this Section 7.07 shall survive the expiration or earlier termination of this Lease with respect to any Indemnified Loss occurring or arising prior to such expiration or termination.
ARTICLE VIII
DAMAGE OR DESTRUCTION
Section 8.01    Repair of Damage by Landlord
(a)    In the event all or any part of the Premises is damaged during the Lease Term from any fire or other casualty, then Landlord shall promptly conduct the repair and diligently pursue the same to completion, subject to reasonable delays for insurance adjustment and other matters beyond Landlord’s reasonable control (in which event the provisions of Section 17.20 below shall apply), and subject to all other terms and conditions of this Article VIII; provided, however, Tenant (and not Landlord) shall promptly repair all damage to those items as to which Tenant is required to maintain property insurance under Section 7.02 above. Except as otherwise provided in Section 8.01(b) below, no such damage shall terminate this Lease. Such restoration shall be to substantially the same condition of the Building and the Common Area that existed prior to the casualty, except for modifications required by zoning and building codes and other Applicable Laws or by the holder of a mortgage on the Building or

Project or any other modifications to the Common Area deemed reasonably desirable by Landlord, provided that use of and access to the Premises shall not be impaired or adversely affected. If such fire or other casualty shall have damaged the Premises, then Landlord shall allow Tenant a proportionate abatement of Base Rent to the extent Landlord actually receives proceeds of rental interruption insurance purchased by Landlord as part of the Insurance Expenses during the time (or would have received such proceeds if: (x) Landlord has maintained the insurance required of Landlord pursuant to Section 7.01 hereof, or (y) Landlord or a Landlord Party had not performed an intentionally wrongful act that results in such insurance being unavailable) and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided that, in any event, Tenant’s right to abate Base Rent shall terminate as of the later to occur of (i) the date on which Landlord completes its repairs under this Section 8.01(a), or (ii) the date (as reasonably determined by Landlord) on which Tenant should have completed its repairs under this Section 8.01(a) assuming Tenant used reasonable diligence in pursuing the same and provided further, however, if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, then there shall be no rent abatement. Unless this Lease is terminated by Landlord pursuant to Section 8.01(b), Tenant shall pay Tenant’s Share of any insurance deductible to Landlord within ten (10) Business Days after written demand. Within thirty (30) days after the occurrence of any casualty, Landlord shall cause to be delivered to Tenant an estimate (the “Casualty Estimate”), prepared by a qualified, independent, experienced and reputable architect and/or general contractor of the number of days measured from the discovery of the damage, that will be required for Landlord to complete the repairs.
(b)    Notwithstanding the terms of Section 8.01(a) above, Landlord may elect not to repair or restore the Premises or the Project, and instead to terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant not less than thirty (30) days to vacate the Premises, but Landlord may so elect only if the Building or the Project shall be damaged by fire or other casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) pursuant to the Casualty Estimate, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage or ground lease with respect to the Premises shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (other than deductible amounts); (iv) Landlord decides to rebuild the Building or the Project so that they will be substantially different structurally or architecturally; or (v) the damage was not caused by Landlord and occurs during the last twelve (12) months of the Lease Term and, in Landlord’s reasonable judgment, repairs cannot reasonably be completed within sixty (60) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums).
(c)    Notwithstanding the terms of Section 8.01(a) above, Tenant may elect to terminate this Lease, by notifying Landlord in writing of such termination within thirty (30) days after the receipt of the Casualty Estimate, such notice to include a termination date giving Tenant not less than thirty (30) days nor more than ninety (90) days to vacate the Premises, but Tenant may so elect only if the Building or the Project shall be damaged by fire or other casualty not caused by Tenant or any Tenant Parties, and one or more of the following conditions are present: (i) pursuant to the Casualty Estimate, repairs cannot reasonably be completed within three hundred sixty-five (365) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); or (ii) the damage occurs during the last twelve (12) months of the Lease Term.
Section 8.02    Waiver of Civil Code Remedies
Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises, including without limitation any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted.
Section 8.03    No Abatement of Rentals
Except as otherwise expressly provided in Section 8.01(a) above, the Base Rent, Additional Rent and other charges due under this Lease shall not be reduced or abated by reason of any damage or destruction to the Premises, and Landlord shall be entitled to all proceeds of the insurance maintained by Landlord pursuant to Section 7.01 above. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business (including, without limitation, loss of business, profits or goodwill), resulting in any way from any damage or the repair thereof.
Section 8.04    No Liability for Tenant’s Alterations or Personal Property
In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to Tenant’s Alterations or personal property or to any other personal property of other parties in or upon the Premises, the Building or the Project.
ARTICLE IX
REAL ESTATE TAXES
Section 9.01    Payment of Taxes
(a)    For all periods of time during the Lease Term, Tenant shall pay Tenant’s Share of Real Estate Taxes as is provided for in Section 4.06 above.
(b)    Except as otherwise expressly provided herein below, if at any time during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Landlord a tax, fee, charge, imposition or excise on rents under leases of space in the Building or the Project, the square footage of the

Building or the Project, the act of entering into leases of space in the Building or the Project, or the occupancy of tenants of the Building or the Project, or levies or assesses against Landlord any other tax, fee, or excise, however described, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Building or the Project, as a direct substitution in whole or in part for, or in addition to, any Real Estate Taxes (collectively, “Additional Real Estate Taxes”), then the same shall be included in “Real Estate Taxes” for all purposes hereunder; provided that, notwithstanding the foregoing, if any such Additional Real Estate Taxes pertain solely to (i) Rent under this Lease (as opposed to under all leases of space in the Building or the Project), (ii) the square footage of the Premises (as opposed to the square footage of the Building or the Project), (iii) the act of entering into this Lease (as opposed to all leases of space in the Building or the Project), or (iv) the occupancy of Tenant (as opposed to all tenants or occupants of the Building or the Project) (as opposed to all leases of space in the Building or the Project), then such Additional Real Estate Taxes shall not be included in “Real Estate Taxes,” and shall be the sole obligation and liability of Tenant and shall be paid by Tenant, as Additional Rent, before delinquency or, if a statement of such Additional Real Estate Taxes is not delivered to Tenant by Landlord at least 30 days prior to such date, within thirty (30) days after receipt of such statement (but, in any event, prior to delinquency) (or, if such Additional Real Estate Taxes are levied against Landlord or Landlord’s property, then Landlord shall pay the same before delinquency and Tenant shall reimburse Landlord Tenant’s Share of the same within thirty (30) days after written demand accompanied by a copy of Landlord’s tax bill); and further provided that, if any such Additional Real Estate Taxes pertain not only to the Project, but to additional property of Landlord located outside the Project as well, then “Real Estate Taxes” shall only include the pro rata portion of such Additional Real Estate Taxes that pertains to the Project or the Premises, as applicable, which portion shall be computed upon the amounts and at the rates that otherwise would be payable if the Project were the only property of Landlord.
(c)    Landlord shall provide Tenant with copies of all bills for Real Estate Taxes and Additional Real Estate Taxes for the Project promptly upon Landlord’s receipt of Tenant’s written request therefor.
(d)    With respect to taxes and assessments which may lawfully be paid in installments, “Real Estate Taxes” and “Additional Real Estate Taxes” for any period during the Lease Term shall include only such portion of the same which is payable within such period and any interest payable thereon computed (whether or not such is the case) as if Landlord had elected to pay the same over the longest period permitted by law.
Section 9.02    Proration for Partial Years
If any Real Estate Taxes or Additional Real Estate Taxes to be paid by Tenant shall cover any period prior to the Commencement Date or after the Expiration Date, then Tenant’s Share of such Real Estate Taxes shall be prorated on a day-for-day basis such that the amount actually paid or reimbursed by Tenant covers only the period of time within the applicable tax fiscal year during which this Lease shall be in effect. If Landlord shall obtain any abatement or refund on account of any Real Estate Taxes or other Additional Real Estate Taxes as to which Tenant shall have made payments hereunder, then Landlord shall promptly refund to Tenant an equitable portion of any such abatement or refund, after deducting therefrom the reasonable, out-of-pocket costs and expenses incurred by Landlord in obtaining such abatement or refund.
Section 9.03    Personal Property Taxes
(a)    Tenant shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.
(b)    If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord, as Additional Rent, the amount of taxes attributable to Tenant’s personal property within thirty (30) days after Tenant’s receipt of a written statement thereof with reasonable backup documentation.
(c)    If Tenant shall fail to make timely payment of any such taxes pursuant to Subsections 9.03(a) or (b), Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord, as Additional Rent, with Tenant’s next installment of Rent, together with interest at the Agreed Rate.
ARTICLE X
UTILITIES
Section 10.01    Utilities
(a)    Commencing on the Commencement Date, Tenant shall pay to Landlord as an Operating Expense pursuant to Article IV above throughout the Lease Term, Tenant’s Share of all charges for water, heating, ventilation, air conditioning, cooling, sewer, telephone, electricity, garbage, janitorial service, landscaping and all other services and utilities supplied to the Premises other than utilities related to communication systems such as related fiber and cable systems, it being understood that Landlord will provide telephone service to the extent related to fire and life safety equipment and elevators for the Building, but all other communication utilities shall be supplied by Tenant, at Tenant’s sole expense. All charges for any utilities and services which are provided directly to Tenant or the Premises shall be contracted for and paid by Tenant. [NTD: The Premises is already separately metered. Landlord will contract directly with the relevant utility provider for utilities and charge Tenant the relevant cost as an Operating Expense.]
(b)    The disruption, failure, lack or shortage of any service or utility with respect to the Premises, the Building or the Project due to any cause whatsoever shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rent due hereunder, all without diminution, credit or deduction; provided, however, if such disruption, failure, lack or shortage is caused by Landlord’s negligence, willful misconduct, or failure to observe or perform its obligations hereunder, then, promptly after receipt of written notice from Tenant specifying such failure, Landlord shall initiate the cure of such failure and thereafter shall diligently prosecute said cure to completion. Notwithstanding the foregoing, if (x) Landlord fails to perform the obligations required of Landlord under the terms of this Lease to provide the utilities to be furnished to the Premises, and (y) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant (except to the extent such failure is due to the failure of a utility company to provide its Utility to the Building not caused by Landlord’s failure to pay such utility company any amounts owed such utility company [unless such failure is caused by Tenant’s failure to pay Landlord the related Utility costs owed Landlord pursuant to this Lease]), Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) days after the receipt of the Abatement Notice (or within five (5) days after the date Landlord otherwise had actual knowledge of such Abatement Event as reasonably demonstrated by Tenant), Tenant may immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period from the commencement of such Abatement Event until the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises; provided that if the entire Premises has not been rendered untenantable and unusable by the Abatement Event, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises (which shall be based on a ratio of the square feet of Rentable Area rendered untenantable and unusable to all of the Rentable Area leased by Tenant) so rendered untenantable and unusable and not used by Tenant. Notwithstanding the foregoing, in the event there is a disruption of services to the Premises, Landlord agrees to promptly use commercially reasonable efforts to resolve such failure of such services. Such right to abate Rent shall be Tenant’s sole and exclusive right to abate Rent as the result of an Abatement Event, but shall not otherwise limit Tenant’s remedies for an Abatement Event. Except as provided in this Section 10.01, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
ARTICLE XI
ASSIGNMENT AND SUBLETTING
Section 11.01    Landlord’s Consent Required
Except as otherwise provided in Sections 11.09 and 11.10 below, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber (collectively, a “Transfer”) all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof to another party (a “Transferee”), without Landlord’s prior written consent; provided, however, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or a subletting of all or a portion of the Premises. Any attempted assignment, transfer, mortgage, encumbrance, subletting or licensing without such consent shall be void, and shall constitute a breach of this Lease. Tenant shall reimburse Landlord within 30 days of demand with reasonable backup documentation for Landlord’s reasonable, out- of-pocket costs and expenses (including reasonable attorneys’ fees, architect fees and engineering fees) involved in reviewing any request for consent whether or not such consent is granted. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
(i)    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;
(ii)    The Transferee intends to use the subject space for purposes which are not permitted under this Lease;
(iii)    The Transferee is either a governmental agency or instrumentality thereof;
(iv)    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
(v)    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;
(vi)    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating or has negotiated with Landlord to lease space in the Project during the six (6) month period preceding the date Landlord receives Tenant’s request, or (iii) Landlord is currently meeting with (or has previously met with during the previous six (6) months) the proposed Transferee to tour space in the Project; and Landlord has then-available comparable sized space in the Project to meet the needs of such proposed Transferee;
(vii)    Intentionally Deleted;
(viii)    Intentionally Deleted;
(ix)    Intentionally Deleted; or
(x)    Any part of the rent payable under the proposed Transfer shall be based in whole or in part on the income or profits derived from the Subject Space or if any proposed Transfer shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.
Tenant hereby waives Section 1995.310(b) of the California Civil Code pertaining to remedies for withholding of consent to transfer of a leasehold.
Section 11.02    Intentionally Omitted
Section 11.03    No Release of Tenant

No subletting or assignment (including, without limitation, to an Affiliate) shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed consent to any subsequent assignment or subletting. In the event of any default in the payment of Rent or performance of any obligation hereunder by any assignee or successor of Tenant, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor.
Section 11.04    Excess Rent
In the event Landlord shall consent to a Transfer, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all sums (including any amount which exceeds the fair market value of all non-cash consideration) collected or received by Tenant from a subtenant or assignee which are in excess of the Base Rent and Additional Rent due and payable with respect to the subject space pursuant to Article IV for the time period encompassed by the sublease or assignment term, after first deducting reasonable leasing commissions and legal fees paid by Tenant with respect to such sublease or assignment, any improvement allowance paid by Tenant to the Transferee, any alterations, changes or improvements to the Premises in connection with the Transfer, any free base rent and any advertising or marketing costs. With respect to an assignment, Tenant shall make such payment on the effective date of such assignment. With respect to a sublease, Tenant shall make such payment, in advance, on a monthly basis with its regularly scheduled Base Rent payments. Notwithstanding anything herein to the contrary, the terms of this Section 11.04 shall not apply to any Permitted Transfer.
Section 11.05    Information to be Provided
Tenant’s written request to Landlord for consent to an assignment or subletting or other form of Transfer shall be accompanied by (a) the name and legal composition of the proposed Transferee; (b) the nature of the proposed Transferee’s business to be carried on in the Premises; (c)    the material business terms and provisions of the proposed Transfer agreement (including, without limitation, a description of the portion of the Premises to be Transferred, and the effective date of the proposed Transfer), including calculation of the excess rent described in Section 11.04 above, in connection with such assignment or subletting, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; (d) a copy of all executed and/or proposed documentation pertaining to the proposed Transfer; and (e) such financial and other reasonable information as Landlord may promptly request concerning the proposed Transferee.
Section 11.06    Landlord’s Recapture Rights
(a)    Landlord’s Recapture Rights
Notwithstanding any other provision of this Article XI, if Tenant desires to assign, sublease or otherwise Transfer to any person or entity any interest in this Lease or the

Premises or any part thereof, then Tenant shall deliver to Landlord a written request for consent, together with all of the information specified in Section 11.05 above. If such Transfer (together with all other assignments, subleases or Transfers then in effect) would affect more than fifty percent (50%) of the Rentable Area of the Premises in the aggregate (such total affected portion of the Rentable Area of the Premises being referred to herein as the “Recapture Space”) for substantially the then-remaining Lease Term, then Landlord shall have the option to recapture the Recapture Space, which option shall be exercisable only by giving written notice to Tenant (“Recapture Notice”) within ten (10) business days after Landlord’s receipt of Tenant’s request for consent. Upon Landlord’s timely delivery of a Recapture Notice to Tenant, (i) Tenant may, by delivering written notice to Landlord within five (5) business days after receipt of the Recapture Notice, rescind its request to Transfer any interest in this Lease or the Premises, whereupon Landlord shall have no right to recapture the Recapture Space and this Lease shall remain in full force and effect, or (ii) should Tenant fail to deliver written notice to Landlord within five (5) business days as mentioned in sub-section (i) above, this Lease shall terminate, and Tenant shall be fully and forever released by Landlord of and from all non-delinquent obligations of Tenant under this Lease with respect to the Recapture Space effective on the date that is specified in Tenant’s request for consent as the effective date of the proposed Transfer, except for those obligations which expressly survive the term of this Lease pursuant to the terms thereof.
(b)    Consequences of Recapture
If Landlord recaptures less than the entire Premises pursuant to Section 11.06(a) above, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises. This Lease, as so amended, shall continue thereafter in full force and effect. Either party may require written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Recapture Space. If Landlord recaptures the Recapture Space, then Landlord shall promptly (but in all events prior to Landlord tendering possession of the Recapture Space to a third party) construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Tenant, as well as arrange for separate provision of utilities and services (including, at Landlord’s option, installation of separate meters if and to the extent the Premises are served by separately metered utilities) (collectively, the “Demising Improvements”) and Tenant shall be responsible for, and shall pay to Landlord promptly upon being billed therefor, fifty percent (50%) of all reasonable out-of-pocket third party costs of such Demising Improvements. Landlord agrees that the Demising Improvements shall be completed pursuant to plans and specifications reasonably acceptable to Tenant and that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use and enjoyment of the Premises during the construction of any Demising Improvements. Notwithstanding anything herein to the contrary, the terms of this Section 11.06 shall not apply to any Permitted Transfer.

Section 11.07    Occurrence of Default
If Tenant shall be in default under this Lease beyond any applicable notice and cure periods, then Landlord is hereby authorized during such default to direct any Transferee to make all payments under or in connection with a Transfer directly to Landlord (which payments Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any good faith representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article XI or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
Section 11.08    Additional Transfers
For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or a limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, officers or members, as applicable, or transfer of fifty percent (50%) or more of partnership, ownership or membership interests (as applicable), within a twelve (12)-month period, or the dissolution of the partnership or limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Furthermore, no issuing of stock of Tenant or a Tenant Affiliate (hereinafter defined) in a public offering or sale on a public stock exchange of Tenant’s stock shall be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Article 11.
Section 11.09    Permitted Transfers.
Without Landlord’s prior written consent, but upon not less than ten (10) Business Days prior written notice to Landlord (unless Tenant is prohibited from providing prior notice to Landlord by a confidentiality agreement or Applicable Laws, in which case Tenant shall provide Landlord with written notice thereof not more than ten (10) Business Days following the effective date thereof), Tenant may assign this Lease, or sublet all or any portion of the Premises, to: (i) an entity controlling, controlled by or under common control with Tenant, (ii) a successor entity related to Tenant by merger, consolidation, non-bankruptcy reorganization, or governmental action so long as any such succeeding entity has a net worth equal to or greater than the net worth of Tenant as of the Effective Date of this Lease, (iii) a purchaser of a substantial portion of Tenant’s assets or (iv) pursuant to an assignment or sublease to an entity acquiring and continuing Tenant’s business operations at or from the Premises. Any entity described in (i), (ii), (iii) or (iv) above is referred to herein as a “Permitted Transferee.”
Section 11.10    Permitted Occupancy by Others.
Notwithstanding any contrary provision of this ARTICLE XI, Tenant shall have the right, without the receipt of Landlord’s consent and without payment to Landlord of any amounts under Section 11.04 above, to permit the occupancy of up to five thousand (5,000) square feet of the Rentable Area of the Premises, in the aggregate, to any individual(s) or entity (collectively, “Permitted Occupants”) that has an ongoing business relationship with Tenant (other than the dual occupancy of the Premises), which occupancy shall include the use of a corresponding interior support area and other portions of the Premises and Common Area which shall be common to Tenant and the Permitted Occupants, on and subject to the following conditions: (i) no Permitted Occupant shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers or allocation of excess Base Rent pursuant to this ARTICLE XI; (iii) Tenant shall not permit such use by any entity or organization in a manner such that the density of use of any portion of the Premises would require modifications to the emergency exiting paths for Premises, Building or Project to accommodate occupancy loads in excess of the Project design as of the Commencement Date; (iv) the Permitted Occupants shall obtain all permits and licenses required by Applicable Laws for occupying and use of the Premises, if such permits and licenses are needed in addition to those held by Tenant; (v) the Permitted Occupants shall be subject to and subordinate to all of the terms and provisions of this Lease; and (vi) no such occupancy shall relieve Tenant from any liability under this Lease. Tenant shall provide notice to Landlord of any occupancy under this Section 11.10 within ten (10) Business Days after the commencement thereof; provided, however, that no notice to Landlord shall be required if Tenant and any Permitted Occupant execute the license agreement in the form attached hereto as Exhibit H. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding the identity of any such Permitted Occupants. Any occupancy permitted under this Section 11.10 shall not be deemed a Transfer under this ARTICLE XI and no such occupancy shall relieve Tenant from any liability under this Lease.

ARTICLE XII
DEFAULTS; REMEDIES
Section 12.01    Defaults
The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (each an “Event of Default”):
(i)    The abandonment of all or a substantial portion of the Premises by Tenant pursuant to California Civil Code Section 1951.3, or the making of an assignment, subletting or other transfer in violation of Article XI;
(ii)    Intentionally Deleted;
(iii)    The failure by Tenant to make any payment of any sum owing under this Lease as and when due, if such failure continues for a period of five (5) Business Days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by any Applicable Laws, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be the greater of five (5) business days or the statutory period;
(iv)    Tenant’s failure to provide: (i) any supplemental letter of credit as required by Section 4.07, (ii) any instrument or assurance as required by Section 7.05, (iii) estoppel certificate as required by Section 15.01 or (iv) any document subordinating this Lease to a deed of trust of any Lender (as defined in Section 15.01 below) as required by Section 17.13, if any such failure continues for five (5) business days after written notice of the failure. In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by Applicable Laws, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be the greater of five (5) business days or the statutory period;
(v)    The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in paragraphs (i), (ii), (iii) or (iv) of this Section 12.01, if such failure continues for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion. In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by Applicable Laws, such Notice shall constitute the notice required by this paragraph, provided the cure period in such Notice shall be the greater of the period in this subsection (v) or the statutory period;
(vi)    (1) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (2) the filing by Tenant of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Tenant which remains uncontested for a period of sixty (60) days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, provided, however, in the event that any provisions of this Section 12.01(vi) is contrary to any Applicable Laws, such provision shall be of no force or effect; or
(vii)    The discovery by Landlord that any financial statement given to Landlord by Tenant, or any future guarantor of Tenant’s obligations hereunder, was materially false.
Section 12.02    Remedies
In the event of any such Event of Default by Tenant, Landlord may at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default and breach:
(a)    Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorneys’ fees related thereto; (ii) the worth at the time of the award of any unpaid Rent that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time at the time of the award of the amount by which the unpaid Rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%), (v) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform obligations under this Lease, including, but not limited to, brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any concessions made to obtain a new tenant, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be permitted by Applicable Laws.
(b)    Maintain Tenant’s right to possession as provided in Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of

Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.
(c)    Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California.
(d)    Tenant hereby waives for Tenant and for all those claiming under Tenant any and all rights now or hereafter existing to redeem by order of judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
Section 12.03    Default by Landlord
Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after receipt of written notice from Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying that Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event Landlord does not commence performance of any maintenance or repair required of Landlord hereunder within the thirty (30) day period provided herein and thereafter diligently prosecute the same to completion, and in the event that such maintenance or repair relates to improvements which are wholly within the Premises (not including any Building core systems or equipment), Tenant may perform such maintenance or repair, and Tenant shall be entitled to prompt reimbursement (but no later than 30 days after written demand) by Landlord of Tenant’s reasonable costs and expenses in taking such action, together with interest thereon at the Agreed Rate. Tenant waives any right to terminate this Lease or to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages (subject to the terms of Article XVI hereof) or injunctive or declaratory relief.
Section 12.04    Late Charges
Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designated agent within five (5) days after such amount is due and owing, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount each time a late charge is payable during the Lease Term. Notwithstanding the foregoing, the late charge shall not be charged with respect to the first late payment during the initial twelve (12) months of the Lease Term, unless Tenant shall fail to cure such late payment within five (5) days after receipt of Landlord’s written notice of such late payment. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.
Section 12.05    Landlord’s Right to Perform Tenant’s Obligations
All obligations to be performed or observed by Tenant under this Lease shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rent. Landlord may perform or observe any obligation of Tenant which is in default hereunder beyond any applicable notice and cure period, without waiving Landlord’s other rights and remedies for Tenant’s failure to perform or observe any obligations under this Lease and without releasing Tenant from any such obligations. Within thirty (30) days after receiving a statement from Landlord with reasonable backup documentation, Tenant shall pay to Landlord the amount of third-party, out-of- pocket expense reasonably incurred by Landlord in performing or observing Tenant’s obligation, together with interest thereon at the Agreed Rate.
ARTICLE XIII
CONDEMNATION OF PREMISES.
Section 13.01    Total Condemnation
If the entire Premises shall be taken by condemnation at any time during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending) such that there does not remain a portion suitable for occupation, then this Lease shall terminate as of the date transfer of possession is required. Upon such condemnation, all Rent shall be paid up to the date transfer of possession is required, and Tenant shall have no claim against Landlord or the award for the value of the unexpired portion of the Lease Term.
Section 13.02    Partial Condemnation
Except as otherwise provided in this Section 13.02, if any portion of the Premises is taken by condemnation during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall remain in full force and effect as to the portion not taken. If more than thirty-three percent (33%) of the total Rentable Area of the Premises is taken by condemnation, or if a partial taking leaves the Premises unfit for the conduct of Tenant’s business, then Tenant shall have the right to terminate this Lease effective as of the date transfer of possession is required. In addition, if more than thirty-three percent (33%) of the total Rentable Area of the Premises is taken by condemnation, then Landlord shall have the right to terminate this Lease effective as of the date transfer of possession is required. Tenant and Landlord may elect to exercise their respective rights to terminate this Lease pursuant to this

Section 13.02, if at all, by delivering written notice to the other party within thirty (30) days after receipt of notice of such condemnation. All Rent shall be paid up to the date of termination, and Tenant shall have no claim against Landlord for the value of the unexpired portion of the Lease Term. The Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises immediately prior to the partial taking. If Tenant’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Landlord at Landlord’s expense. Tenant waives all rights it may have under California Code of Civil Procedure Sections 1263.260 and 1265.130 or otherwise, to terminate this Lease based on partial condemnation.
Section 13.03    Award to Tenant
Tenant shall not, because of such taking, assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its Lender (as defined in Section 15.01 below), and such claim is payable separately to Tenant.
ARTICLE XIV
ENTRY BY LANDLORD
Tenant shall permit Landlord and its employees, agents and contractors to enter the Premises and all parts thereof with at least one (1) full business day’s prior notice (except in case of emergency) at all reasonable times (during business hours unless otherwise agreed to by Tenant) for any of the following purposes: to inspect the Premises; to maintain the Premises; to the extent permitted in this Lease, to make such repairs to the Premises as Landlord is obligated or may elect to make, and to make repairs, alterations or additions to any other portion of the Building; to show the Premises to prospective tenants during the last nine (9) months of the Lease Term; to show the Premises and to post “For Lease” signs for the purposes of re-letting the Premises to prospective lenders or purchasers of the Building; and to post notices of nonresponsibility. Notwithstanding anything to the contrary contained in this Article XIV, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to an Event of Default under this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform to the extent Landlord is permitted to do so pursuant to Section 12.05 above. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In exercising its rights pursuant to this Article XIV, Landlord shall (i) use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises; and (ii) comply with all of Tenant’s reasonable security and safety regulations and if Tenant so elects, Landlord shall be accompanied by a representative of Tenant during any such entry. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem reasonably proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE XV
ESTOPPEL CERTIFICATE
Section 15.01    Estoppel Certificate
Tenant shall, at any time upon not less than ten (10) days’ prior written notice from Landlord or any holder of a mortgage affecting the Premises, the Building, the land beneath the Building or any interest of Landlord therein (any such holder, “Lender”), execute, acknowledge and deliver to Landlord a statement in the same form and substance as Exhibit F attached hereto in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any; (ii) acknowledging, if true, that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder, or specifying such defaults if any are known or claimed; and (iii) certifying or acknowledging, if true, such other matters as are requested by any prospective lender or purchaser of the Building which are reasonably related to the loan or sale transaction. Any such statement may be conclusively relied upon by any prospective lender or purchaser the Building. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year upon request of a prospective buyer or lender in connection with the disposition or refinance of the Building. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, this financial statement delivery requirement shall not be applicable if Tenant’s shares are publicly traded. Any financial statements provided to Landlord pursuant to this section shall be kept confidential and not disclosed to any third parties other than a Lender, any prospective lender or any actual or prospective purchaser of the Project, or as required by Applicable Law or a court order. Landlord shall advise any of the permitted recipients of the confidential nature of such financial statements prior to making such disclosure. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate within five (5) business days following a second notice from Landlord following expiration of the initial ten (10) business day period shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE XVI
LIMITATIONS ON LANDLORD’S LIABILITY
If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only by the interest of Landlord in the in the Project, including without limitation, but subject to the rights of any Lender or other parties, the rental income, sale proceeds, as well as any insurance or condemnation proceeds received by Landlord or any Landlord Parties in connection with the Project, the Building or the Premises. Neither Landlord nor any Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Article XVI shall inure to the benefit of the Landlord’s and all Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor any Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. Tenant shall not have any personal liability therefor, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord. The limitations of liability contained in this Section 16.02 shall inure to the benefit of the Tenant’s present and future officers, directors, trustees, and shareholders. Notwithstanding any provision of this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other for consequential damages, such as lost profits or interruption of either party’s business, except that this sentence (a) shall not limit the indemnification obligations of either party under this Lease with respect to third party claims, (b) shall not apply to claims for the breach by Tenant of Tenant’s obligations under Section 17.21, and (c) shall not limit Landlord’s right to recover from Tenant consequential damages if Tenant holds over in the Premises following the Expiration Date, subject to Section 17.09(b).
ARTICLE XVII
GENERAL PROVISIONS
Section 17.01    Severability
The invalidity of any provision of this Lease shall in no way affect the validity of any other provision hereof.
Section 17.02    Agreed Rate Interest on Past-Due Obligations
In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) Business Days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (x) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points (the “Agreed Rate”), and (y) the highest rate permitted by Applicable Laws.
Section 17.03    Time of Essence
Time is of the essence in the performance of all obligations under this Lease.
Section 17.04    Submission of Lease
The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises situated in the Project. The return to Landlord of copies of this Lease executed by Tenant shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval, until Landlord has in fact executed and actually delivered a fully-executed copy of this Lease to Tenant. This document shall not be effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.
Section 17.05    Incorporation of Prior Agreements and Exhibits and Schedules
This Lease (including Exhibits A, B, C, D, E, F, G and H and Schedules 1, 2 3 and 4) contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. All of those exhibits, together with the schedules thereto, are hereby incorporated into this Lease by this reference thereto, and are made a part of the Lease. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither the Landlord nor any employees or agents of the Landlord has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all Applicable Laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease.
Section 17.06    Notices
(a)    Written Notice
Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Tenant or to Landlord, as the case may be, at the respective address noted below next to the signature of such party. Either party may, by notice to the other party, specify a different address for notice purposes. A copy of all notices required or permitted to be given hereunder to Tenant or to Landlord, as the case may be, shall be concurrently transmitted to such other persons at such addresses as may hereafter be designated by Tenant or Landlord, respectively, by notice to the other party; provided, however, no delay or failure of delivery to any such persons shall affect the validity of the delivery of such notice to Tenant or to Landlord, as the case may be.
(b)    Methods of Delivery
(i)    When personally delivered to the recipient, notice is effective upon delivery. Delivery to the person apparently designated to receive deliveries at the subject address (e.g., a receptionist) shall constitute personal delivery if made during business hours.
(ii)    When mailed by certified mail with return receipt requested, notice is effective upon receipt if delivery is confirmed by a return receipt.
(iii)    When delivered by recognized overnight courier service (e.g., Federal Express, Airborne, United Parcel Service, DHL WorldWide Express) with charges prepaid or charged to the sender’s account, notice is effective upon delivery if delivery is confirmed by the courier service.
(iv)    When delivered by facsimile or electronic mail to the last facsimile number or electronic mail address of the recipient known to the party giving notice, notice is effective on receipt as long as (A) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (B) the receiving party delivers a written confirmation of receipt. Any notice given by facsimile or electronic mail shall be considered to have been received on the next Business Day if it is received after 5:00 p.m. (recipient’s time) on a Business Day and anytime on a non-Business Day.
(c)    Refused, Unclaimed or Undeliverable Notices
Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight courier service.
Section 17.07    Waivers
No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions. Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act. The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.
Section 17.08    Recording
Tenant may not record a “short form” memorandum of this Lease.

Section 17.09    Surrender of Possession; Holding Over
(a)    At the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s equipment, trade fixtures, supplies, wall decorations, signage, other personal property from the Premises, the Building and the Common Area and shall vacate the Premises, and surrender to Landlord possession of the Premises and all improvements therein, broom clean and in as good order and condition as when possession was taken by Tenant, excepting only normal wear and tear, damage due to casualty not caused by Tenant or Tenant’s Agents, employees or contractors. Except for such normal wear and tear, damage due to casualty not caused by Tenant or Tenant’s Agents, employees or contractors, Tenant shall, at Tenant’s sole expense: (i) repair all damage to the Premises, the interior and exterior of the Building and the Common Area caused by Tenant’s removal of its property; (ii) patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or any Tenant Parties to the roof, floor, interior or exterior walls or ceiling of the Premises and the Building, whether or not such penetrations were made with Landlord’s approval; (iii) repair or replace all damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord; (iv) repair all damage caused by Tenant to the exterior surface of the Building and the Common Area, (v) remove or cause to be removed from the Premises all debris and rubbish, such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and (vi) remove or cause to be removed from the Premises all debris and rubbish. Upon the expiration or earlier termination of this Lease, Landlord may reenter the Premises and remove all persons and property therefrom. If Tenant shall fail to surrender to Landlord the Premises, the Building and the Common Area in the condition required by this Section 17.09(a) at the expiration or earlier termination of this Lease, then Landlord, at Tenant’s expense, may remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises, the Building and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Landlord until paid. Tenant shall pay to Landlord the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance), together with interest at the Agreed Rate, within thirty (30) days after receipt of an invoice therefor.
(b)    If Tenant, without Landlord’s prior written consent, remains in possession of the Premises after the expiration of the Lease Term, then such occupancy shall be a tenancy-at-sufferance on every applicable term, condition and agreement contained herein (including the payment of Additional Rent), except that monthly Base Rent shall be payable at a rate equivalent to one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to such expiration. Nothing contained in this Section 17.09 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 17.09 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If

Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
(c)    No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
Section 17.10    Cumulative Remedies
No remedy or election hereunder by Landlord shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.
Section 17.11    Covenants and Conditions
This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense, except as otherwise set forth in this Lease, or to any setoff of the Rent or other amounts owing hereunder against Landlord.
Section 17.12    Binding Effect; Choice of Law
Subject to any provisions hereof restricting assignment or subletting by Tenant subject to the provisions of Article XVI, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of California without resort to choice of law principles. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY

MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
Section 17.13    Lease to be Subordinate and Lender Protections
(a)    Subordination and Attornment.
Subject to Tenant’s receipt of a commercially reasonable SNDA (as more fully described below), Tenant agrees that this Lease is and shall be, at all times, subject and subordinate to (i) the lien of any mortgage, deed of trust or other encumbrances now existing or hereafter executed which Landlord may create against the Premises, the Building or the Project, including all modifications, renewals, extensions and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto, and (ii) all ground or underlying leases now existing or hereafter executed affecting the Building or the Project, including all modifications, renewals, extensions and replacements thereof; provided, however, that regardless of any default under any such ground or underlying lease or any termination of any such ground or underlying lease, so long as Tenant timely performs all covenants and conditions of this Lease and continues to make all timely payments hereunder, this Lease and Tenant’s possession and rights hereunder shall not be disturbed by any ground or underlying landlord, or anyone claiming under or through any such ground or underlying landlord. Tenant shall execute and deliver any commercially reasonable documents confirming the subordination of this Lease within ten (10) Business Days after delivery of same by Landlord, provided that with respect to any ground or underlying lease, the ground or underlying landlord agrees therein that this Lease will not be terminated if Tenant is not in default beyond applicable notice and cure periods following the termination of any such ground or underlying lease. Tenant hereby agrees that a Subordination, Nondisturbance and Attornment Agreement (“SNDA”) which is substantially in the form attached hereto as Exhibit E shall be deemed to be commercially reasonable for purposes of the immediately preceding sentence. Landlord represents and warrants to Tenant that, as of the Effective Date, Landlord has not granted a monetary encumbrance affecting the Project or any portion thereof that is currently in effect
Section 17.14    Attorneys’ Fees
In the event any action or proceeding is brought by any party to enforce or interpret the provisions of this Lease, or if any other action or proceeding is brought arising out of or relating to this Lease, the prevailing party in such action or proceeding shall be entitled to recover the reasonable fees of its attorneys, experts and arbitrators, and other costs of suit.

Section 17.15    Signs
(a)    Signage Rights.
Landlord grants to Tenant during the Lease Term the following signage rights at the times and in the amounts specified below (collectively, “Tenant’s Signage”). Except as set forth herein, Tenant shall not place any additional signs outside the Premises (or visible from outside the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, any such signage shall be subject to the terms of this Section 17.15. Prior to the expiration or earlier termination of this Lease, Tenant, at its sole cost, shall remove all of its signs and repair any and all damage to the Building and any Monument Signs (as defined in Section 17.17(c) below) caused by such signs and/or the removal of such signs.
(b)    Exterior Building Parapet Signs.
Tenant shall have the exclusive right, at Tenant’s sole expense, to install and maintain signage on two (2) locations on the exterior of the Building (the “Exterior Building Parapet Signs”) in the locations specified on the 3045 Park Tenant Signage Guidelines dated April 25, 2019.
(c)    Monument Signs.
Tenant shall have the exclusive right to install, at Tenant’s sole expense, signage bearing Tenant’s name, logo or other identifying marks on: (i) a pedestrian monument sign (the “Pedestrian Monument Sign”), and (ii) a street monument sign (the “Street Monument Sign” and, together with the Pedestrian Monument Sign, the “Monument Signs”). The exact size, design, material, graphic format and proportions of the Monument Signs shall be subject to the limitations set forth under Applicable Laws and the 3045 Park Tenant Signage Guidelines dated April 25, 2019. Any electrical power required for the Monument Signs, and all federal, state and local taxes applicable to the Monument Signs, shall be charged to Tenant. Tenant shall maintain, repair and replace, as necessary, the Monument Signs in compliance with all Applicable Laws and to standards commensurate with Comparable Buildings; and the cost of such maintenance, repair and replacement of the Monument Signs shall be Tenant’s responsibility.
(d)    Interior Signage.
Tenant shall have the exclusive right to provide and install signage incorporating Tenant’s name, logo or other identifying marks anywhere within the interior of the Premises, without Landlord’s consent or approval, provided that such signage complies with all Applicable Laws.

(e)    Specifications.
Landlord shall approve, which approval shall not be unreasonably withheld, conditioned or delayed, any name, logo, graphics, content, materials, color, design, lettering, lighting, illumination and specifications (including the method of attachment and the location) (collectively, “Tenant’s Signage Design”) no later than ten (10) days following receipt of Tenant’s Signage Design from Tenant. Any name, logo, or graphic used by Tenant on Tenant’s Signage shall not contain any Objectionable Name or Objectionable Content. For purposes of this Lease, (i) the term “Objectionable Name” shall mean a name or symbol which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project (an “Objectionable Name”) and the term “Objectionable Content” shall mean any content which is generally considered pornographic, obscene or defamatory, or consists of any material or activity with a primary context (I) aimed at furthering a political candidacy, (II) advancing a political stance on one or more issues, or (III) that is reasonably likely to incite protest (“Objectionable Content”). Except as provided for herein, Tenant may not install any signs on the exterior or roof of the Project or the Common Area.
(f)    Tenant’s Signage.
All aspects of Tenant’s Signage, including, but not limited to, quality, design, color, style, lighting, size and specifications, as applicable, shall be (i) consistent with the Project’s signage guidelines, attached hereto as Exhibit D (the “Project Signage Plan”), (ii) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iii) in compliance with all Applicable Laws. Tenant shall be responsible for receiving all approvals and/or consents required by Applicable Laws for Tenant’s Signage. Tenant shall be responsible, at its sole cost and expense, for the installation, maintenance, repair and replacement of Tenant’s Signage. Upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to use a particular sign pursuant to this Section 17.15, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Signage and repair any damage resulting therefrom. Notwithstanding anything to the contrary contained in this Section 17.15, Landlord, at its election, shall have the right to perform any and all installation, maintenance, repair, replacement and removal of Tenant’s Signage and to repair any damage resulting therefrom, in which instance Tenant shall pay to Landlord, within thirty (30) days after invoice and copies of applicable supporting documentation, the third-party out-of-pocket reasonable cost of such installation, maintenance, repair, replacement, removal and repair within thirty (30) days after receipt of an invoice. Tenant shall be responsible, at its sole cost and expense, for obtaining all governmental approvals for Tenant’s Signage, provided that Tenant shall not submit any applications or requests for governmental approvals without first obtaining Landlord’s prior written approval thereof (which approval shall be limited to confirmation that such application is in compliance with the Project Signage Plan), and provided further that Tenant shall provide written notice to Landlord of all formal hearings and formal meetings with any applicable governmental authority regarding Tenant’s applications or requests for governmental approvals as far in advance as is practicable under the circumstances. Subject to the foregoing, upon request by Tenant from time to time, Landlord agrees (at no material cost to

Landlord that Tenant does not agree to in advance to reimburse) to reasonably cooperate with Tenant in connection with Tenant’s efforts to obtain all governmental approvals for Tenant’s Signage, provided that Landlord shall have no obligation (and Tenant shall have no right) to agree to or to comply with any conditions which may be imposed upon Landlord or the Building or the Project in connection with any governmental approvals for Tenant’s Signage. Tenant hereby acknowledges and agrees that the governmental approvals for Tenant’s Signage are not conditions to the validity of this Lease, and in the event Tenant fails to obtain any such approvals, this Lease shall continue in full force and effect in accordance with its terms, except that Tenant shall have no right with respect to Tenant’s Signage which is not so approved. Should the name of Tenant be legally changed or should Tenant’s Signage be assigned or transferred (any such other name referred to herein as a “New Name”), Tenant, at its sole cost and expense, shall be entitled to modify Tenant’s name as the same appears on Tenant’s Signage to reflect Tenant’s New Name, so long as Tenant’s New Name does not include Objectionable Content or an Objectionable Name.
Section 17.16    Merger
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
Section 17.17    Quiet Possession
Landlord covenants that Tenant, upon timely paying the Rent for the Premises and timely observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder within the applicable notice and cure periods shall have quiet possession of the Premises for the Lease Term, subject to all of the covenants, conditions and provisions of this Lease. The foregoing covenant is in lieu of any other covenant express or implied.
Section 17.18    Easements
Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions, so long as such easements, rights, dedications, maps and covenants, conditions and restrictions do not unreasonably interfere with Tenant’s use of or access to the Premises. Tenant shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of the Lease to same, upon request of Landlord, and if Tenant fails to do so within ten (10) Business Days after a written request to do so, Landlord may deliver to Tenant a reminder notice that such request is outstanding and Tenant’s failure to respond would constitute a breach hereunder. If Tenant fails to sign or take such other reasonable action within five (5) Business Days of such second notice, Tenant’s failure, at Landlord’s option, shall constitute a material breach of this Lease, provided that Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred in the performance of Tenant’s obligations under this Section 17.18.
Section 17.19    Authority
Each party represents and warrants to the other that the individual executing this Lease on behalf of such party (if a corporation, limited liability company or partnership or other corporate entity) that such individual is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with a duly adopted resolution of the governing group of the entity empowered to grant such authority, and that this Lease is binding upon said entity in accordance with its terms. If requested by the other party, each party shall provide the other with a certified copy of its resolution within thirty (30) days after execution hereof, but failure to do so shall in no manner (i) be evidence of the absence of authority or (ii) affect the representation or warranty.
Section 17.20    Force Majeure Delays
In any case where either party is required to do any act (other than the payment of money), and the performance of such act is prevented, delayed or stopped due to acts of God or nature, war, terrorism, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, the time for performance of such act (whether designated by a fixed date, a fixed time or a “reasonable time”) shall be deemed to be extended by the period of such prevention, delay or stoppage.
Section 17.21    Hazardous Materials
(a)    Definition of Hazardous Materials and Environmental Laws.
“Hazardous Materials” means any chemical, substance, petroleum, pollutant, product, waste or other material of any nature whatsoever (collectively called “Hazardous Materials”) subject to regulation pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq.; the Clean Air Act, 42 U.S.C. sections 7401 et seq.; the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq. (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501. Et seq. (Hazardous Materials Response Plans and Inventory); California Health and Safety Code subsections 25214.9 et seq. (Electronic Waste); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq.; all of the foregoing as may be amended from time to time; or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, warning, disclosure, management, storage, disposal, release, response, removal and remediation costs) or standards of conduct or performance concerning any Hazardous Material as now or at any time hereafter may be in effect (collectively, “Environmental Laws”).
(b)    Use of Hazardous Materials.
Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about the Project by Tenant or Tenant Parties without the prior written consent of Landlord, except as otherwise set forth herein. Tenant shall, at all times, provide any required warnings or disclosure, and shall use, keep, store, and handle all such Hazardous Materials in or about the Project in compliance with all applicable Environmental Laws. Tenant shall not treat or dispose of Hazardous Materials at the Project. Tenant shall properly dispose of Hazardous Materials at an off-site facility in accordance with Environmental Laws, and shall properly remove from the Premises or the Project, as applicable, all Hazardous Materials used or brought onto the Premises or the Project by or at the direction of Tenant during the Lease Term prior to the expiration or earlier termination of the Lease. Notwithstanding the foregoing or any other provision herein to the contrary, Tenant shall be permitted to use, handle and store Hazardous Materials in, on or about the Premises and Building: (i) that are a part of or contained in customary office and janitorial and maintenance supplies and/or equipment, and (ii) that are used in connection with Tenant’s Permitted Use, provided such Hazardous Materials are used, handled and stored in compliance with Environmental Laws.
(c)    Environmental Indemnity.
Tenant agrees to indemnify, defend, protect and hold Landlord harmless from any liabilities, losses, claims, damages, penalties, fines, attorney’s fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of a breach of this Section 17.21 or the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about the Project, and/or subsurface or ground water, after the Delivery Date from an act or omission of Tenant (or Tenant’s successor) or any Tenant Parties.
(d)    Tenant’s Remediation Obligations.
If the presence of Hazardous Materials on the Project is a result of an act or omission of Tenant or any Tenant Parties (or their successors), and such Hazardous Materials contaminate the Project or any water or soil beneath the Project, Tenant shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Landlord’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    Notification.
Tenant shall promptly notify Landlord of (i) any release of Hazardous Materials in, on or about the Premises, and (ii) any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to the Premises.
Section 17.22    Modifications Required By Landlord’s Lender.
If any current or prospective lender or ground lessor for the Building or the Project requests a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations hereunder, then this Lease shall be so modified and Tenant shall execute whatever documents are reasonably required by such lender or ground landlord and deliver the same to Landlord within ten (10) Business Days after the request; provided that Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred in the performance of Tenant’s obligations under this Section 17.22.
Section 17.23    Brokers
Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for the Brokers defined in the Basic Terms, and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease through the party making such representation and warranty. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorneys’ fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owning on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.
Section 17.24    Survival
All covenants and obligations arising out of this Lease shall survive the expiration or earlier termination of this Lease and shall remain outstanding until satisfied in full.
Section 17.25    Confidentiality
Neither Landlord nor Tenant shall make any public announcement or disclosure of the terms of this Lease to outside brokers or other third parties, before or after the Effective Date hereof, without the specific prior written consent of the other, except for such disclosures to the parties’ lenders, creditors, investors, partners, members, officers, employees, agents, consultants, attorneys and accountants as may be necessary to permit each party to perform its obligations hereunder.
Section 17.26    Counting Days.
Days shall be counted by excluding the first day and including the last day. If the last day is a Saturday, Sunday, or legal holiday as described in the California Government Code, it shall be excluded. Any act required by this Lease to be performed by a certain day shall be timely performed if completed before 5:00 p.m. Pacific Time on that date. If the day for performance of any obligation under this Lease is a Saturday, Sunday, or legal holiday, the time for performance of that obligation shall be extended to 5:00 p.m. Pacific Time on the first following date that is not a Saturday, Sunday, or legal holiday. A “Business Day” is any day other than a Saturday, Sunday, and legal holiday defined in the California Government Code.
Section 17.27    OFAC and FCPA.
(a)    Tenant represents and warrants that Tenant, all persons and entities (other than owners of publicly traded stock in Tenant) owning (directly or indirectly) an ownership interest in Tenant: (i) are not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on the most current OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order No. 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107) or the regulations or orders thereunder; (iii) are not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under any laws or regulations concerning economic and trade sanctions and restrictions, such as those administered by the United Nations, United States authorities (such as those enforced by the United States Department of the Treasury, the United States Department of Commerce, and/or the United States Department of State), Her Majesty’s Treasury, and the European Union (including but not limited to laws or regulations governing anti-terrorism, and anti-money laundering activities, and include the United States Bank Secrecy Act and the United States Money Laundering Control Act of 1986); and (iv) shall not enter into any license or sublease of the Premises with, or assign this Lease to, or hire or enter into any contracts or agreements to perform work and/or services in the Project with, any persons or entities described in (i)‒(iii) above. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, any parent, subsidiary or affiliate of Landlord, and their respective employees, agents, officers, members, managers, directors, and shareholders from and against any and all fines, penalties, actions, claims, damages, losses, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing warranties and representations.
(b)    Landlord represents and warrants that Landlord, all persons and entities owning (directly or indirectly) an ownership interest in Landlord: (i) are not, and shall not become, a person or entity with whom Tenant is restricted from doing business with under regulations of OFAC (including, but not limited to, those named on the most current OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order No. 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not, and shall not become, a person or entity with whom Tenant is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (Public Law 107) or the regulations or orders thereunder; (iii) are not, and shall not become, a person or entity with whom Tenant is restricted from doing business with under any laws or regulations concerning economic and trade sanctions and restrictions, such as those administered by the United Nations, United States authorities (such as those enforced by the United States Department of the Treasury, the United States Department of Commerce, and/or the United States Department of State), Her Majesty’s Treasury, and the European Union (including but not limited to laws or regulations governing anti-terrorism, and anti-money laundering activities, and include the United States Bank Secrecy Act and the United States Money Laundering Control Act of 1986); and (iv) shall not hire or enter into any contracts or agreements to perform work and/or services in the Project with, any persons or entities described in (i)‒(iii) above. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant, any parent, subsidiary or affiliate of Tenant, and their respective employees, agents, officers, members, managers, directors and shareholders from and against any and all fines, penalties, actions, claims, damages, losses, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing warranties and representations.
(c)    In accordance with the U.S. Foreign Corrupt Practices Act (the “FCPA”) (15 U.S.C. Section 78dd-1, et seq.), Tenant affirms that it has not and agrees that it will not, in connection with this Lease offer, promise, agree to make or authorize any corrupt or improper payment or transfer of anything of value, any benefit, or any advantage, directly or indirectly to: (i) any Government Official (as hereinafter defined); (ii) any person while knowing or having reason to know that all or a portion of the value will be given, offered, or promised, directly or indirectly to a Government Official; (iii) any director, officer, employee, representative or agent of Landlord or any of its affiliates; or (iv) any other person or entity if such payment or transfer would violate the laws of any relevant jurisdiction. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. Tenant shall promptly inform Landlord upon becoming aware of any possible violations of this provision in connection with this Lease. Tenant must require that any third parties used in the performance of this Lease will also fully comply with all Applicable Laws. Tenant is fully responsible for the activities of any third parties which Tenant uses in the performance of Tenant’s obligations under this Lease. For purposes of this Lease, “Government Official” means anyone that is, works for, or on the behalf of (A) a national, regional, municipal, or local government; (B) a department, agency, subsidiary, or branch of a national, regional, municipal, or local government; (C) a government-owned or government- controlled company (for example, a state-owned oil company, bank, airline, hospital, university, etc.); (D) a subsidiary of a government-owned or government-controlled company; (E) a public international organization (for example, the International Monetary Fund, the United Nations, the World Bank, the World Trade Organization, etc.); (F) a member of a royal family or (G) a political party, political party official, or candidate for political office.
(d)    In accordance with the FCPA, Landlord affirms that it has not and agrees that it will not, in connection with this Lease (and any services provided hereunder) offer, promise, agree to make or authorize any corrupt or improper payment or transfer of anything of value, any benefit, or any advantage, directly or indirectly to: (i) any Government Official; (ii)

any person while knowing or having reason to know that all or a portion of the value will be given, offered, or promised, directly or indirectly to a Government Official; (iii) any director, officer, employee, representative or agent of Tenant or any of its affiliates; or (iv) any other person or entity if such payment or transfer would violate the laws of any relevant jurisdiction. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. Landlord shall promptly inform Tenant upon becoming aware of any possible violations of this provision in connection with this Lease. Landlord must require that any third parties used in the performance of this Lease will also fully comply with all Applicable Laws. Landlord is fully responsible for the activities of any third parties which Landlord uses in the performance of Landlord’s obligations under this Lease.
Section 17.28    Dogs.
(a)    Notwithstanding anything to the contrary contained elsewhere in the Lease, Tenant shall be permitted during the Lease Term (as the same may be extended), to bring into the Premises, Building and Common Area fully domesticated and trained dogs kept by Tenant’s employees or contractors as pets (“Permitted Dogs”) provided and on condition that:
(i)    all Permitted Dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Premises, the Building or Project;
(ii)    upon Landlord’s request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for Permitted Dogs having access to the Project;
(iii)    Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the presence of the Permitted Dogs in the Project in excess of the costs that would have been incurred had the Permitted Dogs not been allowed in or around the Project;
(iv)    Tenant shall immediately remove any waste and excrement of any Permitted Dogs from the Project;
(v)    Tenant shall be responsible for any and all damage caused by any Permitted Dogs or other dogs brought onto the Project by Tenant or any Tenant’s Parties to the Project or the property of any of the Landlord Parties or any other tenant, subtenant, occupant, licensee or invitee of the Project;
(vi)    No individual may bring more than one (1) Permitted Dog onto the Project at any one time;

(vii)    Pet odors and/or poor behavior (for example, aggression or loud barking) by any Permitted Dog will not be tolerated and any dog exhibiting such behavior will be barred from entering the Project in the future;
(viii)    Landlord shall have the right to utilize special cleaning services to remedy any soiling or damage caused by Permitted Dogs and Tenant shall reimburse Landlord the cost thereof within thirty (30) days after written demand;
(ix)    Tenant shall comply with all Applicable Laws associated with or governing the presence of the Permitted Dogs or other dogs brought onto the Project by Tenant or any Tenant’s Parties on the Project and such presence shall not violate the certificate of occupancy;
(x)    Tenant shall be responsible for, and shall pay within thirty (30) days after demand, all costs to remedy any and all damage caused by any Permitted Dogs or other dogs brought onto the Project by Tenant or any of Tenant’s employees to the Project or the property of any other tenant, subtenant, occupant, licensee or invitee of the Premises;
(xi)    All Permitted Dogs must be on a leash at all times when outside the Premises except in designated off-leash areas;
(xii)    No Permitted Dog shall be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or well-being of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease);
(xiii)    No Permitted Dog shall be permitted to enter the Project if such Permitted Dog previously exhibited dangerously aggressive behavior;
(xiv)    Landlord shall have the right, at any time, to prevent particular dogs from entering or accessing the Premises if such dogs are in violation of the terms of this Section 17.34 or Landlord has received a complaint from any occupant regarding damage, disruption or nuisance caused by such Permitted Dog in the Building or Project, which complaint is, in Landlord’s reasonable business judgment, legitimate and not intended solely to harass or frustrate Tenant’s use and occupancy of the Premises or Tenant’s right to bring Permitted Dogs into the Premises in accordance with this Section 17.29.
(xv)    Tenant shall take reasonable precautions so that Permitted Dogs with fleas and/or other infections or open wounds are not allowed into the Project;
(xvi)    Each Permitted Dog must have all licenses required by all Applicable Laws and those licenses must be current and attached to the Permitted Dog so as to be visible; and
In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with aggressive behavior by, or health-related issues (e.g.,

allergies) related to the presence of any Permitted Dogs in the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation may include, without limitation, the creation of a separate kennel/play area for Permitted Dogs) and Tenant shall cause such mutually-agreed upon measures to be taken promptly, at Tenant’s sole expense.
Section 17.29    Counterparts.
This Lease may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Landlord and Tenant hereby acknowledge and agree that electronic signatures, including execution using Adobe Sign, DocuSign, or other signature generating software or signatures transmitted by electronic mail in so-called “pdf” format, shall be legal and binding without the need to deliver an original of this Lease. Landlord and Tenant (i) intend to be bound by the signatures (whether original or electronic) on any document sent by electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of electronic signatures.
Section 17.30    List of Exhibits and Schedules
EXHIBIT A:    Premises Floor Plan, Project Site Plan and Real Property Legal Description
EXHIBIT B:    Memorandum of Commencement of Lease Term
EXHIBIT C:    Interior Specification Standards
EXHIBIT D:    Signage Exhibit
EXHIBIT E:    SNDA
EXHIBIT F:    Estoppel Certificate
EXHIBIT G:    Rules and Regulations
EXHIBIT H:    Permitted Occupant License Agreement
SCHEDULE 1:    Landlord’s Work
SCHEDULE 2:    Landlord’s FF&E
SCHEDULE 3:     Maintenance and Repair Obligation Matrix
SCHEDULE 4:     Garage Storage Areas
LANDLORD AND TENANT EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO. EACH PARTY HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE

AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.
(Signatures continued on next page)

LANDLORD:		ADDRESS:

3045 PARK PROPERTY LLC,		c/o Jay Paul Company
a California limited liability company		Four Embarcadero Center, Suite 3620
San Francisco, CA 94111
By:	/s/ Phillip A. Verinsky
Name:	Phillip A. Verinsky
(Type or Print Name)

Title:	Vice President
TENANT:
ADDRESS:
TRIPACTIONS, INC.,
a Delaware corporation		1501 Page Mil Road
Palo Alto, California 94304
By:	/s/ Ariel Cohen
Name:	Ariel Cohen
	(Type or Print Name)	(Before Commencement Date)

Title:	Co-founder & CEO
3045 Park Boulevard
Palo Alto, California 94306

(After Commencement Date)

EXHIBIT A
PREMISES FLOOR PLAN
A-1

3045 Park Street, Palo Alto CA
1st Floor Premises

ELEC. ROOM
ELEC. CLOSET
MPOE
TRASH ROOM
MEETING
OFFICE
STAIRS
WOMEN'S RESTROOM
MEN'S RESTROOM
JANITOR'S CLOSET
LOBBY
ELEVATOR
SHOWER
IDF
SHOWER
BIKE ROOM
HUDDLE
OFFICE
OFFICE
CONFERENCE
BREAK ROOM
LARGE CONFERENCE

3045 Park Ave, Palo Alto, CA
2nd Floor Premises

BALCONY
CONFERENCE
BREAK ROOM
CONFERENCE
OFFICE
HUDDLE
STAIR 3
DN
ELEVATOR
OPEN TO
LOBBY
BELOW
MEN'S RESTROOM
WOMEN'S RESTROOM
JANITOR'S CLOSET
MECH SHAFT
IDF
ELEC
DN
STAIR 1
OFFICE
CONFERENCE

Project Site Plan

3045 Park Ave., Palo Alto, CA
Site Plan
STOP

PREMISES
Legal Description of Real Property For The Premises
Real property in the City of Palo Alto, County of Santa Clara, State of California, described as follows:
PARCEL 1 AS SHOWN ON CERTIFICATE OF COMPLIANCE EVIDENCED BY DOCUMENT RECORDED NOVEMBER 15, 2005 AS DOCUMENT NO. 18676691 AND AMENDED BY THE CERTIFICATE OF CORRECTION RECORDED JUNE 05, 2009 AS DOCUMENT NO. 20281861 OF OFFICIAL RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
A PORTION OF PARCEL A, TOGETHER WITH A PORTION OF PARCEL BAS SAID PARCELS ARE SHOWN ON PARCEL MAP FILED ON JULY 18, 1986, IN BOOK 562 OF MAPS, AT PAGES 37 AND 38 SANTA CLARA COUNTY RECORDS TOGETHER WITH A PORTION OF THAT CERTAIN PARCEL DESCRIBED IN DOCUMENT NO. 13880259 SANTA CLARA COUNTY OFFICIAL RECORDS, SAID PORTIONS BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT A POINT ON THE BOUNDARY LINE COMMON TO SAID PARCELS A AND BAND THE NORTHEASTERLY BOUNDARY LINE OF PARK BOULEVARD AT THE CORNER COMMON TO SAID PARCELS A AND B AS SAID CORNER AND PARK BOULEVARD ARE SHOWN ON SAID MAP;
THENCE; FROM SAID POINT OF BEGINNING ALONG SAID NORTHEASTERLY BOUNDARY LINE OF PARK BOULEVARD NORTH 73° 57. 00” WEST, 266.18 FEET TO “POINT A”;
THENCE AT A RIGHT ANGLE NORTH 16° 03. 00” EAST, 223.67 FEET TO “POINT B” AT THE BOUNDARY LINE COMMON TO SAID PARCEL BAND LANDS OF PENINSULA CORRIDOR JOINT POWERS BOARD DESCRIBED AS “TRACT NO. l” FILED ON OCTOBER 25, 1901 IN BOOK 244 OF DEEDS, AT PAGE 514 SANTA CLARA COUNTY RECORDS;
THENCE, ALONG LAST LINE SOUTH 68° 57. 00” EAST, 292.30 FEET TO THE NORTHERLY CORNER COMMON TO SAID PARCEL B, AND PARCEL A AS SHOWN ON PARCEL MAP FILED ON DECEMBER 23, 1983 IN BOOK 523 OF MAPS AT PAGES 1O AND 11 SANTA CLARA COUNTY RECORDS;
THENCE, ALONG THE BOUNDARY LINE COMMON TO LAST SAID PARCELS SOUTH 16° 03. 00” WEST, 198.19 FEET TO SAID NORTHEASTERLY BOUNDARY LINE OF PARK BOULEVARD;
THENCE, ALONG LAST SAID LINE NORTH 73° 57. 00” WEST, 25.00 FEET TO THE POINT OF BEGINNING.

EXHIBIT B
MEMORANDUM OF
COMMENCEMENT OF LEASE TERM
Pursuant to Article III, Section 3.01, paragraph (a) of the above-referenced Lease, the parties to said Lease agree to the following:
The Commencement Date of the Lease is _______________, 20__.
The date for commencement of Base Rent for the Premises is ______________.
The date for commencement of payment of Operating Expenses, Real Estate Taxes and Insurance Expenses is _________________________.
Attached hereto as a part hereof is a true and correct schedule of Base Rent. The total Rentable Area of the Premises is an agreed _____________ rentable square feet.
Each person executing this Memorandum certifies that he or she is authorized to do so on behalf of and as the act of the entity indicated. Executed as of ___________, 20__, at Palo Alto (Santa Clara County), California.

“Landlord”

3045 PARK PROPERTY LLC,
a California limited liability company

By:
Name:
(Type or Print Name)
Title:

“Tenant”

TRIPACTIONS, INC.,
a Delaware corporation

By:
Name:
(Type or Print Name)
Title:
B-1

EXHIBIT C
INTERIOR SPECIFICATION STANDARDS

Required Project Standards	Minimum Level of Quality	CalGreen/LEED Credits	Fitwel Credits

Items listed in this column are required as part of the lease. If there is nothing listed in this column, then refer to the “Minimum Level of Quality” column for direction.	This column presents a baseline reference for a products quality, and identifies the look and feel we would like to see in our class A building. Proposed alternates will need to be identified, reviewed, and approved during the design phase, not to be unreasonably withheld.	BASED ON LEED VERSION v 4.0 We are committed to providing a healthy indoor environment for all of our tenants. Listed below are the sustainable aspects of the building standard products. The sustainable products identified may contribute toward achieving the following LEED credits:	BASED ON Fitwel VERSION v 2.1 We are committed to providing a healthy indoor environment for all of our tenants. Listed below are the health aspects of the building standard products.

Prior to permit or construction, all utilities location and layout running outside the confines of the leased premises requires owners review and approval. Tenant Improvement to be designed to meet the requirements of the LEED Commercial Interiors rating system with a minimum Gold certification level.
	VOC limits per South Coast Air Quality Management District Rule #1168, CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	EQC2 Low-Emitting Materials

Walk-off mats to achieve 10’-0” covered length requirement in direction of travel - Interior and Exterior	EQC1 Enhanced IAQ Strategies, EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Exterior portion of walk-off mat: Nuway standard 12mm closed construction aluminum scraper with grey wiper, recessed, drained to storm drain system.

Interior portion of walk-off mat: Shaw Contract Group, Portal tile, Style: 5T035, Color: Sterling (34557), Size:
24” x24”, Construction: Multi-level pattern loop,
SCAQMD Rule 1168. CRI Green label Plus.

Associated Terrazzo: To match existing: Epoxy Custom Grey Sample #3811 with Latricrete Stonetec enhancer sealer
4” high flush MDF, painted Benjamin Moore, “Chantilly Lace” OC-65, semi- gloss sheen
Acoustical Ceiling (Lobby): Armstrong, 48 x 48, Optima, White, 15/16” Grid, Vector, White	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
Gypsum Board Ceiling (Lobby & Hallways): Painted gypsum board ceiling. Benjamin Moore, flat sheen, Chantily Lace-OC65, Level 5 finish at Lobby ceilings.
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Delray Lighting: Dos Led Circles 5’-0”, brush finish aliuminum with silver cables.
Downlights- 4” Basys Led II Recessed Round LED Down Light “ZUMTOBEL”, white flange
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
Paint: Level 5 Gypsum Board Finish. Eggshell, Benjamin Moore, Chantilly Lace-OC65, SCAQMD Rule 1168, CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified. Wood Wall Panels: TerraMai reclaimed teak horizontal planks, 6”high x 3/4” thick nominal, square-edge tongue and groove profile, end matched, with UV protective penetrating sealer Vermont Natural ‘Caspian Clear’
Feature Wall/Ceiling: 3Form-Chroma resin 1/2” Finish: Vellum F04 Style: Avalanche D01

Blackened steel rails & posts, 1/2” clear tempered glass panels
Permanent glass-mounted vinyl “No tobacco” use sign at entrance.	As per Fitwel Strategy 4.1

Walk-off mats to achieve 10’-0” covered length requirement in direction of travel - Interior and Exterior	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Exterior portion of walk-off mat: Match walk-off mat at Entry - Front.
Interior portion of walk-off mat: Match walk-off mat at Entry - Front. SCAQMD Rule 1168. CRI Green label Plus.
Permanent glass-mounted vinyl “No tobacco” use sign at entrance.	As per Fitwel Strategy 4.1

Stainless Steel, white or laminated to match casework. Other than laminated finishes, all other appliance finishes shall match each other. All water sources or equipment delivering water shall have electric leak detection system.
	Energy Star GE PDT760SSJSS / PDT760SIJII	Optimize Energy Performance LEED CI: EAp Minimum Energy Performance, Option 2
Bosch: SGX68U55UC. Stainless steel, white, or laminate to match casework
	Energy Star GE Model #:PWE23KYNFS, Full size. 70 H x 36 W x 31 D Stainless steel, white, or laminate to match casework	Optimize Energy Performance LEED CI: EAp Minimum Energy Performance, Option 2
	Energy Star, UC - U-Line #29R / 3024R/ 3024RL Stainless steel or white Energy Star GE PEM31SFSS / PEM31DFWW, 1.1 cu.ft., 800 W. Stainless steel or white	Optimize Energy Performance LEED CI: EAp Minimum Energy Performance, Option 2 Optimize Energy Performance LEED CI: EAp Minimum Energy Performance, Option 2
	Electric Energy Star.	Optimize Energy Performance LEED CI: EAp Minimum Energy Performance, Option 2
	Electric Energy Star.	Optimize Energy Performance LEED CI: EAp Minimum Energy Performance, Option 2

Permanent nutritional signs in all break areas.		As per Fitwel Strategy 10.2

ADA Compliant. American Std. Prevoir Stainless Steel Drop-In 25-1/4” by 22” 1-Bowl Kitchen Sink or Elkay 20 gauge, 25” x 21” x 5 GECR-2521-L/R.

Touchless electric Faucet, Manufacturer: Kohler, Sensate touchless faucet Model No: K 77218- VS Finish: Polished Chrome Type: Infrared sensor, AC powered with AC adapter	2.2 gpm/8.3 L/min. maximum flow rate, 1.5gpm/5.7 L/min, maximum flow rate for F15 models LEED CI: WEc Water Use Reduction; LEED CS/NC: WEc water use reduction

AWI Custom grade - flush overlay
Plastic laminate; must comply with SCAQMD Rule 1168 and CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	MRc3 BPDO Sourcing of raw Materials, EQc2 Low emitting materials
Plastic laminate; must comply with SCAQMD Rule 1168 CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	MRc3 BPDO Sourcing of raw Materials,EQc2 Low emitting materials
Solid Surface countertops @ cabinets	MRc3 BPDO Sourcing of raw Materials,MRC2 BPDO EPD, MRC4 BPDO Material Ingredients, EQc2 Low emitting materials
Heavy duty concealed self closing, 180 degree opening. Stainless steel rod pull.
Heavy duty ball bearing - Heavy duty full extension Acuride Heavy duty friction type 32 mm pin system Recessed heavy duty - Knape & Vogt

	3/4” med density particle board with recycled FSC content. No added formaldehyde. Comply with SCAQMD Rule 1168 and CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Minimum of 2 lockers are required in the project		As per Fitwel Strategy 2.4

Minimum ceiling heights at open office areas: 1st Level - 10’-0” 2nd Level - 10’-0”. Open ceiling subject to Owner’s approval.
	Ceiling Grid 9/16”, min. 25% recycled steel	MRc3 BPDO Sourcing of raw Materials,MRC2 BPDO EPD, MRC4 BPDO Material Ingredients, EQc2 Low emitting materials
	Armstrong Ultima and Optima Open Plan #1945, 9/16” Beveled Tegular 2’ x 4’ “white” tile with recycled content.	MRc3 BPDO Sourcing of raw Materials,MRC2 BPDO EPD, MRC4 BPDO Material Ingredients, EQc2 Low emitting materials
Specialty Ceiling (Break Room): Barz acoustical ceiling B302505V, Louver depths of 2.5” and 6” and length to be of equal panels. Black axiom trim at exposed edges. Finish - Arboreal real wood veneer

	Ceiling Wet Areas: Tape In Fiberglass Access Panel - IntexForms Lift and Shift Access Panel Square Door Corners	MRc3 BPDO Sourcing of raw Materials,MRC2 BPDO EPD, MRC4 BPDO Material Ingredients, EQc2 Low emitting materials
Ceiling Dry Areas: Tape In Metal Access Panel - Karp KDW
Walls Tiled Areas: Flanged Metal Access Panel - Karp DSC-214M in Stainless Steel
Wall In Closets/Service Areas: Flanged Metal Access Panel - Karp DSC-214M Prime Coated Steel
Walls in Tenant Areas: Tape In Metal Access Panel - Karp KDW
Rated Wall in Closets/Service Areas: Flanged Metal Access Panel - Karp KRP-150FR
Rated Wall in Tenant Areas: Tape In Metal Access Panel - Karp KRP- 350FR

Steel stud spacing to be designed per SSMA- Steel Stud Manufacturers Association
Level 1 exterior stud walls have a 3/4” horizontal movement joint between 12’-0” & 12’-0 3/4” Above Finish Floor, which accommodates 3/8” vertical movement in the up and down directions, or 3/4” total movement. Any interior framing and finishes connecting across this joint shall not restrict movement of structure, and shall accommodate movement, as required.

PPG or Viracon, Shop fabricated, 1/4” Heat strengthened or tempered as required.
Technical Glass Products (TGP) fire- rated systems or equal, No wire glass.

5/8” minimum. Finish level 4 min. typical unless otherwise noted, face: 100% recycled paper, no VOCs, manufactured locally. Type ‘X’ gypsum at fire-rated walls. SCAQMD Rule 1168. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified. Provide metal corner beads, L-shaped edge trim, typical.	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Georgia Pacific Building Products, Dense Shield Tile Backer or National Gypsum, Gold Bond EXP Tile Backer

Benjamin Moore, Color Preview, Chantily Lace-OC65.	Not to exceed VOC Content Limit Green Seal Standard, GS-11, Paints, 1st edition, May 20,1993. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	EQC2 Low Emitting Materials
Typical: Eggshell finish, Damp areas and Railings: semi-gloss 3-coat min application in smooth finish unless specified otherwise.(Low VOC)
Paints must meet BAAQMD Architectural Coatings Measures: Use low volatile organic compounds VOC(i.e. reactive organic gases(ROG) coatings beyond the BAAQMD requirements) Paints must meet Green Seal Standard-11. VOC Limits are flats 50 g/L, Non-flats 150 g/L. Anti-corrosive and anti-rust paints applied on interior must not exceed 250 g/L. Clear wood finishe, floor coatings, stains, sealers, and shellacs on interior must meet SCAQMD Rule 1113, clear wood varnish 350 g/L, clear wood lacquer 550 g/L, floor coatings 100 g/L, waterproofing sealers 250 g/L, sanding sealers 350 g/L, all other sealers 200 g/L, stains 250 g/L. All paints and coatings must comply with CDPH v1.1-2010 emisison testing standsrds and / or Green Guard Gold Certified.

3’-0” x 9’-0”, Solid core wood, AWI premium grade, fire-rated where required. Exotic Hardware Veneer: To match existing by Pacific Architectural Wood Products, Log # KD3172, Oliver Ash, Quarter sawn, unfigured, vertical grain, book matched, center balanced. Premium Grade - No Sapwood.
	No added formaldehyde or Ultra Low Emitting Formaldehyde resins. SCAQMD Rule 1168 and CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

No added formaldehyde or Ultr Low Emitting Formaldehyde resins. FSC Certified. Finish: Clear conversion vaenish (matte). Vision glass ok at tenant entries in non-rated locations only.
3’-0” x 9’-0”, Solid core wood, AWI premium grade, fire-rated where required. Exotic Hardwood Veneer : To match existing by Pacific Architectural Wood Products, Olive Ash, Quarter sawn, unfigured, vertical grain, book matched, center balanced. Premium Grade - No Sapwood.
EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

No added formaldehyde or Ultra Low Emitting Formaldehyde resins. FSC Certified. SCAQMD Rule 1168 and CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified. Finish: Clear conversion varnish (matte).

	Storefront doors: 3’-0” x 9’-0” Glass storefront doors with aluminum frame. Finish - Matte black. Vision glass - Full length clear tempered glazing with aluminum frame in matte black finish.	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
	For conditions where fire-ratings are required and are not achievable with wood doors, use hollow metal doors. Fire-rated, where applies.	MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Manuf : Schlage L Series, Lever #17. Schlage interchangeable cylinders for master key. F Keyway Finish : Brushed Stainless Steel Finish : Brushed Chrome		MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
	LCN - 4000 Series. Surface mounted or concealed series	MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

	Western Integrated, 1 1/2” trim, clear anodized finish and matte black finish	MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
	For conditions where fire-ratings are required and are not achievable with aluminium frames, use welded hollow metal frames.	MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Signs to promote stair use in all elevator lobbies.

	Doors (Front & Rear): Brushed #4 stainless steel, 16 Ga. Frames : Brushed #4 stainless steel, 16 Ga.	MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Upper Wall : Material Finish - White, back-painted glass - Streamline Glass G102, with 1/2” face J-binder frame in brushed #4 stainless steel
Manuf – Eklund
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Lower wall :
Material Finish - 16 ga. perforated metal, powder coat black over black p-lam finish, fire-rated core, with 1/2” face J-binder frame in brushed #4 stainless steel
Pattern - 1/4” diameter round holes, 3/8” staggered w/ 1/2” solid borders. Manuf – McNichols
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
Brushed #4 stainless steel frieze, reveals, & 4” high skirting
EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Kone 4” high flat handrail with straight ends, style HR63, 4SS finish (Handrails on 2 sides)

Suspended Ceiling Panels :
Manuf - Kone
Style - CL88, 2-section, brushed #4 stainless steel faced panels, 6 round led spotlights
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Lighting : Round led downlights & emergency lighting.

	Carpet : Shaw, carpet tile (18” x 36”) Style: 58585 Intention: Color: Canvas Protective quilted pad and hooks provided.	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	Treads/Landings: Associated Terrazzo Custom Grey #3811 Epoxy Terrrazo with Laticrete ‘Stonetech’ Enhancer Sealer. 1/2” wide non-slip carburundum nosing strip at each tread.	See Painting topic for details EQC2 Low Emitting Materials

Contrasting stripe of terrazzo at top and bottom nosings, Associated Terrazzo #3678
Stringers: Blackened steel C12x20.7 channels
Risers: Blackened steel perforated panels McNichols 1/4 round 3/8 stagger pattern
Blackened Finish: Black-Oxide ‘Blackened Steel’, patina finish to match existing, with matte clear acrylic finish coat.
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.

Handrail design: White Oak, stained to match existing lobby teak wall panels.	See Painting topic for details EQC2 Low Emitting Materials
Glass Guardrail Panels: 1/2” Tempered clear glass fixed with CRL Z- Series round type flat base ss steel clamps Catalog #Z512BS Metal Post & Rail Finish: Black-Oxide ‘Blackened Steel’, patina finish to match existing, with matte clear acrylic finish coat.
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.

Eggshell, Benjamin Moore, Chantily Lace-OC65. Not to exceed VOC Content Limit Green Seal Standard, GS-11, Paints, 1st edition, May 20,1993, SCAQMD Rule 1113, CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	See Painting topic for details EQC2 Low Emitting Materials
Flat Finish, Benjamin Moore, Chantily Lace-OC65. SCAQMD Rule 1113, Green Seal Standard GS11, CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	See Painting topic for details EQC2 Low Emitting Materials
Downlights- 4” Basys Led II Recessed Round LED Down Light “ZUMTOBEL”		Energy Efficiency EAp2 Minimum Energy Perf., EAc1 Optimize Energy Perf.

SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
Treads/Landings: Steel pan-formed, concrete filled, sealed concrete finish. Contrasting stripe: Wooster Products Spectra safety tread Type WP24A in black.
Stringers: Steel C12x20.7 channels Risers: Steel plate
Steel finish: PPG Coraflon ADS Intermix ‘Bistro Bronze’ to match exterior curtain wall mullion finish SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
Ref. paint section in Topic Stair- External Exit EQC2 Low Emitting Materials
Metal Paint: PPG Coraflon ADS Intermix ‘Bistro Bronze’ to match exterior curtain wall mullion color. SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	Railing Design Stair 2: Painted square steel tube & horizontal stainless steel cable rails. Railing Design Stair 3: Painted steel round pipe rail.	Ref. paint section in Topic Stair- External Exit EQC2 Low Emitting Materials

Eggshell, Benjamin Moore, Chantily Lace-OC65. Not to exceed VOC Content Limit Green Seal Standard, GS-11, Paints, 1st edition, May 20,1993, SCAQMD Rule 1113,
BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	See Painting topic for details EQC2 Low Emitting Materials

Flat Finish, Benjamin Moore, Chantily Lace-OC65.
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	See Painting topic for details EQC2 Low Emitting Materials
Downlights- 4” Basys Led II Recessed Round LED Down Light “ZUMTOBEL”		Energy Efficiency EAp Minimum Energy Perf., EAc1 Optimize Energy Perf.
Philips Chloride, 45VL series(LED). Text-GC–Green. Location: Where fixtures occur at Ceilings	H.E. Williams EXIT/EL Use only at open (no) ceiling areas.	Energy Efficiency EAp Minimum Energy Perf., EAc1 Optimize Energy Perf.

SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
Treads/Landings: Painted & hot dipped galvanized steel plate with non-slip epoxy coating applied to treads & landings, American Safety Technology AS-150.
Constrasting stripe: 2” wide at every nosing (exterior stair) in contrasting AS-150 non-slip epoxy, masked & applied separately from treads & landings.
Stringers: Steel C12x20.7 channels Risers: Steel plate
Ref. paint section in Topic Stair- External Exit EQC2 Low Emitting Materials

Steel finish: Galvinized & painted high performance acrylic color to match curtain wall mullions PPG Bistro Bronze.
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.

Metal Paint: High performance acrylic color to match curtain wall mullions PPG Bistro Bronze.	Railing Design: Galvinzed & painted square steel tube & horizontal stainless steel cable rails	Ref. paint section in Topic Stair- External Exi EQC2 Low Emitting Materials

SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	Handrails: Galvinzed & painted round stl pipe.
Flat Finish, Benjamin Moore, Chantily Lace-OC65.
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.	See Painting topic for details EQC2 Low Emitting Materials
Wall mounted - H.E. Williams SLF-4 series, LED linear		Energy Efficiency Eap Minimum Energy Perf., EAc1 Optimize Energy Perf.
Philips Chloride, 45VL series(LED). Text-GC–Green. Location: Where fixtures occur at Ceilings	H.E. Williams EXIT/EL Use only at open (no) ceiling areas.	Energy Efficiency Eap Minimum Energy Perf., EAc1 Optimize Energy Perf.
Requires owners approval.	SCAQMD Rule 1168. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.
IDF, Elec, Elevator Control Room, Janitor/Storage, MPOE, Main Electric Room, Stairs. Occurs where no other floor finishes are being installed	SCAQMD Rule 1168. CDPH V1.1-2010 VOC emission testing standards with applicable exposure and / or Green Guard Gold Certified.

Carpet : Shaw, carpet tile (18” x 36”) Style: 58585 Intention: Color: Canvas		EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Carpet : Shaw, carpet tile (18” x 36”) Style: 58585 Intention: Color: Canvas	All carpet to follow - Carpet and Rug Institute Green Label Plus Program. Carpet Cusion- Carpet and Rug Institute	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
SCAQMD Rule 1168. CDPH v1.1- 2010 VOC emission testing standards.	Green Label Program. Carpet Adhesive- EQ4.1 and a VOC limit of 50g/L

VCT - not allowed in common areas, SCAQMD Rule 1168 FloorScore certified
	Wall base - 4” rubber base in continuous roll goods. FloorScore certified	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
	Marmoleum by Forbo (sheet linoleum or tiles) with welded joints. FloorScore certified	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
	Rubber flooring (sheet goods or tiles). Vapor barrier required under welded sheet goods. FloorScore certified	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

	4” Cove Rubber Wall base, Continuous roll, Roppe - rubber base, #129 (Dolphin),	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified. FloorScore Certified. Location : Typical, unless noted otherwise.
	5/8” thk, 4” high mdf base. Painted semi-gloss Benjamin Moore, Chantily Lace-OC65	EQC2 Low-Emitting Materials

Toto – CT708UG Commercial Wall Hung Toilet, Toto sensor flush valve #TET1LA32, Toto SC534-01 Elongated seat	EPA Water Sense ASME A 112.19.2	CALGreen Compliant, LEED CI: WEc Water Use Reduction; LEED CS/NC: WEc water use reduction
Toto, High-Efficiency 1/8 GPF Washout Urinal UT105UG Color : #01 Cotton, Toto urinal flush valve TEU1UA12#01	EPA Water Sense ASME A 112.19.2	CALGreen Compliant, LEED CI: WEc Water Use Reduction; LEED CS/NC: WEc water use reduction
Kohler “Caxton” 17” x 14” Oval under-mount counter lavatory, K- 2210-0 (white)
Sloan, EAF 275: Optima, Solar powered deck mounted mid body faucet: Finish - Polished Chrome Sloan, ESD 2000 : Finish - Polished chrome Elkay - LZWS - EDFPBM117K (non - refrigerated)	EPA Water Sense ASME A 112.19.2	LEED CI: WEc Water Use Reduction; LEED CS/NC: WEc water use reduction

Electric water heater	State “Patriot” #PC 66 20RTA, Xylem e3-4_/BTPY2 Recirculation Pump with e3 timer (submitted core & shell)
FlowTherm Systems #70M Duplex Pressure Booster pump (verify with MEP)
Cash Acme “Heatguard” #145 Series, (verify with MEP)	Thermostatic Mixing Valve, 0.34gpm.
Koso “California” seismic shut-off valve #EV-VT316-60, 4” (verify with MEP)

Symmons Dia™ Shower System 3500TS-CYL-B-X-STN-1.5 (satin nickel), Temptrol® pressure- balancing mixing valve with integral stops, Showerhead model #352SH, 1.5 GPM flow rate restricter	EPA Water Sense ASME A 112.19.2	CALGreen Compliant, LEED CI: WEc Water Use Reduction; LEED CS/NC: WEc water use reduction

Symmons Dia™ Shower-Hand Shower System 3503-H321-V-CYL- B-TRM-STN-1.5 (satin nickel), Temptrol® pressure-balancing mixing valve with integral stops, separate dual outlet diverter valve, Showerhead model #352SH and Wall/Hand Shower model #H321-V w/ 5 foot flexible metal hose, in-line vacuum breaker, wall connection & cradle, 24 inch slide bar for hand shower mounting, 1.5 GPM flow rate restrictor	EPA Water Sense ASME A 112.19.2	CALGreen Compliant LEED CI: WEc Water Use Reduction; LEED CS/NC: WEc water use reduction

Bobrick #B - 359		MRc3 BPDO Sourcing of Raw materials
Bobrick #B - 3944 - Typical locations Bobrick #B - 39003 at Shower rooms		MRc3 BPDO Sourcing of Raw materials
Bobrick #B - 37063C		MRc3 BPDO Sourcing of Raw materials
Bobrick #B - 357		MRc3 BPDO Sourcing of Raw materials
Bobrick B-6806x36 & B-6808x48 horizontal at toilets;		MRc3 BPDO Sourcing of Raw materials
Bobrick B-6816 at showers
Surface-mounted, Bobrick #B - 6727, Brushed stainless steel double hook		MRc3 BPDO Sourcing of Raw materials

Koala Care KB110-SSRE, Stainless Steel Finish, Station Recessed Mounted.	MRc3 BPDO Sourcing of Raw materials
Dyson Airblade AB14 Hand Dryer	MRc3 BPDO Sourcing of Raw materials
Bobrick #B - 290 2472, 24”W x 72”H Bobrick B-290 custom size Signs to promote washing signage in all restrooms.		As per Fitwel Strategy 8.2

Bobrick #B - 301	MRc3 BPDO Sourcing of Raw materials
Bobrick #B - 3094	MRc3 BPDO Sourcing of Raw materials
Bobrick #B - 3888 (core & shell dwgs- but 3094 used at mens accessible stall)	MRc3 BPDO Sourcing of Raw materials

Bobrick, #204-1	MRc3 BPDO Sourcing of Raw materials
Bobrick, 72 W x 72”H, 204-3 curtain, Matte white vinyl	MRc3 BPDO Sourcing of Raw materials
Bobrick: B-6047 X 60, Extra heavy duty	MRc3 BPDO Sourcing of Raw materials
Manuf. : Teakworks4u #TBF-300225W, Teak, 30 x 22 1/2, Folding bench, Burmese teak shower bench L shape, ADA compliant fold up.

Finish, patterns and detailing to match existing

Quartz Stone countertop - Caesarstone, Classico, Ocean Foam (6141).		Approved per UPC (?) MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Veneer: Plastic Laminate - Laminart, Portabella 2433-T
PS 1 Exterior Grade, A-C veneer grade, minimum 5-ply; minimum 3/4 inch FSC Wood	FSC Fire Rated(?) Plywood, No Added formaldehyde or Ultra Low Emitting Formaldehyde Resins. Adhesives and sealants, and field applied finishes to comply with SCAQMD Rule 1168 and CDPH V1.1-2010 VOC emission testing standards and / or Green Guard Gold Certified.	FSC Wood MRc3 BPDO Sourcing of Raw materials, EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRC4 BPDO Material Ingredients
Field Paint: Semi-gloss, Benjamin Moore, Color- Chantily Lace- OC65.	SCAQMD Rule 1113. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.	See painting Topic for details MRc3 BPDO Sourcing of Raw materials, EQC2 Low-Emitting Materials
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures.
Crossville - Shades, 6” x 24” Honed (50% blend), Color - Frost AV241.
Crossville - Shades, 6” x 24”, Unpolished UPS (50% blend), Color – Frost AV241.
Crossville - Shades, 6” x 12” Cove base trim piece, Unpolished UPS Color: Frost AV241
Location: Occurs at all restroom walls.
SCAQMD Rule 1168.

Laticrete Spectralock Pro Premium Epoxy Type Grout, #90 Light Pewter	Grouts to comply with SCAQMD Rule 1168 and CDPH V1.1-2010 VOC emission testing standards and / or Green Guard Gold Certified.

Tile : Florim, Basaltine, Nut (1096211), 12” x 24”	FloorScore Certified	See painting Topic for details, MRc3 BPDO Sourcing of Raw materials, EQC2 Low-Emitting
Accent tile: Crossville, Shades, Ink UPS AV249, 6” x 24”		Materials
Laticrete Spectralock Pro Premium Epoxy Type Grout, #60 Dusty Grey	Grouts to comply with SCAQMD Rule 1168 and CDPH V1.1-2010 VOC emission testing standards and / or Green Guard Gold Certified.	EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Painted gyp board, Paint: Semi-gloss, Benjamin Moore, Color- Chantily Lace-OC65.	SCAQMD Rule 1113. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.	See Painting Topic for details,
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures.
Stainless steel, zero site-line partitions with chrome hardware. (overhead braced, floor mounted)	ASI Accurate - Stainless Steel Partitions - floor-anchored, overhead-braced.
Privacy strips : to be provided at 4 connections - strike side, Hinge side, Connection of intermediate partition to wall and to partition. Finish : Brushed aluminium. Door and partition height : 58”

Field Paint: Semi-gloss, Benjamin Moore, Color- Chantily Lace- OC65.	SCAQMD Rule 1113. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.	See painting Topic for details, MRc3 BPDO Sourcing of Raw materials, EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRC4 BPDO Material Ingredients
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures.

Crossville - Shades, 6” x 24” Honed (50% blend), Color - Frost AV241. Crossville - Shades, 6” x 24” Unpolished UPS (50% blend), Color – Frost AV241.
Laticrete Spectralock Pro Premium Epoxy Type Grout, #90 Light Pewter	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.	EQC2 Low-Emitting Materials
Location : Shower Room and Stall Floor. Tile : Florim, Basaltine, Nut (1096211), 2” x 2”	FloorScore Certification / CDPH V1.1- 2010 VOC emission testing standards	EQC2 Low-Emitting Materials. MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Laticrete Spectralock Pro Premium Epoxy Type Grout, #60 Dusty Grey	SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.	EQC2 Low-Emitting Materials
Painted gyp board, Paint: Semi-gloss, Benjamin Moore, Color- Chantily Lace-OC65.	SCAQMD Rule 1113. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.	See Painting Topic for details, EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material
SCAQMD Rule 1113, Green Seal Standard GS11, BAAQMD Architectural Coatings Measures.		Ingredients

Florestone Mop receptor MSR #2424

Chicago Faucets #897-RCF Service Sink Faucet, lever handles, vacuum breaker spout with wall brace, hose thread & pail hook, loose key stops, (polished chrome)

MR-370 5/8” Hose, 5’ long with clamp.
Fiberglass Reinforced Panel : Marlite, Full height on all walls, Color - P-100, White.	Adhesives must meet SCAQMD Rule 1168. CDPH V1.1-2010 VOC emission testing standards and / or Green Guard Gold Certified.	See painting Topic for details MRc3 BPDO Sourcing of Raw materials, EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Sealed Concrete
SCAQMD Rule 1168. CDPH V1.1- 2010 VOC emission testing standards and / or Green Guard Gold Certified.
Mop and Broom Holder : Bobrick #B-223 x 24
Stainless Steel Shelf : Bobrick #B-298 x 24
Shelf material: Solid surface Avonite Foundations, Shark Skin, #7556 Shelf bracket: Mocket SH49B-Large Wedge
MRc3 BPDO Sourcing of Raw materials, EQC2 Low-Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients
Occupancy sensor controls
Vode Racerail Ceiling-Wall Arm 107, Wall Arm, 6” arm length, Clear Anodized
Recessed 4”Wx4”D LED perimeter wall slot Finelite HP-WS
4” Basys Led II Recessed Round LED Down Light “ZUMTOBEL”

No film on exterior glass. Locate on all exterior vision windows except enclosed exit stairs.		As per Fitwel strategy 7.3

Per City of Palo Alto Condition of Approval (6) for 3045 Park Blvd [17PLN-00073]:
WINDOW SHADES: The project shall incorporate internal window shades on the first and second floors of the [plaza-side] building elevations [facing adjacent residential use] that screen from view light and glare to the adjacent residential use. The shades shall be automatically-timed to unfurl no later than 6:00 PM and shall remain drawn until at least 6:00 AM the following day. Compliance with this provision shall be established in lease agreements with future tenants.

Nysan Hunter Douglas, Mariak Roller Shade Headbox. (Add housing finish) At Lobby shades: Skyco Shading Systems Guide Cable Attachment	MRc3 BPDO Sourcing of Raw materials
Mermet, Green Screen Revive, Color: Dusk, 5% openness typical, 1% openness at Lobby only (Black side to be towards the inside).
On interior-face side with Building
Standard shades on exterior-face.
See attached Shade Housing Detail, conduits for shade motors shall not be run under building perimeter beams.
Greenguard certified

Use an ambient and task lighting approach, limiting electric lighting overall to 0.8 w/sf or less overall based on most current T-24 standard.	Energy Efficiency EAp2 Minimum Energy Perf., EAc1 Optimize Energy Perf.

Use low-mercury 3rd generation T8 lamps with low power factor electronic ballasts (BF=0.70-0.75) or better. Visible fixtures to run perpendicular to the length of the building.

Occupancy sensors in restrooms, private offices, conference rooms, storage, etc. Use ultrasonic or dual-technology sensors for restrooms. In all cases, switch operation shall function like a normal light switch so that the occupancy sensor only turns lights off. This is normally specified as: Manual ON / Manual OFF / Auto OFF.	Energy Efficiency EAp2 Minimum Energy Perf., EAc1 Optimize Energy Perf.
Incorporate daylighting controls in all perimeter zones per T-24. Use either stepped dimming, continuous dimming ballasts, or bi-level control of lamps within fixtures (alternating fixtures is not acceptable) controlled by photocell sensors to reduce electric light levels when ambient lighting is available. Consider daylight harvesting techniques, such as interior light shelves. Consider “smart strips” or other plug-load reduction devices.

Fixtures must be high efficiency defined as a minimum 50 Lumens/watt.
Philips Chloride, 45VL series(LED). Text-GC–Green.	H.E. Williams EXIT/EL Use only at open (no) ceiling areas.	Energy Efficiency EAp2 Minimum Energy Perf., EAc1 Optimize Energy Perf.
Location: Where fixtures occur at Ceilings

Tenant entries to provide security control card reader/ camera systems compatible with base building security systems.
Tenant security cameras are allowed inside leased premises only.

Restroom and shower signage, tactile exit signage, stairway identification signage, stairway tactile floor identification signage, permanent room signage, emergency evacuation at 1st level elevator, lobby and stair signage, fire extinguisher signs, fire hose cabinet signs and accessible code required signage to match building standard.	SCAQMD Rule 1168. CDPH V1.1-2010 VOC emission testing standards and / or Green Guard Gold Certified.

Airolite SCH601 at Stair 4

All modifications to the base building fire protection system to be reviewed and approved by landlord.
EST Base Platform. (verify all fire alarm w/MEP) SIGA-CR. SIGA-CT2. Manual pull SIGA-278. Photoelectric SIGA-PS with SIGA- SB4 base with trim skirt. GCF-S7, white. GCF-S7VM, white. G4F-S7VM, white.

JL Industries Ambassador 1017 FEC-V-10-LDCVWFE. Cold rolled steel with white powder coat finish standard doors. Recessed- 3/8” flat trim, using deep stud size. Semi- recessed- 1-1/4” Square Edge. Where not possible, semi- recessed is acceptable

Use building standard signs.

Fire sprinklers to meet FM Global Standards.
Concealed heads at main lobby and elevator lobbies. Semi-recessed or concealed heads at all other locations.	Custom finish to match ceiling color for concealed heads.

	Zoll AED 3 in semi-recessed wall cabinet (Part# 8000-001257) or fully recessed wall cabinet (Part# 8000-001258).	As per Fitwel Strategy 12.2

	Refer to T-24 building envelope compliance forms for required insulation based on the performance energy model. Typical building roofs have R30 continuous insulation above roof deck. Typical opaque stud walls have R-19 batt insulation at stud cavities and R8 continuous rigid insulation at exterior side. Should walls, floors, or roof areas require insulation modification or replacement, provide insulation to achieve the total effective R-value required.	u
	Fiberglass or cotton, no added formaldehyde by Johns-Manville, Owens-Corning or Bonded Logic, sound batts required in conference rooms, restrooms, and lobby walls minimum. All equipment to be noise isolated. Cores, demising walls and equipment rooms to have a minimum STC rating of 40. No added urea- formaldehyde.	Cotton fiber batts (Ultratouch by Bonded Logic has 85% P.I. Recycled Material, Low VOC) or Cellulose, biobased (foam products) EAp2 Minimum Energy Perf., EAc1 Optimize Energy Perf., MRc3 BPDO Sourcing of Raw materials, EQC2 Low- Emitting Materials, MRC2 BPDO EPD, MRc3 BPDO Sourcing of Raw materials, MRC4 BPDO Material Ingredients

Galvanized mech. platform, stairs & guardrail
All equipment to be behind and below existing and new roof screens.

Roof screen to match building skin w/Landlord approval.	Steel Screening Product with recycled content MRc3 BPDO Sourcing of Raw Materials

Roofing modifications shall be per roofing manufacturer’s recommendations. Roof curbs and pads to be 8” high minimum.

Pursue all feasible options to reduce cooling loads so that the central plant can be designed in a more economic fashion. In some cases equipment may be downsized in comparison to the “standard” design.

All equipment to be behind and below (E) roof screen. See Division 5 for roof screen info.
Chiller must have an IPLV of 390 or better.	EAp2 Min Energy Perf., EAc1 Optimize Energy Perf.
HFC refrigerant. Avoid R-22 or R-123 if possible. No CFC refrigerant.	EAp4 Fundam Refrig Mgmt, LEED CS/NC: EAc6 Enhanced Refrig Mgmt
Cooling tower fans must be equipped with variable-speed drives. Approach to wet bulb temperature should be 7°F or less under full load conditions.	EAp2 Min Energy Perf., EAc1 Optimize Energy Perf.
Include integrated economizers on all air handlers capable of delivering 100% outside air. All AHUs shall be equipped with variable-speed drives.	EQp1 Minimum IAQ Perf EQc1 Enhanced IAQ Strategies
Minimum ventilation levels to be 30% greater than calculated using the ASHRAE 62.1-2007 Ventilation Rate Procedure. Areas with demand- controlled ventilation may use lower ventilation rates. Conference rooms and any other areas with occupant densities of 25 people/1000 sf or greater must have demand control ventilation that limits ambient CO2 to 1000 ppm. CO2 sensors must be certified to have accuracy of no less than 75 ppm and factory calibrated and certified that they do not need certification more than once every five years. Air distribution to be designed for low velocity (2000 fpm or less) supply air and (1000 fpm or less) return air, transfer air, make-up, and exhaust air.	EQp1 Minimum IAQ Perf EQc1 Enhanced IAQ Strategies

Chilled water and condenser water and hot water pumps must be equipped with premium efficiency motors and variable speed drives.	EAp2 Min Energy Perf., EAc1 Optimize Energy Perf.
Space heating condensing boilers must be >=92% efficient.	EAp2 Min Energy Perf., EAc1 Optimize Energy Perf.
Complete DDC control architecture. The system will operate over an open network protocol such as BACnet or LonWork. HVAC Controls : Automated Logic RS Standard room sensors or equal

Additional criteria include:
1.   The system shall interface with Boiler controls, chiller controls, all air- handlers, pumps, VAV boxes, and variable frequency drives.
2.   The system shall consist of a high-speed, peer-to-peer network of DDC controllers and a web-based operator interface.
3.   Depict each mechanical system and building floor plan by a point-and-click graphic.
4.  The system shall provide the ability to perform continuous Measurement and Verification of performance. As such, the system shall be able to configure trend sample or change of value interval, start time, and stop time for each system data object and shall be able to retrieve data for use in spreadsheets and standard database programs. Controller shall sample and store trend data and shall be able to archive data to the hard disk.
Acceptable manufacturers include Siemens, Johnson Controls, Trane, Automated Logic Corp., and Schneider Electric. Other manufacturers must be approved by Owner.

1. Separate zoning from interior and perimeter spaces, and
2. Each solar exposure must have separate zone control, and
3. Private offices and specialty occupancies (conference rooms, kitchens, etc.) must have active controls capable of sensing space use and modulating HVAC system in response to space demand.
EQC5 Thermal Comfort

Example LEED-Compliant adhesives and sealants: 1. Tremco Vulkem 116 Dark Tan, <162 g/L VOC 2. Ductmate Proseal/Fiberseal Duct Sealant, 0 g/L VOC	Must meet SCAQMD Rule 1168. CDPH V1.1-2010 VOC emission testing standards and / or Green Guard Gold Certified.	EQC2 Low Emitting Materials
3. Design Polymerics DP 2502 Water Based Duct Liner Adhesive, <16-20 g/L VOC

1- Sink Detail 2- Shade Housing Details 3- Tile Cove Base Detail

EXHIBIT D
SIGNAGE EXHIBIT
Tenant shall cause architectural and engineering drawings for each proposed sign to be prepared in sufficient detail and with sufficient load calculations for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. The exact size, design, color, location and materials of the Tenant’s signs on the Monument and exterior Building, will be determined by Landlord in its reasonable discretion, provided that Landlord will not unreasonably withhold, condition or delay its consent to a tenant sign which employs a design and color commonly used by such tenant for marketing purposes so long as it fits within the space allocated by Landlord, and so long as it is in keeping with the overall design scheme of the Premises. All signs shall comply with all applicable government laws and regulations and, prior to commencing the installation of any approved signage, Tenant shall provide Landlord evidence of approval from local architectural review board or similar, applicable governmental body. All signs shall comply with all applicable government laws and regulations and the 3045 Park Tenant Signage Guidelines dated April 25, 2019.
D-1

EXHIBIT E
SNDA

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:	) )
)
)
Mail Code:	)
)
)
Attn.:	)
)
Space above for Recorder’s Use
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
This Subordination, Non-Disturbance and Attornment Agreement (the “Agreement”) is dated as of the ___ day of ________________, 201_, between [_____________________], a [(together with its successors and/or assigns, “Lender”), and TRIPACTIONS, INC., a Delaware corporation (together with its permitted successors and/or assigns, “Tenant”), and is consented to by Landlord (as defined below).
RECITALS
A.    Tenant is the tenant under a certain lease (the “Lease”) dated as of _________________, with 3045 PARK PROPERTY LLC, a California limited liability company (together with all successors-in-interest, “Landlord”) or its predecessor in interest, of premises described in the Lease (the “Premises”) consisting of a certain office building located at 3045 Park Boulevard in Palo Alto, California and more particularly described in Exhibit A attached hereto and made a part hereof (such office building, including the Premises, is hereinafter referred to as the “Property”).
B.    Lender intends to make a loan to Landlord (the “Loan”) secured by a certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as the same may be amended, restated, supplemented, replaced or otherwise modified, the “Security Instrument”) by Landlord to the trustee named therein for the benefit of Lender, which Security Instrument shall encumber the Property and will be recorded with the clerk of the county in which the Property is located.
C.    Tenant acknowledges that Lender will rely on this Agreement.
E-1

AGREEMENT
For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    The Lease, as the same may hereafter be modified, amended or extended, and all of Tenant’s right, title and interest in and to the Premises and all rights, remedies and options of Tenant under the Lease, are and shall be unconditionally subject and subordinate to the Security Instrument and the lien thereof, to all the terms, conditions and provisions of the Security Instrument, to each and every advance made or hereafter made under the Security Instrument, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Security Instrument; provided, however, and Lender agrees, that so long as (a) no default by Tenant has occurred, subject to applicable notice and cure periods, that would entitle Landlord to terminate the Lease or would cause, without further action of Landlord, the termination of the Lease or would entitle Landlord to dispossess Tenant from the Premises, (b) the term of the Lease has commenced, (c) the Lease shall be in full force and effect and shall not have been otherwise modified or supplemented in any way without Lender’s prior written consent (other than amendments or modifications of the Lease arising out of Tenant’s exercise of any express right or option contained in the Lease), (d) Tenant attorns to Lender, which attornment is hereby acknowledged by Tenant as effective and self-operative, without the execution of any other instruments, subject to the non-disturbance provisions hereof, and (e) neither Lender nor its successors or assigns shall be liable under any warranty of construction contained in the Lease or any implied warranty of construction; then Tenant’s rights under the Lease, including, without limitation, Tenant’s possession of the Premises, shall not be disturbed by Lender and Lender will accept the attornment of Tenant.
2.    Notwithstanding anything to the contrary contained in the Lease, Tenant hereby agrees that in the event of any act, omission or default by Landlord or Landlord’s agents, employees, contractors, licensees or invitees that would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, or, except as permitted pursuant to the express terms of the Lease, to reduce the rent payable thereunder or credit or offset any amounts against future rents payable thereunder, Tenant will not exercise any such right (i) until it has given written notice of such act, omission or default to Lender by delivering notice of such act, omission or default, in accordance with this Agreement, and (ii) until a period of not less than thirty (30) days after the expiration for Landlord’s period for remedying such act, omission or default shall have elapsed. Notwithstanding the foregoing, in the case of any default of Landlord which cannot be cured within such thirty (30) day period, if Lender shall within such period proceed promptly to cure the same (including such time as may be necessary to acquire possession of the Premises if possession is necessary to effect such cure) and thereafter shall prosecute the curing of such default with diligence, then the time within which such default may be cured by Lender shall be extended for such period as may be necessary to complete the curing of the same with diligence. Lender’s cure of Landlord’s default shall not be considered an assumption by Lender of Landlord’s other obligations under the Lease. Unless Lender otherwise agrees in writing, Landlord shall remain solely liable to perform

Landlord’s obligations under the Lease (but only to the extent required by and subject to the limitation included with the Lease), both before and after Lender’s exercise of any right or remedy under this Agreement. If Lender or any successor or assign becomes obligated to perform as Landlord under the Lease, such person or entity will be released from those obligations when such person or entity assigns, sells or otherwise transfers its interest in the Premises or the Property.
3.    If Lender succeeds to the interest of Landlord or any successor to Landlord (such event, whether a foreclosure, deed-in-lieu of foreclosure or other acquisition, being referred to herein as a “Foreclosure”), in no event shall Lender (a) have any liability for any act or omission of Landlord or any other prior landlord under the Lease which occurs prior to the date Lender succeeds to the rights of Landlord under the Lease, nor any liability for claims, offsets or defenses which Tenant might have had against Landlord or any other prior landlord, (b) be obligated to complete or permit the construction of any improvements under the Lease, except for any obligation arising after Foreclosure and only for any construction or expenditure that a real estate mortgage investment conduit is allowed to make under Section 856(e)(4)(B) of the Internal Revenue Code of 1986, as amended and/or supplemented from time to time, and regulations and rulings thereunder (if applicable), except for those obligations that are of an ongoing nature (e.g., repair and maintenance) that are continuing on the date of such Foreclosure (“Continuing Defaults”). Notwithstanding any provision herein to the contrary, Tenant shall have any rights and remedies available under the Lease against Lender with respect to any and all Continuing Defaults, (c) be bound by any rents paid more than one month in advance to Landlord or any other prior landlord, except to the extent such payment was required by the express terms of the Lease to be paid in advance (such as estimated operating expense payments which are subsequently reconciled), (d) be liable for any money (including, without limitation, security deposits) deposited with Landlord or any other prior landlord, except to the extent received by Lender; or (e) be bound by any modification, amendment, extension or cancellation of the Lease not consented to in writing by Lender (other than amendments or modifications of the Lease arising out of Tenant’s exercise of any express right or option contained in the Lease); and further provided, that nothing herein shall negate the right of Lender after a Foreclosure to exercise the rights and remedies, including termination of the Lease, if applicable, of Landlord under the Lease upon the subsequent occurrence of an Event of Default by Tenant under the Lease beyond applicable notice and cure periods and otherwise in accordance therewith. As to any Event of Default by Tenant under the Lease existing beyond applicable notice and cure periods at the time of Foreclosure, such Foreclosure shall not operate to waive or abate any action initiated by Landlord under the Lease to terminate the same on account of such Event of Default. In no event shall Lender have any personal liability as successor to Landlord and Tenant shall look only to the estate and property of Lender in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as Landlord under the Lease, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease. Tenant agrees that Lender, as holder of the Security Instrument, and as Landlord under the Lease if it succeeds to that position, shall in no event have any liability for the performance or completion of any initial work or installations or for any loan or contribution or rent concession towards initial work, which are required to be made by Landlord (A) under the Lease or under any related Lease documents or (B) for any space which may hereafter become part of said Premises, and any such requirement shall be inoperative in the event Lender succeeds to the position of Landlord prior to the completion or performance thereof. Tenant further agrees with Lender that Tenant will not voluntarily subordinate the Lease to any lien or encumbrance without Lender’s prior written consent.
4.    All notices, demands, or other communications under this Agreement shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Agreement). Except when otherwise required by law, any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery). Any notice so given by mail shall be deemed to have been given as of the date of delivery established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given. Notwithstanding the foregoing, non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth hereinabove.

Lender:	[__________________] [__________________] [__________________] Attention: [___________] Facsimile: [___________]

With a Copy To:	[__________________] [__________________] [__________________] Attention: [_______________] Facsimile: [_______________]

Tenant:	TRIPACTIONS, INC. [__________________] [__________________] Attention: [_______________] Facsimile: [_______________]

Landlord:	3045 PARK PROPERTY LLC c/o Jay Paul Company Four Embarcadero Center, Suite 3620 San Francisco, CA 94111 Attention: Janette D’Elia Facsimile: [_______________]

With a Copy To:	[__________________] [__________________] [__________________] Attention: [_______________] Facsimile: [_______________]
5.    Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Security Instrument shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of Landlord to restore the real estate of which the Premises are a part shall, insofar as they apply to Lender, be limited to insurance proceeds or eminent domain awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards.
6.    Subject to Tenant’s non-disturbance rights as set forth hereinabove, Tenant hereby consents to the assignment of leases and rents from Landlord to Lender under the Security Instrument in connection with the Loan. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Tenant agrees that upon receipt of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. Landlord hereby releases and discharges Tenant of and from any liability to Landlord resulting from Tenant’s payment to Lender in accordance with this Agreement.
7.    This Agreement may be executed by in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of New York.
8.    The Lease shall not be assigned by Tenant, modified, amended or terminated (except a termination that is permitted in the Lease without Landlord’s consent) without Lender’s prior written consent in each instance.

9.    The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed-in-lieu of foreclosure, and their successors and assigns, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Landlord.
10.    If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.
11.    Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. This Agreement may be executed in counterparts. This Agreement shall be construed in accordance with the laws of the State of California. The person executing this Agreement on behalf of Tenant is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.
12.    Any capitalized terms used and not defined herein have the same meanings ascribed to such terms in the Lease.

Witness the execution hereof as of the date first above written.

LENDER: [__________________]

By:
Name:
Title:

TENANT:

TRIPACTIONS, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule “A”
Description of Landlord’s Premises
ALL THAT CERTAIN REAL PROPERTY lying, being and situated in the City of Palo Alto, County of Santa Clara, and State of California, more particularly described as follows:
[To be attached]

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of California                                           )
County of ____________________________)
On _____________________, before me, _____________________________, a Notary Public, personally appeared _________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _____________________________________

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of California                                           )
County of ____________________________)
On _____________________, before me, _____________________________, a Notary Public, personally appeared _________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _____________________________________

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of California                                           )
County of ____________________________)
On _____________________, before me, _____________________________, a Notary Public, personally appeared _________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _____________________________________

EXHIBIT F
ESTOPPEL CERTIFICATE
[Letterhead of Tenant]

ESTOPPEL	CERTIFICATE
[Date]
[Lender Name]
[Lender Address]
[Lender Address]
Attn: [Loan Officer]

RE:	[Loan	No.	_______]
Premises at [______], Palo Alto, CA _______
Ladies and Gentlemen:
It is our understanding that you have placed a mortgage upon the subject Premises and as a condition precedent thereof have required this certification of the undersigned.
The undersigned, as Tenant, under that certain lease dated _________, 20__, made with 3045 PARK PROPERTY LLC, as Landlord (the “Lease”), hereby ratifies said Lease and certifies that:
1.    The “Commencement Date” of said Lease is _________, 20__; and
2.    The undersigned is presently solvent and free from reorganization and/or bankruptcy; and
3.    The operation and use of the premises do not involve the generation, treatment, storage, disposal or release of a hazardous substance or a solid waste into the environment other than to the extent necessary to conduct its ordinary course of business in the premises and in accordance with all applicable environmental laws, and that the premises are being operated in accordance with all applicable environmental laws, zoning ordinances and building codes; and
4.    The current base rental payable pursuant to the terms of said Lease is ______($____); and
5.    Said Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way except _____________ and neither party thereto is in default thereunder beyond applicable notice and cure periods; and
6.    The Lease described above represents the entire agreement between the parties as to the leasing of the Premises; and

7.    The term of said Lease expires on ________, 20__; and
8.    All conditions under said Lease to be performed by the Landlord have been satisfied, including, without limitation, all co-tenancy requirements thereunder, if any; and
9.    All required contributions by Landlord to Tenant on account of any tenant improvements have been received; and
10.    To the actual knowledge of Tenant, on this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of said Lease by the Landlord; and
11.    No rental has been paid in advance except pursuant to the terms of the Lease; and
12.    Tenant’s Rentable Area is ________ square feet;
13.    The most recent payment of Base Rent was for the payment in the amount of ____________($_____) due on ________, 20__, and all Base Rent and Additional Rent payable pursuant to the terms of the Lease have been paid up to said date; and
14.    Any capitalized terms used and not defined herein have the same meanings ascribed to such terms in the Lease.

Very truly yours,

TRIPACTIONS, INC., a Delaware corporation

By:
Its:

EXHIBIT G
RULES AND REGULATIONS
1.    Tenant and Tenant’s employees shall not in any way obstruct the sidewalks, entry passages, pedestrian passageways, driveways, entrances and exits to the Project. Except as expressly set forth in the Lease, no tenant and no employee or invitee of any tenant shall go upon the roof of the Building without Landlord’s consent or make any roof or terrace penetrations. Tenant shall not allow anything to be placed on the outside terraces or balconies without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.
2.    Any sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the Common Area of the Project shall not be covered or obstructed by the Tenant. Water closets, urinals and wash basins shall not be used for any purpose other than those for which they were constructed, and no rubbish, newspapers, food or other substance of any kind shall be thrown into them. Except in connection with ordinary and customary interior decorating, Tenant shall not mark, drive nails, screw or drill into, paint or in any way deface the exterior walls, roof, foundations, bearing walls or pillars without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed pursuant to the terms of the Lease. The reasonable and actual, out-of-pocket expense of repairing any breakage, stoppage or damage resulting from a violation of the foregoing rule shall be borne by Tenant.
3.    Except as otherwise set forth in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.
4.    Except as consented to in writing by Landlord or in accordance with Building standard improvements or the terms of the Lease, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.
5.    Tenant shall maintain the internal window shades on the first and second floors of the west elevation of the Building that screen from view light and glare to the adjacent residential use. The shades shall be automatically-timed to unfurl no later than 6:00 p.m. and shall remain drawn until at least 6:00 a.m. the following day. No awning or shade shall be affixed or installed over or in the windows or the exterior of the Premises except with the consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.
6.    Tenant agrees to reasonably cooperate with Landlord, and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper function and protection of the Building HVAC system; provided, however, that such rules shall be applied and enforced in a uniform manner. Tenant agrees not to connect any apparatus, device, conduit or
G-1

pipe to the Building chilled and hot water air conditioning supply lines. Subject to Tenant’s rights under the Lease, Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of the Building or unreasonably tamper with, touch or otherwise affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s unreasonably tampering with room thermostats, defects in the HVAC system as installed by Tenant, or Tenant’s failure to comply with its obligations under this Section, or Tenant’s heat or cold generation in excess of that which is customary for general office use.
7.    Subject to Tenant’s rights under Section 17.21(b) of the Lease, Tenant shall not do anything in the Premises, or bring or keep anything therein, which will in any way increase the risk of fire or the rate of fire insurance or which shall conflict with the regulations of the fire department or the law or with any insurance policy on the Premises or any part thereof, or with any rules or regulations established by any administrative body or official having jurisdiction, and it shall not use any machinery therein, even though its installation may have been permitted, which may cause any unreasonable noise, jar, or tremor to the floors or walls, or which by its weight might injure the floors of the Premises.
8.    If Tenant desires telegraphic, telephonic, burglar alarm or similar services, Tenant first shall obtain Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and shall comply with Landlord’s commercially reasonable instructions for their installation.
9.    Tenant shall not place a load upon any floor of the Premises which exceeds the maximum load per square foot which the floor was designed to carry and which is allowed by Applicable Law. Tenant’s business machines and mechanical equipment which cause noise or vibration which may be transmitted to the structure of the Building or to any space therein, and which is reasonably objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.
10.    Tenant shall not use or keep in the Premises any Hazardous Materials, except as expressly permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner reasonably offensive or objectionable to Landlord by reason of noise, odors or vibrations.
11.    Landlord may reasonably limit weight, size and position of all safes, fixtures and other equipment used in the Premises. If Tenant shall require extra heavy equipment, Tenant shall notify Landlord of such fact and shall pay the cost of structural bracing to accommodate it. All damage done to the Premises or Project by installing, removing or maintaining extra heavy equipment shall be repaired at the expense of Tenant.
12.    Intentionally omitted. [The foregoing language was confusing]

13.    No machinery of any kind will be allowed in the Premises without the written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. This shall not apply, however, to customary office equipment or trade fixtures or package handling equipment.
14.    All freight must be moved into, within and out of the Project only during such reasonable hours and according to such reasonable regulations as may be posted from time to time by Landlord.
15.    Except as provided in the Lease, no aerial or satellite dish or similar device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. Any aerial so installed without such written consent shall be subject to removal without notice at any time.
16.    All garbage, including wet garbage, refuse or trash shall be placed by the Tenant in the receptacles appropriate for that purpose and only at locations prescribed by the Landlord and in accordance with Landlord’s reasonable refuse and recycling plan as may be amended from time to time.
17.    Tenant shall not burn any trash or garbage at any time in or about the Premises or any area of the Project.
18.    Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, unless Tenant receives the prior written consent of Landlord.
19.    Landlord shall not be liable for damages for any error in admitting or excluding any person from the Building. Landlord reserves the right to prevent access to the Building by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion.
20.    Tenant shall observe all reasonable security regulations issued by the Landlord and comply with reasonable instructions and/or directions of the duly authorized security personnel for the protection of the Project and all tenants therein, except to the extent such regulations unreasonably or materially limit Tenant’s right of access to the Premises and Project’s Parking Facilities as provided in the Lease.
21.    Landlord will furnish Tenant, free of charge, with two (2) keys to Tenant’s premises entrance. Tenant shall deliver to Landlord, upon the termination of its tenancy, the keys to all locks for doors on the Premises, along with all of the cards for the card key system to the Building and in the event of loss of any keys or cards furnished by Landlord, shall pay Landlord therefor.
22.    Tenant’s requests for assistance will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from

Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
23.    Tenant shall not leave vehicles in the Parking Facilities serving the Building overnight (provided that such overnight parking is permissible in connection with any of Tenant’s employees who are engaged in extended business travel and wish to parking their car overnight at the Premises for the sake of convenience during such business travel period), nor park any vehicles in the Parking Facilities serving the Building, other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Tenant, its agents, employees and invitees shall not park any one (1) vehicle in more than one (1) parking space.
24.    Tenant shall cause its movers to use only the entry doors and elevators reasonably designated by Landlord. If Tenant’s movers damage the elevator or any other part of the Project, Tenant shall pay to Landlord the amount required to repair the damage.
25.    Any requirements of the Tenant will be considered only upon written application to Landlord at Landlord’s address set forth in the Lease.
26.    No waiver of any rule or regulation by Landlord shall be effective unless expressed in writing and signed by Landlord or its authorized agent.
27.    Landlord reserves the right to exclude or expel from the Project any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act causing a danger to the Project or others.
28.    Tenant shall cooperate with Landlord’s commercially reasonable requirements to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.
29.    Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building (but not more than once during the Term).
30.    Subject to the terms and conditions of the Lease, Landlord reserves the right at any time to change or rescind any one or more of these rules and regulations or make such other and further reasonable, non-discriminatory rules and regulations as in Landlord’s judgment may from time to time be necessary for the operation, management, safety, care and cleanliness of the Project and the Premises, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants of the Project. Subject to the terms and conditions of the Lease, Landlord shall not be responsible to Tenant or the any other person for the non-observance or violation of the rules and regulations by any other tenant or other person. Tenant shall be deemed to have read these rules and have agreed to abide by them as a condition to its occupancy of the Premises. Notwithstanding anything to the contrary contained herein, Landlord agrees that the rules and regulations for the Project shall not be (i) modified or enforced in any way by Landlord so as to unreasonably and materially interfere with Tenant’s Permitted Use set forth in this Lease or Tenant’s access to the Premises or Project Parking Facilities, or (ii) discriminatorily enforced against Tenant and not against other tenants of the Project.

31.    Tenant shall abide by any additional rules or regulations which are ordered or requested by any governmental or military authority.
32.    In the event of any conflict between these rules and regulations, or any further or modified rules and regulations from time to time issued by Landlord, and the Lease provisions, the Lease provisions shall govern and control.
33.    No smoking is allowed within 25 feet from all entries, outdoor air intakes, and operable windows.

EXHIBIT H
LICENSE AGREEMENT
OFFICE SPACE LICENSE
(3045 Park Boulevard)
THIS OFFICE SPACE LICENSE (“Office License”), which is effective for all purposes as of______________, 20__ (the “Effective Date”), by and between TRIPACTIONS, INC., a Delaware corporation (“Licensor”) and __________ (as more particularly described below, “Occupant”) (together, the “Parties”).
RECITALS
A.    Licensor leases space in that certain building (the “Building”) located at ______________ in Palo Alto, California from 3045 PARK PROPERTY LLC, a California limited liability company (“Owner”) pursuant to that certain Triple Net Space Lease (Single-Tenant) dated ____________________, 20__ (the “Lease”).
B.    Occupant desires to use certain work station(s) and other amenities in a portion of the _______ floor of the Building. The portion of the Building which Occupant shall be entitled to access pursuant to this Office License is hereinafter referred to as the “Work Area.” The portion of the Work Area which Occupant is licensed to use pursuant to this Office License is hereinafter referred to as the “License Area.”
C.    In connection with the foregoing, Licensor desires to grant Occupant a license to use the License Area, and Occupant desires to accept such license, on the terms and provisions provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and in consideration of the Parties’ other promises and other good and valuable considerations, the receipt of which is hereby acknowledged, Licensor and Occupant hereby covenant and agree as follows:
AGREEMENT
1.    TERM & TERMINATION: Occupant licenses from Licensor the License Area as specified on Exhibit A to this Office License on the terms and conditions contained within this Office License. Occupant’s license shall commence on the Start Date specified on Exhibit A of this Office License (“Start Date”‘) and continue for the Term as specified on Exhibit A of this Office License. Licensor reserves the right to change the License Area to another area within the Work Area at any time upon five (5) business days’ notice to Occupant. If Licensor is unable to deliver access to the License Area on the Start Date, such date shall be extended to the date on which access is made available to Occupant. This Office License may be terminated by Licensor immediately with written notice from Licensor to Occupant if Occupant is in breach of one its obligations which cannot be remedied or which Licensor has given the Occupant notice to remedy and which the Occupant has failed to remedy within ten (10) days of that notice or in the event that the conduct of Occupant, or that of some at the Building with the permission or invitation of Occupant, is incompatible with Licensor’s use.
2.    USE: Occupant agrees to use the License Area solely for general office and research and development only, and for no other uses. Occupant shall not have the right to any exterior or monument signage on, outside or around the Building, or any other signage visible from outside of the Building.
3.    SUBORDINATION: This Office License and the terms thereof are subordinate and subject to the terms of any lease of the License Area and other portions of the Building to Licensor by Owner.
4.    CONDITION OF LICENSE AREA: Occupant hereby accepts the License Area in its condition existing as of the date of this Office License (as such condition may change in the future) “AS-IS” and “WITH ALL FAULTS”.
5.    UTILITIES: Licensor agrees to pay for water, gas, light, power, trash disposal and janitorial services for the Work Area. Occupant covenants and agrees that it will use the utilities in a commercially reasonable manner and will not generate more trash than typically associated with general office uses.
6.    RULES/REGULATIONS: Occupant agrees to comply with all Rules and Regulations of Licensor and Owner which are at any time posted on the entrance to the Building or on the Work Area or that are delivered to Occupant. Occupant, and/or Occupant’s invitees, shall not disturb, annoy, endanger, or interfere with other occupants of the Building or neighbors, or use the License Area or the Building for any unlawful purposes, or violate any law or ordinance, or commit a waste or nuisance therein. Occupant acknowledges that they have received the most recent version of the Rules and Regulations, and all future versions are incorporated herein as part of this Office License. Except as permitted in advance in writing by Licensor, Occupant shall not use the name “Meta” in any way in connection with its business.
7.    MAINTENANCE: Occupant shall properly use, operate, and safeguard Licensor’s property, including but not limited to furniture, furnishings, appliances, and all mechanical, electrical, gas and plumbing fixtures, and keep them clean and sanitary. Occupant shall immediately notify Licensor, in writing, of any problem, malfunction or damage to any area within the License Area and/or Work Area. Occupant shall pay for all repairs or replacements caused by Occupant, or Occupant’s invitees, excluding ordinary wear and tear. Occupant shall pay for all damage to the License Area and/or Work Area as a result of Occupant’s failure to report a problem in a timely manner.
8.    ALTERATIONS: Occupant shall not make any alterations in or about the License Area or Work Area without the prior written consent of Licensor, including: painting, wallpapering, adding or changing locks, installing antenna or satellite dish, placing signs, displays or exhibits, or using screws, fastening devices, large nails or adhesive materials. Additionally, Occupant shall not install cabling, IT or telecom connections without the advanced written consent of Licensor, which may be withheld at Licensor’s sole discretion. If required by Licensor, Occupant shall, upon the expiration or earlier termination of this Office License, remove any alterations and repair and restore any damage to the Building necessitated thereby.
9.    ENTRY: Occupant shall make the License Area available to Licensor, or its representatives, for the purpose of making necessary or agreed repairs, decorations, alterations, or improvements, or to supply necessary or agreed services, or to show the License Area to the Owner of the Building, the lessor of the Building, prospective or actual purchasers, Occupants, mortgages, lenders, appraisers, or contractors.
10.    OCCUPANT’S OBLIGATIONS UPON VACATING LICENSE AREA: Upon termination of this Office License, Occupant shall: (a) give Licensor all key cards or opening devices to the Building, Work Area and License Area, including any common areas; (b) vacate the License Area or Work Area and surrender it to Licensor empty of all persons; (c) vacate any/all parking and/or storage space(s); (d) deliver all accommodations and the License Area to Licensor in the same condition as received by Occupant (reasonable wear and tear excepted); (e) give written notice to Licensor of Occupant’s forwarding address, and (f) restore all alterations as required by the terms of this Office License, and agree that all improvements installed by Occupant, with or without Licensor’s consent, become the property of Licensor upon termination if Licensor does not otherwise require their removal. Any personal property of Occupant which remains in the License Area after termination of this Office License may, at option of Licensor, be deemed to have been abandoned by Occupant and may either be retained by Licensor as its own property or be disposed of without accountability in any such manner as Licensor may see fit. This paragraph shall constitute a waiver by Occupant of any rights afforded by California Civil Code sections 1980 through 1991.
11.    NO REAL PROPERTY INTEREST: This Office License does not grant Occupant any interest in the real property at the Building, including, without limitation, a tenancy interest or leasehold estate. Occupant has no right to access to the License Area, or any portion thereof, beyond the expiration or earlier termination of this Office License. This Office License shall be subject and subordinate in all respects to the Lease, and shall terminate automatically upon any termination of the Lease.
12.    INSURANCE AND WAIVER/RELEASE: Occupant’s personal property and vehicles are not insured by Licensor and Owner against loss or damage due to fire, theft, vandalism, rain, water, criminal or negligent acts, or any other cause. Occupant specifically acknowledges, and this waiver/release clause further applies, to the fact that the nature of this Office License is for an open space work area that cannot be locked, and therefore only Occupant, and not Licensor or Owner is responsible for all of Occupant’s personal property, business documents, equipment, office supplies, and any other items kept within the License Area or Work Area, and Occupant specifically waives all claims relating to its personal and business property, and specifically releases Licensor or Owner from all such liability. Occupant agrees to carry Occupant’s own insurance policy (Personal Property Insurance) to protect Occupant from any risk of loss, and is to name Licensor and Owner as additional insureds. Additionally, Occupant must obtain, and maintain in effect through the term of this Office License, a commercial general liability insurance policy providing continuous coverage in the amount of at least $1,000,000 per occurrence, and $2,000,000.00 in the aggregate, which names Licensor and Owner as additional insureds. Occupant agrees to provide endorsed certificates of insurance, in which Licensor and Owner are named as additional insureds, prior to taking access under this Office License, regardless of the Start Date, and upon renewal of that insurance. The limits of insurance carried by Occupant shall not, however, limit the liability of Occupant, nor relieve Occupant, of any obligation hereunder. If at any time while accessing the License Area Occupant is unable to produce evidence of its insurance required hereunder, Licensor may provide Occupant with a notice of breach, and allow Occupant five (5) days to cure said breach.
13.    TRANSFERS: This Office License is personal to Occupant and cannot be transferred to anyone else. Occupant shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublicense all or any part of Occupant’s interest in this Office License. Any assignment or sublicensing shall be a noncurable breach of this Office License without necessity of any notice and grace period and this Office License shall terminate automatically.
14.    INDEMNITY & LIMITATION OF LIABILITY: Occupant shall indemnify, protect, defend and hold harmless Licensor and Owner and their shareholders, agents, managers, invitees, members, partners and lenders and any superior landlords or persons with an interest in the real property (“Indemnitees”), from and against any and all claims, loss of rents, damages, personal injuries, liens, judgments, penalties, costs (including reasonable attorneys’ and consultants’ fees), actual out of pocket expenses and/or liabilities arising out of, involving, or in connection with, the use or occupancy of the License Area or Work Area or Building by Occupant or Occupant’s invitees, including any alleged act, failure to act or negligence of Indemnitees, excluding claims arising from the gross negligence and willful misconduct of Licensor or its employees. Further, neither Licensor nor Owner shall be liable for any damage or injury to Occupant or any Occupant’s invitees, or any damages to the property or any loss of personal property of Occupant or Occupant’s invitees, occurring within the License Area or Work Area and/or any part of the Building, excluding claims arising from the gross negligence and willful misconduct of Licensor or its employees. In addition, neither Licensor nor Owner is liable for any loss or damage to Occupant’s vehicles, and/or the vehicles of Occupant’s invitees, due to fire, theft, vandalism, rain, water, criminal or negligent acts, or any other cause while parked at the Building, excluding claims arising from the gross negligence and willful misconduct of Licensor or its employees. Each party waives the right of subrogation against the other party. LICENSOR’S LIABILITY ARISING OUT OF THIS OFFICE LICENSE SHALL BE LIMITED TO THE TOTAL FEES PAID BY OCCUPANT TO LICENSOR PURSUANT TO THIS OFFICE LICENSE. IN NO EVENT SHALL LICENSOR BE LIABLE TO OCCUPANT OR OCCUPANT’S INVITEES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, AND/OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LAW. The provisions of this paragraph 14 shall survive the expiration or earlier termination of this Office License.
15.    BROKERS. Each Party hereto represents and warrants that it has dealt with no broker in connection with this Office License and the transactions contemplated herein. Each Party shall indemnify, protect, defend and hold the other Party harmless from all costs and expenses

(including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty.
16.    NO THIRD PARTY RIGHTS. The benefit of the provisions of this Office License is expressly limited to Occupant, on the one hand, and Licensor and its successors and assigns, on the other hand; provided, however, that Owner is an express beneficiary of the terms in which Owner is specifically named herein. Except as provided above, under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.
17.    COUNTERPARTS. This Office License may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one Office License.
18.    MISCELLANEOUS. It is the intention of the Parties hereto that this Office License (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of California, without regards to its conflicts of laws principles. The Parties agree to submit any claims related to or arising out of this Office License to the exclusive venue of the state and federal courts having jurisdiction over Santa Clara County, California. IN ANY ACTION OR PROCEEDING ARISING UNDER THIS OFFICE LICENSE, LICENSOR AND OCCUPANT HEREBY CONSENT, IN THE INTEREST OF SAVING TIME AND EXPENSE, TO A TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS OFFICE LICENSE, THE RELATIONSHIP OF LICENSOR AND OCCUPANT, OCCUPANT’S USE OR OCCUPANCY OF THE LICENSE SPACE, ANY CLAIM FOR INJURY OR DAMAGE, AND/OR ANY EMERGENCY OR STATUTORY REMEDY.
19.    ENTIRE CONTRACT. Time is of essence. All prior agreements between Occupant and Licensor are incorporated in this Office License, which constitutes the entire contract. This Office License is intended as a final expression of the Parties’ agreement, and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. If any of the provisions of this Office License are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the validity, legality, and enforceability of the remaining provisions of this Office License shall continue in full force and effect to the extent the economic benefits conferred upon the Parties by this Office License remain substantially unimpaired.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Office License as of the Effective Date.

Licensor:	Occupant:

TRIPACTIONS, INC.,
a Delaware corporation

By:
By:
Name:
Name:
Title:
Title:
Date:
Date:

EXHIBIT A
LICENSE DETAILS
Office Space. Licensor hereby grants to Occupant, and Occupant hereby accepts from Licensor, a license to use and occupy the License Area, as more particularly described below. Notwithstanding the descriptions below, Licensor reserves the right to relocate Occupant from time to time upon prior notice.
STANDARD MONTHLY LICENSE FEE

Floor #	License Fee	Suite*	Number of Workstations	Description	Total
1			1		$ -
Other Charges	$ -		0		$ -
Total    $

Start Date:	Enter Above	End Date:	Enter Above
Informative Pricing - Actual price will be charged after services are installed or rendered

ADDITIONAL SERVICES	Quantity	Unit Price	TOTAL

Key Card Activation Fee	0.00		$-	Gray Lines are monthly recurring charges

Office Key Deposit	0.00		$-

Phone (Voice)	0.00		$-

Phone Set Up Fee	0.00		$-	Non-recurring fees will be charged at the end of the month

Long Distance Unlimited Nationwide Package	0.00		$-

Fax (Analog Line)	0.00		$-

Fax Set Up Fee	0.00		$-

Combo (Line, VM, Internet 256KB)	0.00		$-

ADDITIONAL SERVICES	Quantity	Unit Price	TOTAL

Combo Set Up Fee	0.00		$-

Internet	0.00		$-

Internet set Up Fee	0.00		$-

Ethernet-1Mbps (1Mbps download, 0.5 Mbps upload)	0.00		$-	Symmetric service available ask for this and other data center services

Ethernet-2Mbps (2Mbps download, 0.5 Mbps upload)	0.00		$-

Ethernet-3Mbps (3Mbps download, 1 Mbps upload)	0.00		$-

Ethernet Set Up Fee	0.00		$-

Internal Triangle Sign Fee	0.00		$-

PAYMENT FOR ADDITIONAL SERVICES (as listed on this page, and not including rent)	$-
TOTAL MONTHLY PAYMENT (Including Standard Monthly License fee, and recurring Additional Services)	$-
[End of page.]

SCHEDULE 1
LANDLORD’S WORK
Landlord shall install twelve (12) Floor Cores/Electrical Drops on each floor of the Building (i.e., a total of twenty-four (24)) to support Tenant’s workstation layout. [NTD: Landlord acknowledges Landlord’s obligation to install the window shades, but not as part of the Landlord’s Work that establishes the Commencement Date] Tenant shall deliver a furniture plan for the Premises to Landlord no later than June 15, 2022 (the “Furniture Plan Deadline”). Any day after the Furniture Plan Deadline that Tenant delivers such furniture plan to Landlord shall be an event of Tenant Delay that will accelerate the Commencement Date of the Lease one (1) day for each such date of Tenant Delay.

SCHEDULE 2
LANDLORD’S FF&E

3045 Park Ave, Palo Alto - Interior Furniture Inventory

Manufacturer	Qty	Product Description	Location/Tag	Image

Industry West	4	Industry West Kerry Lounge Chair 28.7”W x 29.9”D x 32.6”H, 18.8”H Leather: Brown Frame: Wood	Lobby

Blu Dot	1	Free Range Round Coffee Table 34”Dia x 14”H Top: Honed Carrara Marble Base: Solid Walnut	Lobby

DWR	2	Hew Side Table, Form D 14.25”W x 12.5”D x 18”H Finish: Walnut	Lobby

RH	1	RH Tasmal Sisal Rug 9W x 12’D x .35”thick Color: TBD	Lobby

Industry West	2	Industry West 70.8”W x 19.7”D x 13.8”H Cushions: Leather Seat: Wood Base: m Steel	Lobby

Blu Dot	1	Sunday Couch 102”W x 40”D x 30”H, 17”SH Fabric: Charcoal	Huddle Room

DWR	2	T.710 Small Side Table 17.32”W x 19.29”D x 20.86”H Top: Walnut Base: Black Powder Coat	Huddle Room

Fredericia	2	Swoon Chair 35.43”W x 34.84”D x 32.87”H, 16.34”SH Fabric: Fiord 2 322 Legs: Walnut Lacquered	Huddle Room

DWR	1	Hew Side Table, Form D 14.25”W x 12.5”D x 18”H Finish: Walnut	Huddle Room

Enwork	6	ebench Conference Table Electrical Not Included 60”sq Top: Walnut Veneer Base: Black	Conference Rooms

Blu Dot	2	Clad 3‐Door Credenza 72”W x 18”D x 29”H Finish: Walnut/Oblivion	Conference Rooms

Ideal	4	Custom Counter Height Table, No Castors Electrical Not Included 66”W x 36”D x 36”H Top: Walnut Wood Base: Powder Coat	1st and 2nd Floor Break Rooms

Allermuir	8	Kin Counter Stool Low Back, Wood Base Poly Shell: Haze Base: Walnut stained Ash	1st and 2nd Floor Break Rooms

Allermuir	4	470 Dining Table 36”sq x 29”H Top: Formica White Laminate Base: Black	1st and 2nd Floor Break Rooms

Allermuir	16	Kin Side Chair High Back, Wood Base Poly Shell: Haze Base: Walnut stained Ash	1st and 2nd Floor Break Rooms

Industry West	1	Cortina Bench 70.8”W x 19.7”D x 13.8”H Cushions: Leather Seat: Wood Base: Steel	2nd Floor Elevator Lobby

DWR	1	Hew Side Table, Form D 14.25”W x 12.5”D x 18”H Finish: Walnut	2nd Floor Elevator Lobby

Expormim	4	Expormim Outline Dining Chair 24.5W” x 23.25D” x 32”H Rope: Ivy Frame: Graphite	Outdoor

Andreu World	2	Andreu World Reverse Outdoor Table 31.5”Dia x 29”H Top: CEGA Sand Grey Technical Stone Base: Poly, Black	Outdoor

Expormim	4	Outline Lounge Chair W 35.5” x D 27.5” x H 31” x Seat H 14.5” Rope: Ivy Frame: Graphite	Outdoor

Andreu World	2	Reverse Outdoor Table 17.75”Dia x 17.75”H Top: CEGA Sand Grey Technical Stone Base: Poly, Black	Outdoor

Herman Miller	28	Setu Conference Chair - Mesh Lyris 2 Alpine/Arms/Frame Base: Graphite	Conference Rooms

ACCESSORIES

		Black Knot Scupture (2)	Lobby

	1	2 Piece Brown/Blue Floor vases	Huddle Room

	2	Telma Color Block Lumbar Pillows Set of 2	Huddle Room

	2	Reactive Blue Glaze ceramic bottle	1st and 2nd Floor Break Rooms

	2	9” round Amber Glass Vase	1st and 2nd Floor Break Rooms

	2	Shore Birds	1st and 2nd Floor Break Rooms

	2	Cel Gourd Vase with Handle	Conference Rooms

	2	Metal Leaf Sculpture	Conference Rooms

	2	Black Metal Leaf Scultpure	Conference Rooms

Loll	5	Lollygagger Lounge Chair - Leaf Green	outside patio

Loll	3	Lollygagger Lounge Chair - Charcoal Grey	outside patio	3

Loll	2	Lollygagger Round Side Table - Charcoal Grey	outside patio	2

Loll	1	Lollygagger Round Coffee Table - Charcoal Grey	outside patio	1

Modern Outddoor Designs	5	Club Chair - “Luma” - Mineral Blue	outside patio	5

Modern Outdoor Designs	1	Sofa - “Luma” - Mineral Blue	outside patio	1

Modern Outdoor Designs	2	High Coffee Table “Luma” - White Polyboard	outside patio	2

Terra Amico	5	Café Table - “Douglas Fir Top” - Douglas Fir/Dark Gray	outside patio	5

Janus et Cie	20	Café Chair “Forest Armchair” - White	outside patio	20

SCHEDULE 3
3045 PARK, PALO ALTO
LANDLORD VS. TENANT MAINTENANCE AND REPAIR OBLIGATION
MATRIX
Landlord is responsible for the maintenance and repair of base building systems to the point of connection to the Premises, as well as the building envelope and common areas, including the parking garage. Additional detail is provided below.

MAINTENANCE RESPONSIBILITY	LANDLORD	TENANT	NOTES
Doors - Exterior - Base Building	X		Base Building doors consists of: entry/lobby doors, exterior stairwell doors, rooftop windscreen door, MPOE door, trash enclosure roll up door, and garage roll up grate.
Doors - Exterior – Any installed as part of Tenant’s Tenant Improvements		X
Doors - Interior - All		X
Electrical - Base Building Switch Boards and Electrical Panels	X		TT is responsible for breakers and electrical infrastructure that feeds TT loads off the Base Building panels.
Electrical - Interior - Subpanels, Electrical Outlets, Conduits, Wiring		X
Electrical - EV Charging Stations		X	Tenant is responsible for contracting for and maintaining charging station use.
Elevators - Interior Cab Maintenance		X	Includes cab lighting replacement, stainless steel polishing, wood panel repair/maintenance, flooring.
Elevators - Maintenance/Repairs by Kone Elevator	X
Elevators - Permits	X
Elevator - Annual Testing by State of California	X
Fire Life Safety - Garage Co2 Monitoring System	X		Co2 monitoring system consist of: control panel, sensors and garage exhaust fan.

Fire Life Safety – Fire Dampers - Base Building	X
Fire Life Safety - DAS System	X
Fire Life Safety - Fire Extinguisher	X
Life Safety - Inverter	X
Fire Life Safety - Monitoring		X
Fire Life Safety - Quarterly, Semi-Annual & Annual Inspection/Test	X
Fire Life Safety - Smoke Detectors	X
Fire Life Safety - Wet Sprinklers	X
HVAC - Maintenance - Base Building	X
HVAC - Controls	X		Building has an ALC Building Automation System. TT is responsible for making any necessary zone temperature adjustments.
HVAC - Supplemental - Cooling Systems		X
HVAC - Filter Replacement - Base Building	X
HVAC - Water Treatment - Supplemental Cooling Units		X
Janitorial - Exterior	X		LL will contract to have janitorial one day a month for cleaning exterior walkways, patios, monument signs, etc. TT is responsible for maintaining any outdoor furniture.
Janitorial - Interior		X
Landscaping - Interior		X
Landscaping - Exterior	X
Lighting - Exterior	X
Lighting - Interior Control Systems		X	Building has Enlighted Control System. TT will be responsible for programming and maintenance.

Lighting - Interior		X	Excludes lighting in FCC room, main electrical room, elevator control room.
Pest Control - Exterior	X
Pest Control – Interior		X
Plumbing - Base Building - Maintenance	X		Base Building includes domestic water pumping station controls and pumps, and domestic hot water heater.
Plumbing - Interior - Maintenance		X	Branch lines off Base Building. Includes restrooms, kitchens, grease interceptors, plumbing fixtures, water fountains.
Plumbing - Base Building - Sewer	X		Sewer from building to street.
Plumbing - Interior Sewer		X	Branch lines off Base Building. Includes restrooms, kitchens, grease interceptors.
Plumbing - Backflow Devices	X
Plumbing - Storm water Sump Pumps	X
Roof - Membrane	X
Security, including Access Controls		X
Walls - Exterior	X
Walls - Interior		X
Windows - Exterior	X
Windows - Interior, INCL Sidelight Glass		X
Windows – Mechanical Shades		X
Windows - Damaged due to Tenant work/TIs		X
Window Washing - Exterior	X
Window Washing - Balcony		X
NOTE: Fire Life Safety - If TT installs any supplemental equipment that ties into the FLS system, it will be their responsibility to properly coordinate it’s installation, maintenance, testing & repairs with LL management.

SCHEDULE 4
GARAGE STORAGE AREA